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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
YUM! BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YUM! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky 40213

April 11, 2008

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2008 Annual Meeting of Shareholders of YUM! Brands, Inc. The meeting will be held Thursday, May 15, 2008, at 9:00 a.m., local time, in the YUM! Conference Center at 1900 Colonel Sanders Lane in Louisville, Kentucky.

The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. You may also read the Company's annual report and this notice and proxy statement on our Web site at www.yum.com/investors/annualreport.asp and www.yum.com/investors/proxy.asp.

To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the proxy statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

An admission ticket is attached to the accompanying proxy card. If you plan to attend the meeting, please bring your admission ticket or proof of your ownership of YUM common stock as of March 17, 2008 as well as a valid picture identification.

Sincerely,
David C. Novak Chairman of the Board and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 15, 2008—this notice and proxy statement is available at www.yum.com/investors/proxy.asp and the annual report is available at www.yum.com/investors/annualreport.asp.

YUM! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky 40213

Notice of Annual Meeting of Shareholders

Time:	9:00 a.m. on Thursday, May 15, 2008
Place:	YUM! Conference Center 1900 Colonel Sanders Lane Louisville, Kentucky 40213
Items of Business:	(1)	To elect thirteen (13) directors to serve until the 2009 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.
	(2)	To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending December 27, 2008.
	(3)	To approve an Amendment to the Company's Restated Articles of Incorporation to adopt majority voting for the election of directors in uncontested elections.
	(4)	To approve the 1999 Long Term Incentive Plan as amended through the Third Amendment, including approval of additional shares.
	(5)	To consider and vote on four shareholder proposals described in the attached proxy statement, if properly presented at the meeting.
	(6)	To transact such other business as may properly come before the meeting.
Who Can Vote:	You can vote if you were a shareholder of record as of the close of business on March 17, 2008.
Annual Report:	A copy of our 2007 Annual Report is enclosed.
Website:	You may also read the Company's annual report and this notice and proxy statement on our website at www.yum.com/investors/annualreport.asp and www.yum.com/investors/proxy.asp.
Date of Mailing:	This notice, the proxy statement and the form of proxy are first being mailed to shareholders on or about April 11, 2008.
By Order of the Board of Directors
Christian L. Campbell Secretary

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Shareholders also have the option of voting electronically through the internet or by telephone. Please read the accompanying proxy statement and the voting instructions printed on your proxy card for details about electronic voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is exercised.

If you hold your common stock in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on any of the proposals, except the election of directors and the ratification of the selection of KPMG LLP as our independent auditors for fiscal year 2008.

TABLE OF CONTENTS

GENERAL INFORMATION ABOUT THE MEETING	1
GOVERNANCE OF THE COMPANY	6
MATTERS REQUIRING SHAREHOLDER ACTION	13
Item 1: Election of Directors	13
Item 2: Ratification of Independent Auditors	17
Item 3: A Proposal to Approve an Amendment to the Company's Articles of Incorporation Requiring a Majority Vote for Election of Directors in Uncontested Elections	19
Item 4: A Proposal Relating to the Approval of the Company's Long Term Incentive Plan as amended through the Third Amendment	21
Item 5: Shareholder Proposal Relating to the MacBride Principles	32
Item 6: Shareholder Proposal Relating to an Advisory Shareholder Vote to Ratify Executive Compensation	35
Item 7: Shareholder Proposal Relating to Food Supply Chain Security and Sustainability	39
Item 8: Shareholder Proposal Relating to Animal Welfare	42
STOCK OWNERSHIP INFORMATION	44
EXECUTIVE COMPENSATION	47
Compensation Discussion and Analysis	47
Compensation Committee Report	64
Summary Compensation Table	65
All Other Compensation Table	69
Grants of Plan-Based Awards	70
Outstanding Equity Awards at Fiscal Year-End	72
Option Exercises and Stock Vested	74
Pension Benefits	74
DIRECTOR COMPENSATION	83
AUDIT COMMITTEE REPORT	84
ADDITIONAL INFORMATION	86

i

YUM! BRANDS, INC.

1441 Gardiner Lane

Louisville, Kentucky 40213

PROXY STATEMENT
For Annual Meeting of Shareholders To Be Held On
May 15, 2008

        The Board of Directors (the "Board of Directors" or the "Board") of YUM! Brands, Inc., a North Carolina corporation ("YUM" or the "Company"), solicits the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m. (Eastern Daylight Savings Time), on Thursday, May 15, 2008, in the YUM! Conference Center, at 1900 Colonel Sanders Lane, Louisville, Kentucky. This proxy statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors and most highly paid executive officers.

GENERAL INFORMATION ABOUT THE MEETING

What is the purpose of the annual meeting?

        At our annual meeting, shareholders will vote on several important Company matters. In addition, our management will report on the Company's performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting. As a shareholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this proxy statement.

Who may attend the annual meeting?

        All shareholders of record as of March 17, 2008, or their duly appointed proxies, may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Please refer to "How can I attend the meeting?" on page 4 for information about what you will need to bring to the meeting.

What am I voting on?

        You will be voting on the following eight items of business at the annual meeting:

  •
  The election of thirteen (13) directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

  •
  The ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending December 27, 2008;

  •
  An amendment to the Company's Restated Articles of Incorporation to adopt majority voting for the election of directors in the case of uncontested elections beginning with our 2009 annual meeting;

  •
  The approval of the 1999 Long Term Incentive Plan as amended through the Third Amendment, including approval of additional shares;

  •
  The consideration of a shareholder proposal relating to the MacBride Principles;

  •
  The consideration of a shareholder proposal relating to an Advisory Shareholder Vote to Ratify Executive Compensation;

  •
  The consideration of a shareholder proposal relating to Food Supply Chain Security and Sustainability; and

  •
  The consideration of a shareholder proposal regarding Animal Welfare.

        We will also consider other business that properly comes before the meeting.

Who may vote?

        You may vote if you owned YUM common stock as of the close of business on the record date, March 17, 2008. Each share of YUM common stock is entitled to one vote. As of March 17, 2008, YUM had 472,807,786 shares of common stock outstanding.

How does the Board of Directors recommend that I vote?

        Our Board of Directors recommends that you vote your shares "FOR" each of the nominees named in this proxy statement for election to the Board, "FOR" the ratification of the selection of KPMG LLP as our independent auditors, "FOR" the proposal to amend the Company's Restated Articles of Incorporation to require majority voting for the election of directors in uncontested elections, "FOR" the proposal relating to the approval of the Company's Long Term Incentive Plan as amended and "AGAINST" the shareholder proposals.

How do I vote before the meeting?

        You have three voting options:

  •
  Through the Internet, which we encourage if you have Internet access, at the address shown below;

  •
  By telephone through the toll-free number shown below; or

  •
  By mail by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement.

        If you elect to vote through the Internet or by telephone, please do not mail back your proxy card. Also, if you hold your shares in the name of a bank or broker, your ability to vote by telephone or the Internet depends on their voting processes. Please follow the directions on your proxy card carefully.

        If you choose to vote through the Internet, you will be responsible for any costs associated with electronic access, such as usage charges from internet service providers and telephone companies.

        If you are a participant in the Direct Stock Purchase Plan, the administrator of this program, as the shareholder of record, may only vote the shares for which it has received directions to vote from participants.

        If you are a participant in the YUM! Brands 401(k) Plan ("401(k) Plan"), the trustee of the 401(k) Plan may only vote the shares for which it has received directions to vote from participants.

        For Shares Registered Directly in the Name of the Shareholder.    Shareholders with shares registered directly in their name in the Company's stock records maintained by our transfer agent, American Stock Transfer and Trust Company, may vote their shares:

  •
  by submitting their proxy through the internet at the following Web address: www.proxyvote.com;

  •
  by making a toll-free telephone call from the U.S. or Canada to 1(800) 690-6903 (if you have any questions about how to vote over the phone, call 1(888) 298-6986); or

  •
  by mailing their signed proxy card.

        Specific instructions to be followed by registered shareholders are set forth on the enclosed proxy card. Proxies submitted through the Internet or by telephone as described above must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 14, 2008.

        For Shares Registered in the Name of a Brokerage Firm or Bank.    Shareholders who hold shares in street name may vote by mail by completing, signing and returning the voting instruction form provided by their brokerage firms, banks or other nominees. In addition to voting by mail, a number of brokerage firms and banks are participating in a program provided through Broadridge Financial Solutions, Inc. ("Broadridge") that offers telephone and Internet voting options (as well as the option to receive future shareholder communications including proxy materials through the Internet and not through the mail). If your shares are held in an account with a brokerage firm or bank participating in the Broadridge program, you may vote those shares telephonically by calling the telephone number shown on the voting instruction form received from your brokerage firm or bank, or through the Internet at Broadridge's voting Web site (www.proxyvote.com). Votes submitted through the Internet or by telephone through the Broadridge program must be received by 11:59 p.m., Eastern Daylight Savings Time, on May 14, 2008.

Can I vote at the meeting?

        Shares registered directly in your name as the shareholder of record may be voted in person at the annual meeting. Shares held in street name may be voted in person only if you obtain a legal proxy from the broker or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may still vote your shares in person at the meeting even if you have previously voted by proxy.

Can I change my mind after I vote?

        You may change your vote at any time before the polls close at the meeting. You may do this by:

  •
  signing another proxy card with a later date and returning it to us prior to the meeting;

  •
  voting again by telephone or through the Internet prior to 11:59 p.m., Eastern Daylight Savings Time, on May 14, 2008;

  •
  giving written notice to the Secretary of the Company; or

  •
  voting again at the meeting.

        Your attendance at the meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy.

Who will count the votes?

        Representatives of American Stock Transfer and Trust Company will count the votes and will serve as the independent inspector of election.

What if I return my proxy card but do not provide voting instructions?

        If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board. These recommendations are:

  •
  FOR the election of the thirteen (13) nominees for director named in this proxy statement;

  •
  FOR the ratification of the selection of KPMG LLP as our independent auditors for the fiscal year 2008;

  •
  FOR the proposal to amend the Company's Restated Articles of Incorporation to require majority voting for the election of directors in uncontested elections;

  •
  FOR the approval of the Company's Long Term Incentive Plan as amended through the Third Amendment;

  •
  AGAINST the shareholder proposals.

What does it mean if I receive more than one proxy card?

        It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer and Trust Company, which may be reached at 1 (888) 439-4986.

Will my shares be voted if I do not provide my proxy?

        Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain "routine" matters.

        The election of directors and the proposal to ratify the selection of KPMG LLP as our independent auditors for fiscal year 2008 are considered routine matters for which brokerage firms may vote unvoted shares. The other proposals to be voted on at our meeting are not considered "routine" under applicable rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote."

How can I attend the meeting?

        The annual meeting is open to all holders of YUM common stock as of the close of business on March 17, 2008, or their duly appointed proxies. You will need a valid picture identification and either an admission ticket or proof of ownership of YUM's common stock to enter the meeting. If you are a registered owner, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting, please so indicate when you vote and bring the ticket with you to the meeting. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is the left side of your voting information form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a YUM shareholder. Your admittance to the annual meeting will depend upon availability of seating. All shareholders will be required to present valid picture identification prior to admittance. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION CARD OR PROOF THAT YOU OWN YUM COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

May shareholders ask questions?

        Yes. Representatives of the Company will answer shareholders' questions of general interest following the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?

        Your shares are counted as present at the meeting if you attend the meeting in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of the outstanding shares of YUM common stock, as of March 17, 2008, must be present in person or represented by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

How many votes are needed to elect directors?

        The nominees receiving the highest number of "FOR" votes will be elected as directors. This number is called a plurality. You may vote "FOR" all of the nominees or you may "WITHHOLD AUTHORITY" to vote for a particular nominee or nominees, or for all nominees. Unless you mark "WITHHOLD AUTHORITY" to vote for a particular nominee or nominees or for all nominees, your proxy will be voted FOR each of the director nominees named in this proxy statement.

        Our Corporate Governance Principles, which appear at www.yum.com/governance/principles.asp, set forth our procedures if a nominee is elected, but receives a majority of "WITHHOLD" votes. In an uncontested election, any nominee for director who receives a greater number of votes withheld from his or her election than votes for such election is required to tender his or her resignation following certification of the shareholder vote.

        The Nominating and Governance Committee is required to make recommendations to the Board with respect to any such letter of resignation. The Board will accept the resignation, absent the Board determining that there is a compelling reason for the director to remain on the Board and public disclosure of that reason. Full details of this Policy are set out in our Corporate Governance Principles and under "Item 1—Election of Directors."

        The Company is recommending an amendment to its Restated Articles of Incorporation to require majority voting in the case of uncontested elections beginning in 2009. See Item 3 at page 19.

How many votes are needed to approve the other proposals?

        Each of the Company's proposals and the shareholder proposals will be considered separately. The ratification of the selection of KPMG LLP as our independent auditors, the proposal to amend our Restated Articles of Incorporation, the proposal to approve the Long Term Incentive Plan, as amended by the Third Amendment and the shareholder proposals must receive the "FOR" vote of a majority of the shares, present in person or represented by proxy, and entitled to vote at the meeting. For each of these items, you may vote "FOR", "AGAINST" OR "ABSTAIN". Abstentions will be counted as shares present and entitled to vote at the meeting. Accordingly, abstentions will have the same effect as a vote "AGAINST" the proposals. Broker non-votes will not be counted as shares present and entitled to vote with respect to the particular matter on which the broker has not voted. Thus, broker non-votes will not affect the outcome of any of these proposals.

What if other matters are presented for consideration at the annual meeting?

        As of the date of this proxy statement, our management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

GOVERNANCE OF THE COMPANY

        The business and affairs of YUM are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board's responsibilities to shareholders. The Board believes that its practices align management and shareholder interests. Highlights of our corporate governance practices are described below.

What is the composition of the Board of Directors and how often are members elected?

        Our Board of Directors presently consists of 12 directors whose terms expire at this Annual Meeting. In addition, Robert D. Walter is being nominated for election to the Board of Directors. Mr. Walter does not currently serve as a director.

        As discussed in more detail later in this section, the Board has determined that 9 of our 12 continuing directors are independent under the rules of the New York Stock Exchange ("NYSE"). The Board has not made an independence determination with respect to Mr. Walter but will do so before he is appointed to any committee of the Board.

How often did the Board meet in fiscal 2007?

        The Board of Directors met six times during fiscal 2007. Each director attended at least 75% of the meetings of the Board and the committees of which he or she was a member (held during the period he or she served as a director).

What is the Board's policy regarding director attendance at the Annual Meeting of Shareholders?

        The Board of Directors' policy is that all directors should attend the Annual Meeting. All directors attended the Company's 2007 Annual Meeting of Shareholders.

What are the committees of the Board?

        The Board of Directors has standing Audit, Compensation, Nominating and Governance and Executive/Finance Committees.

Name of Committee and Members	Functions of the Committee		Number of Meetings in Fiscal 2007

Audit: J. David Grissom, Chair	•	Possesses sole authority regarding the selection and retention of independent auditors	9
Robert Holland, Jr. Kenneth G. Langone	•	Reviews and has oversight over the Company's internal audit function
Jonathan S. Linen Thomas C. Nelson	•	Reviews and approves the cost and scope of audit and non-audit services provided by the independent auditors
	•	Reviews the independence, qualification and performance of the independent auditors
	•	Reviews the adequacy of the Company's internal systems of accounting and financial control
	•	Reviews the annual audited financial statements and results of the audit with management and the independent auditors
	•	Reviews the Company's accounting and financial reporting principles and practices including any significant changes

•	Advises the Board with respect to Company
policies and procedures regarding compliance
with applicable laws and regulations and the
Company's Worldwide Code of Conduct and
Policy on Conflict of Interest

The Board of Directors has determined that all of the members of the Audit Committee are independent within the meaning of applicable SEC regulations and the listing standards of the NYSE and that Mr. Grissom, the chair of the Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations. The Board has also determined that Mr. Grissom has accounting and related financial management expertise within the meaning of the listing standards of the NYSE and that each member is financially literate within the meaning of the NYSE listing standards.

Name of Committee and Members	Functions of the Committee		Number of Meetings in Fiscal 2007

Compensation: Thomas M. Ryan, Chair David W. Dorman Massimo Ferragamo	•	Oversees the Company's executive compensation plans and programs and reviews and recommends changes to these plans and programs	4
Bonnie Hill	•	Monitors the performance of the chief executive officer and other senior executives in light of corporate goals set by the Committee
	•	Reviews and approves the compensation of the chief executive officer and other senior executive officers
	•	Reviews management succession planning

The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and are non-employee directors within the meaning of Section 16 of the Securities Exchange Act of 1934.

Name of Committee and Members	Functions of the Committee		Number of Meetings in Fiscal 2007

Nominating and Governance: Kenneth G. Langone, Chair	•	Identifies and proposes to the Board suitable candidates for Board membership	3
Robert Holland, Jr. Thomas M. Ryan	•	Advises the Board on matters of corporate governance
	•	Reviews and reassesses from time to time the adequacy of the Company's Corporate Governance Guidelines
	•	Receives comments from all directors and reports annually to the Board with assessment of the Board's performance
	•	Prepares and supervises the Board's annual review of director independence

The Board has determined that all of the members of the Nominating and Governance Committee are independent within the meaning of the listing standards of the NYSE.

Name of Committee and Members	Functions of the Committee		Number of Meetings in Fiscal 2007

Executive/Finance: David C. Novak, Chair J. David Grissom Kenneth G. Langone	•	Exercises all of the powers of the Board in the management of the business and affairs of the Company consistent with applicable law while the Board is not in session	—

How are directors compensated?

        Employee Directors.    Employee directors do not receive additional compensation for serving on the Board of Directors.

        Non-Employee Directors Annual Compensation.    The annual compensation for each director who is not an employee of YUM is discussed under "Director Compensation" beginning on page 83.

How much YUM stock do the directors own?

        Stock ownership information for each director nominee and continuing director is shown in the table on page 45.

How does the Board determine which directors are considered independent?

        The Company's Corporate Governance Principles, adopted by the Board, require that we meet the listing standards adopted in 2003 by the NYSE. The full text of the Principles can be found on the Company's Web site (www.yum.com/governance/principles.asp). A copy may also be obtained upon request from the Company's Corporate Secretary.

        Pursuant to the Principles, the Board undertook its annual review of director independence in January 2008. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. As provided in the Principles, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

        As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management under the rules of the NYSE, with the exception of David Novak, Jing-Shyh S. Su and Jackie Trujillo. Mr. Novak and Mr. Su are not considered independent directors because of their employment by the Company. Mrs. Trujillo is considered a non-independent outside director because the Board determined that, under the NYSE independence standards, Mrs. Trujillo has a material relationship with YUM by virtue of her employment during 2004 as Chairman of Harman Management Corporation ("Harman"), one of YUM's largest franchisees, and her continued relationship with Harman as Chairman Emeritus. We provide additional information regarding royalties and other amounts paid by Harman Management Corporation to YUM on page 9.

        In determining that the other directors did not have a material relationship with the Company, the Board determined that Messrs. Dorman, Grissom, Holland, Langone, Linen and Nelson and Ms. Hill had no other relationship with the Company other than their relationship as director. The Board did note as discussed in the next paragraph that CVS Caremark Corporation ("CVS"), which employs Thomas Ryan, had a business relationship with the Company; however, as noted below, the Board determined that this relationship was not material to the director or CVS Caremark Corporation.

        Thomas M. Ryan is the Chairman, Chief Executive Officer and President of CVS. In 2007, YUM entered into a transaction with CVS to sublease a long range aircraft through the Fall of 2010. At that time, YUM has an option to purchase the aircraft from CVS. After reviewing the terms of the transaction, including the lease payments and option purchase price, the Board determined that the transaction did not create a material relationship between YUM and Mr. Ryan or YUM and CVS as the total payments represent less than 1/10 of 1% of CVS's revenues. The Board determined that this relationship was not material to Mr. Ryan or CVS and concluded that it does not affect the independence of Mr. Ryan. In particular, the Board noted that the overall purchase price, including consideration of the lease payments, was at market value (as verified by two independent appraisals).

        In addition, the Board noted that Mr. Ferragamo holds a substantial minority interest in an entity which organized and sold interests in a resort club and related vineyard and winery in Italy to various purchasers, including Jing-Shyh S. Su, the President of the Company's China Division and Vice Chairman

of the Company's Board. Mr. Su acquired his interests in the club, vineyard and winery for an initial payment and he has an ongoing obligation to pay dues. The Company was not a participant in this transaction. The Board has considered this transaction and relationship and concluded that it does not affect the independence of Mr. Ferragamo.

        Robert J. Ulrich was a member of our Board of Directors until March 15, 2007 when he retired after 10 years of Board service. Mr. Ulrich is the Chairman and Chief Executive Officer of Target Corporation. YUM received, through its Pizza Hut and Taco Bell affiliates, royalty payments from Target Corporation of approximately $8.25 million in 2007. In addition, the Company paid Target approximately $1.5 million, representing a rebate for attaining certain volume levels in 2007. The Board determined that these payments did not create a material relationship between YUM and Mr. Ulrich or YUM and Target as the payments represent less than 1/10th of 1% of Target's revenues. The Board determined that this relationship was not material to Mr. Ulrich or Target Corporation and concluded it did not affect the independence of Mr. Ulrich.

What are the Company's policies and procedures with respect to related person transactions?

        The Board of Directors has adopted policies and procedures for the review of related person transactions.

        Under these policies and procedures, the Nominating and Governance Committee reviews related person transactions in which we are or will be a participant to determine if they are in the best interests of our shareholders and the Company. Transactions, arrangements, or relationships or any series of similar transactions, arrangements or relationships in which a related person had or will have a material interest and that exceed $100,000 are subject to the Committee's review. Any member of the Nominating and Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberation or vote respecting approval or ratification of the transaction.

        Related persons are directors, director nominees, executive officers, holders of 5% or more of our voting stock and their immediate family members. Immediate family members are spouses, parents, stepparents, children, stepchildren, siblings, daughters-in-law, sons-in-law and any person, other than a tenant or domestic employee, who resides in the household of a director, director nominee, executive officer or holder of 5% or more of our voting stock.

        After its review, the Nominating and Governance Committee may approve or ratify the transaction. The policies and procedures provide that certain transactions are deemed to be pre-approved even if they will exceed $100,000. These transactions include employment of executive officers, director compensation, and transactions with other companies if the aggregate amount of the transaction does not exceed the greater of $1 million or 2% of that company's total revenues and the related person is not an executive officer of the other company.

        During fiscal 2007, affiliates of Harman Management Corporation ("Harman"), as KFC, Taco Bell, Pizza Hut, Long John Silvers and A&W All American Food franchisees, paid royalties of approximately $16 million and contingent store opening fees of approximately $480,000 to subsidiaries of YUM. The store opening fees are held in escrow and may be returned to Harman if the related new restaurant units are not opened within 18 months of payment. Jackie Trujillo, Chairman Emeritus of the Board of Harman, is a director of YUM. Ms. Trujillo retired from Harman as its Chairman on June 30, 2004. Ms. Trujillo has a direct financial interest in Harman but does not control Harman and does not have any management responsibility at Harman. The Nominating and Governance Committee ratified these transactions with Harman.

How does the Board select nominees for the Board?

        The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. The Committee's charter provides that it may retain a third-party executive search firm to identify candidates from time to time. Currently, the Committee has not retained a search firm.

        The Committee's assessment of a proposed candidate will include a review of the person's judgment, experience, independence, understanding of the Company's business or other related industries and such other factors as the Nominating and Governance Committee determines are relevant in light of the needs of the Board of Directors. The Committee believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees, if any. In connection with this evaluation, it is expected that each committee member will interview the prospective nominee in person or by telephone before the prospective nominee is presented to the full Board for consideration. After completing this evaluation and interview process, the Committee will make a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board determines the nominee(s) after considering the recommendation and report of the Committee.

        For a shareholder to submit a candidate for consideration by the Nominating and Governance Committee, a shareholder must notify YUM's Corporate Secretary. To make a director nomination at the 2009 Annual Meeting, a shareholder must notify YUM's Secretary no later than February 14, 2009. Notices should be sent to: Corporate Secretary, YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213. The notice must contain the information described on page 88.

How do shareholders communicate with the Board?

        Shareholders and other parties interested in communicating directly with individual directors, the non-management directors as a group or the entire Board may do so by writing to the Nominating and Governance Committee, c/o Corporate Secretary, YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213. The Nominating and Governance Committee of the Board has approved a process for handling letters received by the Company and addressed to individual directors, non-management members of the Board or the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and regularly forwards to a designated individual member of the Nominating and Governance Committee copies of all such correspondence (although we do not forward commercial correspondence and correspondence duplicative in nature; however, we will retain duplicate correspondence and all duplicate correspondence will be available for directors review upon their request) and a summary of all such correspondence. The designated director of the Nominating and Governance Committee will forward correspondence directed to individual directors as he or she deems appropriate. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Written correspondence from shareholders relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's Audit Committee Chairperson and to the internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters (described below). Correspondence from shareholders relating to Compensation Committee matters are referred to the Chairperson of the Compensation Committee.

What are the Company's Policies on Reporting of Concerns Regarding Accounting?

        The Audit Committee has established policies on reporting concerns regarding accounting and other matters in addition to our policy on communicating with our non-management directors. Any person, whether or not an employee, who has a concern about the conduct of the Company or any of our people, with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to our General Counsel, Christian Campbell. If any person believes that he or she should communicate with our Audit Committee Chair, J. David Grissom, he or she may do so by writing him at c/o YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, KY 40213. In addition, a person who has such a concern about the conduct of the Company or any of our employees may discuss that concern on a confidential or anonymous basis by contacting The Network at 1 (800) 241-5689. The Network is our designated external contact for these issues and is authorized to contact the appropriate members of management and/or the Board of Directors with respect to all concerns it receives. The full text of our Policy on Reporting of Concerns Regarding Accounting and Other Matters is available on our Web site at www.yum.com/governance/complaint.asp.

What are the Company's Governance Policies and Ethical Guidelines?

  •
  Board Committee Charters.  The Audit, Compensation and Nominating and Governance Committees of the YUM Board of Directors operate pursuant to written charters. These charters were approved by the Board of Directors and reflect certain best practices in corporate governance, as well as comply with the Sarbanes-Oxley Act of 2002 and the rules issued thereunder, including the requirements of the NYSE. Each charter is available on the Company's Web site at www.yum.com/governance and is available in print to any shareholder who requests it.

  •
  Corporate Governance Principles.  The Board of Directors has documented its corporate governance guidelines in the YUM! Brands, Inc. Corporate Governance Principles, which were first adopted in November of 2001. These guidelines are available on the Company's Web site at www.yum.com/governance.

  •
  Code of Ethics.  YUM's Worldwide Code of Conduct was adopted in 1997 when the Company was formed to emphasize the Company's commitment to the highest standards of business conduct. The Code of Conduct also sets forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Code in a confidential manner. The Code of Conduct applies to the Board of Directors and the principal executive officer, the principal financial officer and the principal accounting officer, as well as all employees of the Company. Our directors and the senior most employees in the Company are required to regularly complete a conflicts of interest questionnaire and certify in writing that they have read and understand the Code of Conduct. The Code of Conduct is available on the Company's Web site at www.yum.com/governance. The Company intends to post amendments to or waivers from its Code (to the extent applicable to the Board of Directors or executive officers) on this Web site.

        In addition, YUM has established a Supplier Code of Conduct that requires our U.S. suppliers to abide by all applicable laws, codes and regulations and states YUM's expectation that suppliers will conform their practices to published standards for their industry. Our Supplier Code of Conduct is described on the Company's Web site at www.yum.com/responsibility/suppliercode.asp.

What other Significant Board Practices does the Company have?

  •
  Private Executive Sessions.  Our non-management directors meet at regularly scheduled executive sessions on a bi-monthly basis. These executive sessions are attended only by the non-management directors and in 2007 were presided over by David Grissom. The presiding director for these meetings is the Chairperson of each of the Audit, Compensation and Nominating and Governance Committees, who rotate as presiding director at each executive session on a calendar year basis.

  •
  Advance Materials.  Information and data important to the directors' understanding of the business or matters to be considered at a Board or Board Committee meeting are, to the extent practical, distributed to the directors sufficiently in advance of the meeting to allow careful review prior to the meeting.

  •
  Board and Committees' Evaluations.  The Board has an annual self-evaluation process that is led by the Nominating and Governance Committee. This assessment focuses on the Board's contribution to the Company and emphasizes those areas in which the Board believes a better contribution could be made. In addition, the Audit, Compensation and Nominating and Governance Committees also each conduct similar annual self-evaluations.

  •
  Director Resignation Policy.  In January 2007, the Board of Directors amended the Company's Corporate Governance Principles to include a director resignation policy to be followed by the Board in the event that any director nominee in an uncontested election receives a greater number of votes "withheld" from his or her election than votes "for" such election. In any such case, the policy provides that the director will promptly tender to the Board his or her resignation from the Board. The resignation will specify that it is effective upon the Board's acceptance of the resignation. The Board will, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, accept or reject the resignation within 90 days after the Board receives the resignation. Absent the Board determining that there is a compelling reason for the director to remain on the Board and public disclosure of that reason, the Board will accept the resignation. As described at Item 3 on page 19, the Board, in this Proxy Statement, is now asking shareholders to approve an amendment to the Company's Restated Articles of Incorporation requiring that director nominees in an uncontested election must receive a majority of the votes cast in order to be elected. This amendment will enhance the principle of majority voting that underlies the current director resignation policy.

What access do the Board and Board committees have to Management and to Outside Advisors?

  •
  Access to Management and Employees.  Directors have full and unrestricted access to the management and employees of the Company. Additionally, key members of management attend Board meetings to present information about the results, plans and operations of the business within their areas of responsibility.

  •
  Access to Outside Advisors.  The Board and its committees may retain counsel or consultants without obtaining the approval of any officer of the Company in advance or otherwise. The Audit Committee has the sole authority to retain and terminate the independent auditor. The Nominating and Governance Committee has the sole authority to retain search firms to be used to identify director candidates. The Compensation Committee has the sole authority to retain compensation consultants for advice on executive compensation matters.

Does the Company require stock ownership by directors?

        Yes, the Company requires stock ownership by directors. The Board of Directors expects non-management directors to hold a meaningful number of shares of Company common stock and expects non-management directors to retain shares acquired as compensation as a director until at least 12 months following their departure from the Board. YUM directors receive a significant portion of their annual compensation in stock. The Company believes that the increased emphasis on the equity component of director compensation serves to further align the directors with the interests of our shareholders.

Does the Company have stock ownership guidelines for Executives and Senior Management?

        The Compensation Committee has adopted formal stock ownership guidelines that set minimum expectations for executive and senior management ownership. These guidelines are discussed on page 62. The Company has maintained an ownership culture among its executive and senior managers since its formation. All executive officers, and substantially all members of senior management, hold stock well in excess of the guidelines.

MATTERS REQUIRING SHAREHOLDER ACTION

ITEM 1: ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

Who are this year's nominees?

        The thirteen (13) nominees recommended by the Nominating and Governance Committee of the Board of Directors for election this year to hold office until the 2009 annual meeting and until their respective successors are elected and qualified are:

David W. Dorman Age 54 Director since 2005 Senior Advisor and Managing Director to Warburg Pincus LLC	David W. Dorman has been a Senior Advisor and Managing Director to Warburg Pincus LLC, a global private equity firm since October 2006. He has also been a consultant to AT&T, Inc. ("New AT&T"), a company that provides internet and transaction-based voice and data services, since February 2006. He was President of New AT&T from November 2005 until January 2006. He was Chairman of the Board and Chief Executive Officer of AT&T Corp. ("Old AT&T") from November 2002 until November 2005. Prior to this, he was President of Old AT&T from 2000 to 2002 and the Chief Executive Officer of Concert, a former global venture created by Old AT&T and British Telecommunications plc, from 1999 to 2000. Mr. Dorman was Chairman, President and Chief Executive Officer of PointCast Incorporated from 1997 to 1999. Mr. Dorman serves on the boards of CVS Corporation, Motorola, Inc., Phorm, Inc., and Georgia Tech Foundation.
Massimo Ferragamo Age 50 Director since 1997 Chairman, Ferragamo USA, Inc.
Massimo Ferragamo is Chairman of Ferragamo USA, Inc., a subsidiary of Salvatore Ferragamo Italia, which controls sales and distribution of Ferragamo products in North America. Mr. Ferragamo has held this position since 1985.
J. David Grissom Age 69 Director since January 2003 Chairman, Mayfair Capital Chairman, The Glenview Trust Company
J. David Grissom is Chairman of Mayfair Capital, Inc., a private investment firm formed by Mr. Grissom in 1989. In addition, Mr. Grissom has been Chairman of The Glenview Trust Company, a private trust and investment management company, since 2001. He is also a director of Churchill Downs Incorporated.
Bonnie G. Hill Age 66 Director since March 2003 President, B. Hill Enterprises LLC
Bonnie G. Hill is President of B. Hill Enterprises LLC, a consulting company. She has held this position since July 2001. She is also co-founder of Icon Blue, Inc., a brand marketing company. She served as President and Chief Executive Officer of Times Mirror Foundation, a charitable foundation affiliated with the Tribune Company from 1997 to 2001 and Senior Vice President, Communications and Public Affairs, of the Los Angeles Times from 1998 to 2001. From 1992 to 1996, she served as Dean of the McIntire School of Commerce at the University of Virginia. Ms. Hill currently serves as a director of AK Steel Holding Corporation, The Home Depot, Inc., and California Water Service Group. She also serves on the boards of many other organizations, including the Financial Industry Regulatory Authority and the Center for International Private Enterprise.

Robert Holland, Jr. Age 67 Director since 1997 Consultant
Robert Holland, Jr. has maintained a consulting practice for strategic development assistance to senior management of Fortune 500 companies since 2001. From 2005 to 2007, he was a member of Cordova, Smart and Williams, LLC an investment fund manager, and a limited partner of Williams Capital Partners Advisors, LP, a private equity investment firm. He was Chief Executive Officer of WorkPlace Integrators, Michigan's largest Steelcase office furniture dealer, from 1997 until 2001. From 1995 to 1996, he was President and Chief Executive Officer of Ben & Jerry's Homemade, Inc. Mr. Holland is also a director of Carver Federal Bank, Lexmark International, Inc. and Neptune Orient Lines Limited.
Kenneth G. Langone Age 72 Director since 1997 Founder, Chairman, Chief Executive Officer and President, Invemed Associates, LLC
Kenneth G. Langone is the founder, and since 1974, has been Chairman of the Board, Chief Executive Officer and President, of Invemed Associates, LLC, a New York Stock Exchange firm engaged in investment banking and brokerage. He is a founder of The Home Depot, Inc. and has been a director since 1978. He is also a director of ChoicePoint, Inc., and Unifi, Inc.
Jonathan S. Linen Age 64 Director since 2005 Advisor to the Chairman of American Express Company
Jonathan S. Linen has been an advisor to the Chairman of American Express Company, a diversified worldwide travel and financial services company, since January 2006. From August 1993 until December 2005, he served as Vice Chairman of American Express Company. From 1992 to 1993, Mr. Linen served as President and Chief Operating Officer of American Express Travel Related Services Company, Inc. From 1989 to 1992, Mr. Linen served as President and Chief Executive Officer of Shearson Lehman Brothers. Mr. Linen is also a director of The Intercontinental Hotels Group.
Thomas C. Nelson Age 45 Director since 2006 Chairman, Chief Executive Officer and President, National Gypsum Company
Thomas C. Nelson has served as the President and Chief Executive Officer of National Gypsum Company, a building products manufacturer, since 1999 and was elected Chairman of the Board in January 2005. From 1995 to 1999, Mr. Nelson served as the Vice Chairman and Chief Financial Officer of National Gypsum Company. He is also a General Partner of Wakefield Group, a North Carolina based venture capital firm. Mr. Nelson previously worked for Morgan Stanley & Co. and in the United States Defense Department as Assistant to the Secretary and was a White House Fellow. He also serves as a director of Belk, Inc.
David C. Novak Age 55 Director since 1997 Chairman, Chief Executive Officer and President, YUM
David C. Novak became Chairman of the Board on January 1, 2001, and Chief Executive Officer of YUM on January 1, 2000. He also serves as President of YUM, a position he has held since October 21, 1997. Mr. Novak previously served as Group President and Chief Executive Officer, KFC and Pizza Hut from August 1996 to July 1997, at which time he became acting Vice Chairman of YUM. He is also a director of JPMorgan Chase & Co.

Thomas M. Ryan Age 55 Director since 2002 Chairman, Chief Executive Officer and President, CVS Caremark Corporation and CVS Pharmacy, Inc.
Thomas M. Ryan is Chairman, Chief Executive Officer and President of CVS Caremark Corporation, an operator of retail pharmacies. He became Chairman of CVS in April 1999 and Chief Executive Officer and President in May 1998. From 1994 to present, Mr. Ryan also served as Chief Executive Officer and President of CVS Pharmacy, Inc. Mr. Ryan is also a director of Bank of America Corporation.
Jing-Shyh S. Su Age 55 Appointed Vice Chairman effective March 14, 2008 President of YUM's China Division
Jing-Shyh S. Su became Vice Chairman of the Board on March 14, 2008. He is also President of YUM's China Division, a position he has held since 1997. Prior to this position he was the Vice President of North Asia for both KFC and Pizza Hut.
Jackie Trujillo Age 72 Director since 1997 Chairman Emeritus, Harman Management Corporation
Jackie Trujillo has been Chairman Emeritus of the Board of Harman Management Corporation ("Harman"), one of KFC's largest franchisees, since July 2004. From 1995 to 2004, she was Chairman of the Board of Harman.
Robert D. Walter Age 62 Director Nominee Founder and Executive Director, Cardinal Health, Inc.
Robert D. Walter is the founder of Cardinal Health, Inc., a company that provides products and services supporting the health care industry. He has been the Executive Director of Cardinal Health since November 2007. From April 2006 to November 2007, he served as Executive Chairman of the Board of Cardinal Health. From 1979 to April 2006, he served as Chairman and Chief Executive Officer of Cardinal Health. Mr. Walter also serves as a director of American Express Company and Battelle Memorial Institute and is a member of The Business Council.

        If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2009 annual meeting of shareholders and until their respective successors have been elected and qualified. Based on the recommendation of the Nominating and Governance Committee, all of the aforementioned nominees are standing for reelection with the exception of Mr. Su and Mr. Walter who are standing for election by shareholders for the first time. The nomination of Mr. Walter was recommended to the Nominating and Governance Committee of the Board by Mr. Novak, our Chief Executive Officer.

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE FOR THE ELECTION OF THESE NOMINEES.

What if a nominee is unwilling or unable to serve?

        That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.

What vote is required to elect directors?

        A plurality of the votes cast at the annual meeting is required for the election of directors. This means that the 13 nominees receiving the highest number of votes cast at the meeting will be elected.

        However, under our Corporate Governance Principles, in an uncontested election, any nominee for Director who receives a greater number of votes withheld from his or her election than votes for such election (a "Majority Withheld Vote") is required to tender his or her resignation following certification of the shareholder vote.

        The Nominating and Governance Committee will promptly consider the resignation offer and possible responses based on the circumstances that led to the Majority Withheld Vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Governance Committee's recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

        The Board will accept the resignation, absent the Board determining that there is a compelling reason for the director to remain on the Board and public disclosure of that reason.

ITEM 2: RATIFICATION OF INDEPENDENT AUDITORS
(Item 2 on the Proxy Card)

What am I voting on?

        A proposal to ratify the selection of KPMG LLP ("KPMG") as our independent auditors for fiscal year 2008. The Audit Committee of the Board of Directors has selected KPMG to audit our consolidated financial statements. During fiscal 2007, KPMG served as our independent auditors and also provided other audit-related and non-audit services.

Will a representative of KPMG be present at the meeting?

        Representatives of KPMG will be present at the annual meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If the selection of KPMG is not ratified, the Audit Committee will reconsider the selection of independent auditors.

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR APPROVAL OF THIS PROPOSAL.

What fees did we pay to KPMG for audit and other services for fiscal years 2007 and 2006?

        The following table presents fees for professional services rendered by KPMG for the audit of the Company's annual financial statements for 2007 and 2006, and fees billed for audit-related services, tax services and all other services rendered by KPMG for 2007 and 2006.

	2007	2006
Audit fees(1)	$5,700,000	$5,500,000
Audit-related fees(2)	300,000	300,000

Audit and audit-related fees	6,000,000	5,800,000
Tax fees(3)	600,000	1,100,000
All other fees	—	—

Total fees	$6,600,000	$6,900,000

(1)
Audit fees for 2007 and 2006 include fees for the audit of the annual consolidated financial statements, reviews of the condensed consolidated financial statements included in the Company's quarterly reports, audits of the effectiveness of the Company's internal controls over financial reporting, statutory audits and services rendered in connection with the Company's securities offerings.

(2)
Audit-related fees for 2007 and 2006 consisted principally of fees for audits of financial statements of certain employee benefit plans, agreed upon procedures related to certain state tax credits and other attestations.

(3)
Tax fees for 2007 and 2006 consisted principally of fees for international tax compliance, tax audit assistance, and, in 2006, expatriate tax services.

What is the Company's policy regarding the approval of audit and non-audit services?

        The Audit Committee has implemented a policy for the pre-approval of all audit and permitted non-audit services, including tax services, proposed to be provided to the Company by its independent auditors. Under the policy, the Audit Committee may approve engagements on a case-by-case basis or pre-approve engagements pursuant to the Audit Committee's pre-approval policy. The Audit Committee may delegate pre-approval authority to one of its independent members, and has currently delegated pre-approval authority up to certain amounts to its Chairperson.

        Pre-approvals for services are generally granted at the March Audit Committee meeting each year. In considering pre-approvals, the Audit Committee reviews a description of the scope of services falling within pre-designated services and imposes specific budgetary guidelines. Pre-approvals of designated services are generally effective for the succeeding 12 months. Any incremental audit or permitted non-audit services which are expected to exceed the relevant budgetary guideline must be pre-approved.

        The Corporate Controller monitors services provided by the independent auditors and overall compliance with the pre-approval policy. The Corporate Controller reports periodically to the Audit Committee about the status of outstanding engagements, including actual services provided and associated fees, and must promptly report any non-compliance with the pre-approval policy to the Chairperson of the Audit Committee.

        The complete policy is available on the Company's Web site at www.yum.com/governance/media/gov_auditpolicy.pdf

 ITEM 3: A PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION REQUIRING A MAJORITY VOTE FOR ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS
(Item 3 on the Proxy Card)

Current Standard for Election of Directors

        North Carolina law provides that, unless otherwise specified in the Articles of Incorporation, directors are elected by a plurality of the votes cast. The Company's Restated Articles of Incorporation (the "Articles of Incorporation") are silent on this issue, so the plurality standard governs elections of Company directors; that is, director nominees with the most votes cast in their favor are elected, notwithstanding any withheld votes.

What am I voting on?

        The Board of Directors has adopted, and now recommends shareholder approval of, an amendment to the Company's Articles of Incorporation to require that a nominee in an uncontested election for director receive a majority of the votes cast in order to be elected as a director. In contested elections, where the number of nominees as of the record date for the meeting exceeds the number of directors to be elected, the vote standard would continue to be a plurality of votes cast.

Background

        Shareholders of many public companies have recently urged that director nominees be required to receive a majority of the votes cast in favor of their election, rather than the generally applicable plurality standard. In response, a number of public companies have recently adopted charter or bylaw provisions requiring a majority vote standard and/or bylaws or corporate governance principles requiring that a director not receiving such a majority submit his or her resignation to the board or one of its committees. The resignation policy or bylaw is designed to address the typical state law provision that provides that an incumbent director remains in office until his or her successor is elected, even if the director has not received a vote sufficient for re-election.

        In January 2007, our Corporate Governance Principles were amended and restated to include a director resignation policy that incorporates a form of majority voting. The principles provide that, in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), a nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" his or her election must promptly tender his or her resignation to the Board. The Board, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, will then accept or reject the resignation within 90 days after receipt of the resignation. Unless the Board determines there is a compelling reason for the director to remain on the Board and that reason is publicly disclosed, the Board will accept the resignation.

        At the time of adopting this governance principle, the Nominating and Governance Committee and the Board recognized that the majority vote standard was an evolving concept. The Nominating and Governance Committee and the Board have continued to monitor best practices in this area and have noted that an increasing number of public companies, including those with a director resignation policy similar to that of the Company, have amended their charter or bylaws to provide for majority voting in uncontested director elections. The Board, with the assistance of the Nominating and Governance Committee, has engaged in a further evaluation of the majority vote standard and, after careful consideration, believes it is in the best interests of the Company and its shareholders to enhance the majority voting approach currently embodied in the Company's Corporate Governance Principles by amending the Company's Articles of Incorporation to provide for majority voting in uncontested director elections.

        The Nominating and Governance Committee and the full Board of Directors have carefully considered the arguments for and against the inclusion of a majority vote standard in the Company's organizational documents. The difference in standards would not have had any impact on the Company in the recent past, because its director nominees have received vote totals exceeding a majority of the shares outstanding. In addition, the plurality standard provides greater certainty that the annual election will result in a full and duly elected Board of Directors. However, the Board also recognizes that requiring a majority of the votes cast increases the likelihood that only directors with broad acceptability among the voting shareholders will be seated on the Board and enhances the accountability of each Board member to the shareholders, and has concluded that, on balance, the majority vote standard would be in the best interest of the Company and its shareholders.

Amendment of Restated Articles of Incorporation

        Under North Carolina law, a standard other than a plurality may only apply to director elections if it is specified in the Articles of Incorporation. If the amendment is approved, a new Section (i) of Article Fifth of the Company's Articles of Incorporation will be added to read as follows:

  "(i)    Except as provided in Section (c) of this Article Fifth, a nominee for Director shall be elected to the Board of Directors if the number of shares voted "for" the nominee's election exceeds the number of shares voted "against" the nominee's election at a meeting of the Shareholders of the Corporation for the election of Directors at which a quorum is present, provided that if the number of nominees as of the record date for the meeting exceeds the number of Directors to be elected at the meeting (a "Contested Election"), the Directors shall be elected by a plurality of the votes cast in the election of Directors."

        If approved, this amendment will become effective upon the filing of Articles of Amendment to the Company's Articles of Incorporation with the Secretary of State of North Carolina. The Company would make such a filing promptly after approval of the amendment at the annual meeting. The new standard would then be applicable to the election of directors at the 2009 annual meeting of shareholders. In addition, if this amendment is approved and there is no contested election in 2009, the proxy card for the 2009 annual meeting would be modified such that shareholders would be able to vote "for" or "against", or to "abstain" from voting with respect to, each director nominee.

What is the vote required to approve this proposal?

        This proposal must be approved by a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions from voting will have the effect of a vote "Against" the proposal, as described in more detail under the heading "How many votes are needed to approve the other proposals?" on page 5.

Amendment to Corporate Governance Principles

        Assuming shareholder approval of the amendment to our Articles of Incorporation described above, we will amend our Corporate Governance Principles. If amended, our Corporate Governance Principles will provide that any incumbent director in an uncontested election of directors who does not receive a number of votes "for" his or her election in excess of the votes "against" his or her election (as contemplated under Section (i) of Article Fifth of the Company's Articles of Incorporation) shall promptly tender his or her resignation from the Board. The amended Corporate Governance Principles would also require that the Board, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, accept or reject the resignation within 90 days after the Board receives the resignation. The amended Corporate Governance Principles would also provide that if the Board rejected the resignation, it would publicly disclose the reason for such rejection.

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO THE ARTICLES OF INCORPORATION REQUIRING A MAJORITY VOTE FOR ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS.

 ITEM 4: A PROPOSAL RELATING TO THE APPROVAL OF THE COMPANY'S LONG TERM INCENTIVE PLAN AS AMENDED THROUGH THE THIRD AMENDMENT
(Item 4 on the Proxy Card)

Background and Impact of Amendment to the Company's Long Term Incentive Plan

        On March 14, 2008, the Board of Directors adopted, subject to shareholder approval, the third amendment (the "Third Amendment") of the YUM! Brands, Inc. Long Term Incentive Plan (the "LTI Plan"). The Third Amendment will increase the number of shares reserved for delivery under the LTI Plan by 11,000,000 shares representing approximately 2.3% of shares of common stock outstanding as of the record date and is subject to shareholder approval and will become effective upon such approval. To enable the Company to grant performance-based compensation that is exempt from the $1 million limit on tax-deductible compensation, the performance goals of the LTI Plan must be periodically resubmitted to and reapproved by the shareholders. Shareholder approval of the LTI Plan as amended through the Third Amendment will constitute approval of the performance goals set forth in the LTI Plan.

        We are asking shareholders to approve the LTI Plan as amended through the Third Amendment to increase the reserved shares and to approve the performance goals included in the LTI Plan at the 2008 Annual Meeting of Shareholders as it will enable YUM to continue to:

  •
  attract, retain and motivate talented employees who are critical to the Company's long-term success and growth,

  •
  maintain strict corporate governance practices in granting equity to employees, including the continued judicious use of equity awards, and

  •
  permit the grant of performance-based compensation that will be exempt from the $1 million limit on tax-deductible compensation.

Approval of the increase in the reserved shares provided by the Third Amendment will facilitate the attraction, retention and motivation of talented employees critical to YUM's success.

        YUM's compensation philosophy is based on the principle that the Company will achieve its best results if its employees act and are rewarded as business owners. The Board believes that stock ownership and stock-based incentive awards are the best way to align the interests of the executive officers, employees and directors with those of YUM's shareholders.

        YUM has a long history of linking pay to our long-term stock performance for a broad range of employees, not just executives. Since our spin-off from PepsiCo, we have provided an annual grant of stock options to our approximately 700 most senior employees and to all of our U.S. brand restaurant managers.

Approval of the increase in the reserved shares provided by the Third Amendment will allow YUM to maintain strict corporate governance practices, including the continued judicious use of equity awards.

        The Board believes our equity award granting practices and the provisions of the LTI Plan are consistent with the interests of shareholders and sound corporate governance practices:

  •
  Judicious Use of Equity Awards.  Since 2003 (the last time we requested shareholder approval of additional shares), we have been good stewards of our shares. We have significantly reduced the annual rate at which we have granted equity-based compensation as shown by the run rate in the table below. The result has been to reduce our overhang (also shown in the table) from 25.3% in 2003 to 15.7% in 2007. The reduction in our overhang is even more dramatic when considering (1) the impact of our substantial share repurchases over the last three years and (2) the fact that many of our employees hold their stock options for over 6 years. Our run rate has declined from 2.7% in 2003 to 1.5% in 2007. Our net run rate (that is, grants of equity-based compensation after considering forfeitures) has declined from 1.7% in 2003 to 1.1% in 2007.

•
Share repurchases.  We repurchased over 125 million shares from 2005 through 2007. Had we not repurchased these shares, our overhang for 2007 would have been reduced by over 3%.

•
Employees holding options for over 6 years.  YUM's total overhang includes approximately 17 million stock options that are fully vested, in the money, and have been outstanding for at least six years. We believe that the portion of the overhang attributable to unexercised stock options largely reflects confidence of employees in the long-term future of YUM and also further aligns the interests of option holders with the interests of YUM's shareholders. If these employees had exercised these stock options instead of holding them, our overhang for 2007 would have been reduced by over 3%.

•
Combined impact of share repurchase and unexercised options held over 6 years.  As reflected in the table below, our overhang has decreased from approximately 25.3% in 2003 to approximately 15.7% in 2007. If we had not repurchased 125 million shares and if the options our employees have held more than six years were exercised, our overhang for 2007 would have been approximately 9.9%.

YUM Overhang and Run Rate

	2003	2004	2005	2006	2007
Overhang(1)	25.3%	21.0%	18.8%	17.0%	15.7%
Run Rate(2)	2.7%	2.0%	1.7%	1.7%	1.5%
Net Run Rate(3)	1.7%	1.0%	1.2%	1.1%	1.1%

    (1)
    Overhang represents all unissued authorized shares under the LTI Plan plus outstanding options, SARs and restricted stock units as a percent of common shares outstanding at the end of that fiscal year.

    (2)
    Run rate represents all option awards, SARs, restricted stock units and stock units granted in a fiscal year divided by the average number of common shares outstanding during that fiscal year.

    (3)
    Net run rate represents the run rate described in footnote (2) after considering all awards and grants that were forfeited during that fiscal year.

Based on the continuation of current grant levels, if the LTI Plan as amended by the Third Amendment is approved we anticipate that YUM!'s annual gross run rate would continue to approximate our three year average of 1.6%.

  •
  No Discounted Stock Options or Stock Appreciation Rights (SARs).  All stock options and SARs must have an exercise price equal to or greater than the closing price of YUM Common Stock on the date of grant.

  •
  No Annual "Evergreen" Provision.  The Third Amendment authorizes a fixed number of shares of YUM Common Stock, thereby requiring shareholder approval of any additional authorization of shares.

  •
  No Stock Option Repricings.  The LTI Plan prohibits the repricing of stock options or SARs without the approval of shareholders. This provision applies to both direct repricings (lowering the exercise price of a stock option) and indirect repricings (canceling an outstanding stock option or SAR and granting a replacement stock option or SAR with a lower exercise price).

  •
  Minimum Vesting.  Vesting of restricted shares, restricted stock units (RSUs), and other full value awards granted to employees is based on achievement of performance objectives, completion of a specified period of service, or both. The LTI Plan requires that, where vesting is contingent solely on completion of a period of service, the minimum service required will be three years (subject to acceleration for death, disability, retirement, change in control, and certain involuntary terminations), except in the case of annual incentive deferrals into RSUs where the vesting period is two years (see page 78 for a discussion of our deferral program).

  •
  Compensation Forfeiture.  If the Committee determines that a present or former employee has used for profit or disclosed to unauthorized persons, confidential or trade secrets of YUM, breached any contract with or violated any fiduciary obligation to YUM, or engaged in any conduct which the Committee determines is injurious to the Company, the Committee may require the employee to forfeit his or her awards under the LTI Plan.

  •
  Independent Committee.  The LTI Plan is administered by the Compensation Committee of the YUM Board of Directors. All of the members of the Compensation Committee qualify as "independent" under the New York Stock Exchange rules.

Approval will permit the grant of performance-based compensation awards that are exempt from the $1 million limit on tax-deductible compensation.

        Awards under the LTI Plan may be structured to qualify as "performance-based compensation" that is exempt from the $1 million limit on tax-deductible compensation imposed by Section 162(m) of the Internal Revenue Code. To satisfy the requirements that apply to performance-based compensation, and continue the ability to grant performance-based compensation awards, we are requesting shareholder reapproval of the performance goals. If the LTI Plan as amended by the Third Amendment is not approved by shareholders at the 2008 annual meeting, the Company will thereafter be unable to structure awards (other than options and SARs) to be exempt from the limitation on tax deductible compensation of $1 million. (This subject is explained in more detail below under "What performance goals may be used for "performance-based compensation" awards?")

What am I voting on?

        A proposal will be presented at the annual meeting to approve the YUM! Brands, Inc. Long Term Incentive Plan (the "LTI Plan"), as amended through the Third Amendment, which was originally approved by the Company's shareholders on May 20, 1999 (formerly the Tricon Global Restaurants, Inc. Long Term Incentive Plan). An amendment of the LTI Plan, which increased the total number of shares of the Company's common stock that were available for grants under the LTI Plan from 30,400,000 shares to 59,600,000 (as adjusted for stock splits), was approved by the Company's shareholders on May 15, 2003. On March 14, 2008, the Board adopted, subject to shareholder approval, the Third Amendment of the LTI Plan, which proposes to increase the total number of shares of the Company's common stock that are available for grants under the LTI Plan from 59,600,000 shares to 70,600,000. The 11,000,000 share increase represents approximately 2.3% of the outstanding shares of common stock as of the record date for the annual meeting. A summary of the material provisions of the LTI Plan, as amended, is set forth below and is qualified in its entirety by reference to the LTI Plan, as amended, as set forth in Appendix 1. If the LTI Plan as amended through the Third Amendment is not approved by shareholders, the increase in the number of shares reserved under the LTI Plan pursuant to the Third Amendment will not take effect, and the Company will be unable to structure certain awards to be exempt from the limitation on tax deductible compensation of $1 million.

The purpose of the LTI Plan is to:

  •
  motivate Participants, by means of appropriate incentives, to achieve long-range corporate goals;

  •
  attract and retain persons eligible to participate in the LTI Plan;

  •
  provide incentive compensation opportunities that are competitive with those of similar companies; and

  •
  further align Participants' interests with those of the Company's other shareholders through stock based compensation and thereby promote the long-term financial interest of the Company and its subsidiaries, including the growth in value of the Company's equity and enhancement of long-term shareholder return.

To achieve these objectives, the LTI Plan provides for the grant of the following "Awards":

  •
  non-qualified and incentive stock options;

  •
  stock appreciation rights; and

  •
  other stock awards including stock units, restricted stock units, performance shares, performance units, and restricted stock.

Who is eligible to participate in the LTI Plan?

        The Committee (defined below) may grant one or more Awards to any employee of the Company or its subsidiaries and to any director of the Company (the "Participants"). As of December 29, 2007, the Company and its subsidiaries had approximately 301,000 employees. The specific employees who initially will be granted Awards under the LTI Plan and the type and amount of any such Awards will be determined by the Committee.

What types of awards may be granted?

  •
  OPTIONS.  The Committee may grant options under the LTI Plan to purchase stock which may be either non-qualified stock options or incentive stock options. The purchase price of a share of stock under each option shall not be less than the closing price of a share of stock on the date the option is granted. The option shall be exercisable in accordance with the terms established by the Committee. In general, the Committee intends that the option terms will provide that options will become exercisable in equal proportions on the four anniversary dates after grant and will require the Participant to be employed up until the date of exercise. (From time to time, the Committee may award "Chairman's Awards" for superlative performance. These grants may vest over four or five years as determined by the Committee). The full purchase price of each share of stock purchased upon the exercise of any option shall be paid at the time of exercise. Except as otherwise determined by the Committee, the purchase price shall be payable in cash, in stock (valued at closing price as of the day of exercise), or in any combination thereof. The Committee may impose such conditions, restrictions, and contingencies on stock acquired pursuant to the exercise of an option as the Committee determines to be desirable.

  •
  STOCK APPRECIATION RIGHTS.  The Committee may grant a stock appreciation right ("SAR") in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. A SAR entitles the Participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. The exercise price may not be less than the closing price of a share of the stock at the time the SAR is granted. Such excess amount shall be payable in Stock, in cash, or in any combination thereof, as determined by the Committee.

  •
  OTHER STOCK AWARDS.  The Committee may grant stock units (a right to receive stock in the future), performance shares (a right to receive stock or stock units contingent upon achievement of performance or other objectives), performance units (a right to receive a designated dollar amount of stock contingent on achievement of performance or other objectives) and restricted stock and restricted stock units (a grant of stock and the right to receive stock in the future, respectively, with such shares or rights subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant or the achievement of performance or other objectives, as determined by the Committee). Any such

    Award shall be subject to such conditions, restrictions and contingencies as the Committee determines.

    As described above, vesting of restricted shares, restricted stock units, performance shares or performance units granted to Participants is based on achievement of performance objectives, completion of a specified period of service, or both. In the case of awards to employees, the LTI Plan requires that, if vesting is contingent solely on completion of a period of service, the minimum service required will be three years (subject to acceleration for death, disability, retirement, change in control, and certain involuntary termination), except in the case of annual incentive deferrals, where the Company awards restricted shares with a two year vesting period. These awards (described more fully beginning on page 78) are granted as a settlement of earned annual cash incentives and are designed to encourage employee stock ownership. In addition, employees are permitted to defer their salary or annual cash incentive into stock units payable at a date elected by the employee. This feature is also designed to encourage employee stock ownership.

What performance goals may be used for "performance-based compensation" awards?

        A federal income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to officers (not more than five) listed in the Company's proxy statement. However, amounts that constitute "performance-based compensation" are not counted toward the $1 million limit. Generally, options and SARs granted under the LTI Plan will satisfy the performance-based compensation exemption from the $1 million limit. Other awards, including stock units, performance shares, performance units, restricted stock, and restricted stock units may be "performance-based compensation" only if they are so designated by the Committee and are conditioned on the achievement of one or more performance goals, as required by Section 162(m) of the Internal Revenue Code. The performance goals that may be used by the Committee for such Awards may be based on any one or more of the following Company, subsidiary, operating unit or division performance measures: cash flow; earnings; earnings per share; market value added or economic value added; profits; return on assets; return on equity; return on investment; revenues; stock price; total shareholder return; customer satisfaction metrics; or restaurant unit development. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity, shares outstanding, investments, assets or net assets. To satisfy the requirements that apply to performance-based compensation, these goals must be reapproved by the Company's shareholders no later than the first shareholder meeting that occurs in the fifth year following the year in which shareholders previously approved the goals. Approval of the LTI Plan as amended through the Third Amendment will constitute reapproval of the foregoing goals.

Who administers the LTI Plan?

        The LTI Plan is administered by a committee (the "Committee") selected by the Board and consisting solely of two or more outside members of the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the LTI Plan that would otherwise be the responsibility of the Committee. The Compensation Committee of the YUM Board currently serves as the Committee under the LTI Plan.

What is the authority of the Committee?

        The Committee will have the authority and discretion to select from among the eligible individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and subject to certain limits, to cancel or suspend Awards. To the extent that the Committee determines that the restrictions imposed by the LTI Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States. The Committee will have the authority and discretion to interpret the LTI Plan, to establish, amend, and rescind any rules and regulations relating to the LTI Plan, to determine the terms and provisions of any Award agreement made pursuant to the LTI Plan, and to make all other determinations that may be necessary or advisable for the administration of the LTI Plan. Any interpretation of the LTI Plan by the Committee and any decision made by it under the LTI Plan is final and binding on all persons. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Until action to the contrary is taken by the Committee, the Committee's authority with respect to matters concerning Participants below the Executive Officer level is delegated to the Chief Executive Officer and Chief People Officer of the Company.

What are the limits on awards under the LTI Plan?

        The LTI Plan, as originally approved by the Company's shareholders on May 20, 1999, provided for 30,400,000 reserved shares. An amendment of the LTI Plan, which increased the total number of shares of the Company's common stock that are available for grants under the LTI Plan from 30,400,000 shares to 59,600,000 (as adjusted for stock splits), was approved by the Company's shareholders on May 15, 2003. On March 14, 2008, the Board adopted, subject to shareholder approval, an amendment to the LTI Plan which proposes to increase the total number of shares of the Company's common stock that are available for grants under the LTI Plan from 59,600,000 shares to 70,600,000 (subject to the adjustment for any future stock splits or other capital transactions as described below). The Company does not intend to request shareholders to approve the authorization of additional shares under the LTI Plan until at least 2011.

        To the extent any shares of stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the LTI Plan. If the exercise price of any stock option granted under the LTI Plan is satisfied by tendering shares of stock to the Company (by either actual delivery or by attestation), only the number of shares of stock issued net of the shares of stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of stock available for delivery under the LTI Plan. For purposes of applying the limit of the number of shares of stock available under the LTI Plan, the amended plan would provide that each share of stock delivered to a Participant or beneficiary pursuant to the grant of other stock awards (including stock units, restricted stock units, performance shares, performance units, and restricted stock) would be counted as covering two shares of stock, and would reduce the total number of shares of stock available for delivery under the LTI Plan by two shares; except, however, restricted shares or restricted units granted as settlement of earned annual incentives or base salary deferrals will be counted as covering one share and will reduce the total number of shares of stock available for delivery under the LTI Plan by one share.

        The amendment would also modify the following specific limits in the Plan:

  •
  increase the number of shares from 4,500,000 to no more than 9,000,000 shares of stock that may be issued for options and SARs granted to any one individual in any five-calendar-year period;

  •
  increase the number of shares from 1,500,000 to no more than 3,000,000 shares of stock that may be issued for stock unit, restricted stock, restricted stock unit, and performance share awards that are intended to be "performance-based compensation" (as described below) granted to any one individual during any five-calendar-year period;

  •
  increase the number of shares from 6,000,000 to no more than 12,000,000 shares of stock that may be issued for stock units, restricted stock, and performance units awards (except that stock units, restricted stock and restricted stock units granted with respect to the deferral of salary or annual cash incentive awards and in lieu of the receipt of such awards will not count toward this maximum); and

  •
  increase from $4,000,000 to no more than $10,000,000 the dollar limit that may be covered by performance unit awards that are intended to be "performance-based compensation" granted to any one individual during any one-calendar-year period.

        The shares of stock with respect to which Awards may be made under the LTI Plan shall be shares currently authorized but unissued and shares purchased in the open market or in private transactions. At the discretion of the Committee, an Award under the LTI Plan may be settled in cash rather than stock. The closing price with respect to the stock on December 28, 2007 was $38.54 per share.

        The Committee may use shares of stock available under the LTI Plan as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a subsidiary.

        In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee will adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Committee determines to be equitable.

        The Board adopted the Second Amendment of the LTI Plan to satisfy the requirements of Internal Revenue Code Section 409A relating to nonqualified deferred compensation. The Second Amendment limits the extent of certain of the above-described adjustments and makes other technical changes. This amendment was intended to conform the LTI Plan to changes required by law, and was not subject to shareholder approval.

        Except as otherwise provided by the Committee, Awards under the LTI Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution.

What happens to awards upon a change in control?

        Generally, the Committee may provide under the terms of any Award that upon a change in control, as defined in the LTI Plan, all outstanding options and SARs will become fully exercisable and all stock units, restricted stock, restricted stock units and performance shares will become fully vested. Any restricted shares attributable to deferrals under the Company's income deferral plan shall become fully vested upon a change of control as discussed beginning at page 82.

What is the duration of the LTI Plan?

        The LTI Plan will continue in effect, until terminated by the Board; provided, however, that no award may be granted under the LTI Plan on or after May 15, 2018, which is the ten-year anniversary of May 15, 2008, the date shareholders will vote whether to approve the LTI Plan as amended by the Third Amendment. However, any awards that are outstanding on or after the date of LTI Plan termination will remain subject to the terms of the LTI Plan.

        If shareholders do not approve the LTI Plan as amended by the Third Amendment, no awards may be granted under the LTI Plan after May 20, 2009.

May the LTI Plan be amended or terminated?

        The Board may, at any time, amend or terminate the LTI Plan, provided that no amendment or termination may, in the absence of consent to the change by the affected Participant, adversely affect the rights of any Participant or beneficiary under any Award granted under the LTI Plan prior to the date such amendment is adopted by the Board. However, no amendment may increase the limits on shares, decrease the minimum option or SAR exercise price, or modify the restrictions on repricing without shareholder approval.

What is the tax treatment of awards under the LTI Plan?

        The following is a brief description of the U.S. federal income tax treatment that will generally apply to Awards under the LTI Plan based on current U.S. federal income tax rules.

  •
  NON-QUALIFIED STOCK OPTIONS.  The grant of a non-qualified stock option will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the stock acquired over the exercise price for those shares, and the Company will be entitled to a corresponding tax deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

  •
  INCENTIVE STOCK OPTIONS.  The grant of an incentive stock option will not result in taxable income to the Participant. The exercise of an incentive stock option will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Internal Revenue Code). The excess of the fair market value of the stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the Participant's alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

    If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the Participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain and the Company will not be entitled to a corresponding tax deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

    If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company will be entitled to a corresponding tax deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no ordinary income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

  •
  STOCK APPRECIATION RIGHTS.  The grant of a SAR will not result in taxable income to the Participant. Upon exercise of a SAR, the amount of cash or the fair market value of stock received will be taxable to the Participant as ordinary income and the Company will be entitled to a corresponding deduction. Gains and losses realized by the Participant upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

  •
  PERFORMANCE SHARES AND PERFORMANCE UNITS.  A Participant who has been granted a performance share award or performance unit award will not realize taxable income at the time of grant. The Participant will have compensation income at the time of distribution equal to the amount of cash received and the then fair market value of the distributed shares. The Company will be entitled to a corresponding tax deduction.

  •
  RESTRICTED AND OTHER STOCK.  A Participant who has been granted a restricted stock award will not realize taxable income at the time of grant and the Company will not be entitled to a corresponding deduction, assuming that the restrictions constitute a "substantial risk of forfeiture" for federal income tax purposes. Upon the vesting of stock subject to an Award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding tax deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the Participant and the Company will be entitled to a corresponding tax deduction. A Participant may elect pursuant to Section 83(b) of the Internal Revenue Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date. If the Participant makes this election, the Company will be entitled to a corresponding tax deduction.

Will the company withhold tax under the LTI Plan?

        The Company may withhold amounts from Participants to satisfy withholding tax requirements. Subject to guidelines established by the Committee, Participants may have stock withheld from Awards or may tender stock to the Company to satisfy tax withholding requirements.

Does the LTI Plan satisfy the requirements of Section 162(m)?

        Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to certain officers of a public corporation. However, compensation that qualifies as "performance-based compensation" is not subject to the $1 million limit. Generally, options and SARs granted under the LTI Plan will constitute performance-based compensation. Other Awards designated by the Committee as intended to be performance-based compensation will be so treated only if they are conditioned on the achievement of one or more shareholder-approved performance goals. Shareholders have previously approved the performance goals set forth in the LTI Plan. To continue the ability to grant awards (other than options and SARs) that satisfy the requirements for performance-based compensation, these goals must be reapproved by the Company's shareholders. Shareholder approval of the LTI Plan as amended through the Third Amendment will constitute reapproval of the performance goals set forth in the LTI Plan. (This subject is explained in more detail above under "What performance goals may be used for "performance-based compensation" awards?")

What is the tax treatment of awards upon a Change in Control?

        Any acceleration of the vesting or payment of Awards under the LTI Plan in the event of a Change in Control of the Company may cause part or all of the Change in Control benefits involved to be treated as an "excess parachute payment" under the Internal Revenue Code, which may subject the Participant to a 20% excise tax and preclude a tax deduction by the Company.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE YUM! BRANDS, INC. LONG TERM INCENTIVE PLAN AS AMENDED BY THE THIRD AMENDMENT.

Equity Compensation Plan Information

        The following table summarizes, as of December 31, 2007, the equity compensation plans under which we may issue shares of stock to our directors, officers and employees under the 1999 Long Term Incentive Plan ("1999 Plan"), SharePower Plan and Restaurant General Manager Stock Option Plan ("RGM Plan").

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	49,457,064	(1)	$17.38	(2)	16,828,507	(3)
Equity compensation plans not approved by security holders(4)	5,927,430		$18.94	(2)	6,445,791
Total	55,384,494	(1)	$17.57	(2)	23,274,298	(3)

(1)
Includes 6,087,126 shares issuable in respect of RSUs, performance units and deferred units.

(2)
Weighted average exercise price of outstanding options and SARs only.

(3)
Includes 6,000,000 shares available for issuance of awards of stock units, restricted stock, restricted stock units and performance share unit awards under the 1999 Plan.

(4)
Awards are made under the RGM Plan.

What are the key features of the 1999 Plan?

        The 1999 Plan provides for the issuance of up to 59,600,000 shares of stock as non-qualified stock options, incentive stock options, SARs, restricted stock, restricted stock units, performance shares or performance units. Only our employees and directors are eligible to receive awards under the 1999 Plan. The purpose of the 1999 Plan is to motivate participants to achieve long range goals, attract and retain eligible employees, provide incentives competitive with other similar companies and align the interest of employees and directors with those of our shareholders. The 1999 Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock option grant or SAR under the 1999 Plan may not be less than the average market price of our stock on the date of grant for years prior to 2008 or the closing price of our stock on the date of the grant beginning in 2008, and no options or SARs may have a term of more than ten years. The options and SARs that are currently outstanding under the 1999 Plan generally vest over a one to four year period and expire ten years from the date of the grant. The 1999 Plan was approved by the shareholders in May 1999, and they approved the plan as amended in 2003.

What are the key features of the SharePower Plan?

        The SharePower Plan provides for the issuance of up to 28,000,000 shares of stock. The SharePower Plan allows us to award non-qualified stock options, stock appreciation rights ("SARs"), restricted stock and restricted stock units. Employees, other than executive officers, are eligible to receive awards under the SharePower Plan. The SharePower Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock or SAR option grant under the SharePower Plan may not be less than the closing price of our stock on the date of the grant and no option or SAR may have a term of more than ten years. The options that are currently outstanding under the SharePower Plan generally vest over a one to four year period beginning on the date of grant. The SharePower Plan was originally approved by PepsiCo, Inc. as the sole shareholder of the Company in 1997, prior to the spin-off of the Company from PepsiCo, Inc. on October 6, 1997.

What are the key features of the RGM Plan?

        The RGM Plan provides for the issuance of up to 30,000,000 shares of common stock at a price equal to or greater than the closing price of our stock on the date of grant. The RGM Plan allows us to award non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units. Employees, other than executive officers, are eligible to receive awards under the RGM Plan. The purpose of the RGM Plan is (i) to give restaurant general managers ("RGMs") the opportunity to become owners of stock, (ii) to align the interests of RGMs with those of YUM's other shareholders, (iii) to emphasize that the RGM is YUM's #1 leader, and (iv) to reward the performance of RGMs. In addition, the Plan provides incentives to Area Coaches, Franchise Business Leaders and other supervisory field operation positions that support RGMs and have profit and loss responsibilities within a defined region or area. While all non-executive officer employees are eligible to receive awards under the RGM plan, all awards granted have been to RGMs or their direct supervisors in the field. Grants to RGMs generally have four year vesting and expire after ten years. The RGM Plan is administered by the Compensation Committee of the Board of Directors, and the Compensation Committee has delegated its responsibilities to the Chief People Officer of the Company. The Board of Directors approved the RGM Plan on January 20, 1998.

ITEM 5: SHAREHOLDER PROPOSAL
Relating to the MacBride Principles
(Item 5 on the Proxy Card)

YUM BRANDS
NORTHERN IRELAND—MACBRIDE PRINCIPLES

What am I voting on?

        The Comptroller of the City of New York on behalf of the several funds for which it is custodian and trustee have advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the addresses and the share ownership of the proponent upon request.

        WHERAS, Yum Brands, Inc., has twenty-eight Kentucky Fried Chicken franchise restaurants in Northern Ireland;

        WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

        WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

        WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

        1.     Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

        2.     Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

        3.     The banning of provocative religious or political emblems from the workplace.

        4.     All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

        5.     Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

        6.     The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

        7.     The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

        8.     The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

        9.     The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

        RESOLVED:    Shareholders request the Board of Directors to:

        To urge Yum Brands' franchise holders in Northern Ireland to take all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

SUPPORTING STATEMENT

        We believe that out company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

        Implementation of the MacBride Principles by Yum Brands' KFC franchise holders will demonstrate its concern for human rights and equality of opportunity in its international operations.

        Please vote your proxy FOR these concerns.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

What is the Company's position regarding the MacBride Principles?

        The Company supports efforts to eliminate employee discrimination and differences in compensation rates in the workplace between the Catholic and Protestant communities in Northern Ireland. To address this and similar issues, Northern Ireland has adopted a series of legislative measures, culminating in the Fair Employment & Treatment (NI) Order 1998 (the "Order"). These legislative measures, which apply to all employers in Northern Ireland, including our franchise business, are wide-ranging and specifically designed to deter discrimination and provide remedies for those affected by discrimination. Among other things, the Order specifically prohibits discrimination based on the ground of religious belief or political opinion.

        The enforcement of the Order is handled by the Equality Commission, a non-departmental government agency with extensive powers and resources. All remedies and complaints under the Order are handled by the Fair Employment Tribunal (the "Tribunal"), an independent judicial tribunal with extensive powers to provide remedies to those affected by discrimination. Those failing to abide by the requirements of the Tribunal can face monetary fines and other penalties.

        The MacBride Principles, which date from the mid-1980's, precede the Order and related legislation and are no longer appropriate as a result of the legislation.

Why does the Company oppose this proposal?

        All 33 KFC and 13 Pizza Hut stores in Northern Ireland are owned and operated by franchisees. There are no Company-owned KFC or Pizza Hut restaurants operating in Northern Ireland, and the Company does not have a subsidiary in Northern Ireland. Under its franchise agreements, our franchisees are required to comply with all applicable laws, regulations, rules, by-laws, orders and ordinances in the operation of its business, which includes the Order. As a result, the franchisees are currently required to implement fair and equal employment practices and are prohibited from discriminating on the ground of religious belief or political opinion in accordance with the Order. However, under the terms of the franchise agreement, we cannot require the franchisees to adopt the MacBride Principles since they have no legal effect in Northern Ireland. Furthermore, we do not believe it is necessary or appropriate for the Company to attempt to force its franchisees to adopt similar but not identical fair employment guidelines that overlap with the existing laws of Northern Ireland.

        Finally, proposals virtually identical to this proposal have been submitted at five consecutive Annual Meetings. In each case, we have opposed the proposals and our shareholders have overwhelmingly rejected them.

        For the above reasons, the Company continues to believe that the adoption of the MacBride Principles is unnecessary and burdensome, and therefore, not in the best interest of the Company, the franchisees or their employees.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 6: SHAREHOLDER PROPOSAL
Relating to an Advisory Shareholder Vote to Ratify Executive Compensation
(Item 6 on the Proxy Card)

What am I voting on?

        Home Missioners of America has advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the addresses and the share ownership of the proponent upon request.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        RESOLVED, that shareholders of YUM! Brands request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers ("NEOs") set forth in the proxy statement's Summary Compensation Table (the "SCT") and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

        Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 "say on pay" resolutions with companies, averaging a 42% vote where voted upon including 41% at YUM! Brands. In fact, eight resolutions received majority votes.

        In addition, the advisory vote was endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. A bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

        Aflac decided to present such a resolution to investors in 2009 and TIAA-CREF, the largest pension fund in the world, held its first Advisory Vote in 2007. As a result of discussions between investors and companies, a Working Group on the Advisory Vote was established to further study how such a practice would be implemented in the U.S. markets to provide advice to investors and companies alike.

        We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the "directors' remuneration report," which discloses executive compensation. Such a vote isn't binding, but gives shareholders a clear voice that could help shape senior executive compensation.

        Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. If investors wish to register opposition to a pay package(s) in the previous year, withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction.

        Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our board with useful information about shareholder views on the company's senior executive compensation, as reported each year.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

What is the Company's position regarding this proposal?

        This proposal seeks to solicit a non-binding vote from shareholders regarding the compensation provided to the executives named in the Company's Summary Compensation Table. For the reasons explained below, the Board of Directors does not believe the proposal is in the best interest of YUM or our shareholders.

Why does the Company oppose this proposal?

        The Board of Directors reached it decision to oppose this proposal after careful consideration of the Compensation Committee's in-depth study of the pros and cons of adopting the advisory vote, which was requested by several shareholders, and after discussing this issue with a number of our largest shareholders. As further explained below, our primary reasons for opposing the proposal include:

  •
  We believe shareholders play an important role in corporate governance through the election of directors, but direct engagement and dialogue is more effective than a "yes" or "no" vote with respect to executive compensation;

  •
  We do not believe that reducing the complex decisions that go into designing and administering a compensation program to a "yes" or "no" vote is an effective or efficient way to obtain shareholder input;

  •
  We believe that YUM's executive pay program has driven strong company performance and shareholder returns, and it would not benefit YUM or our shareholders to alter this successful program; and

  •
  We believe that implementing an advisory vote at YUM while not implementing the same vote at YUM's competitors and peers would put YUM at a competitive disadvantage in attracting and retaining executive talent, thereby negatively affecting YUM's performance and our shareholders.

        Although our Articles of Incorporation grant exclusive authority to fix executive compensation to the Board of Directors, the Board believes that both transparency and shareholder input on the subject is important. In fact, as part of our study on the advisory vote, we recently reached out to a number of our largest shareholders to understand their perspective on this issue. We will continue to closely monitor developments on this issue and discuss the advisory vote with our large shareholders. While we believe that this direct engagement has further enhanced communication with our shareholders, YUM has always maintained an open door policy. We encourage shareholders to express their opinions on all matters of interest to them, including executive compensation, by contacting members of the Board, including members of the Compensation Committee, as described on page 10 regarding "How do shareholders communicate with the Board?" This direct engagement allows shareholders to clearly and specifically share their opinions on our executive compensation program directly with us. A simple "yes" or "no" vote on compensation does not provide that level of communication or understanding. This is especially true in the event of a "no" vote on compensation since the vote alone will not provide any insight into what specific items shareholders are voting against (or why they voted against it). We believe that our current process of direct engagement already allows an avenue for discussion of specific concerns regarding compensation. We do not expect that a retrospective advisory vote would improve or significantly alter that process of direct engagement.

        Our Compensation Committee, which is comprised entirely of independent, non-employee directors, is responsible for designing and administering our executive compensation program. Decisions on how best to carry out these responsibilities are influenced by economic and industry conditions, current and future strategic goals, accounting requirements and tax laws, evolving governance trends, as well as the practices of our peer competitors. Reducing a series of complicated decisions by independent directors who are intimately familiar with all relevant factors to a single, after-the-fact, binary "yes" or "no" advisory vote is not an effective or efficient method to obtain shareholder input.

        As further discussed in our "Compensation Discussion and Analysis," our Compensation Committee's goal is to use our compensation program to attract, reward and retain the talented leaders necessary to enable our Company to succeed in the highly competitive market for talent, while maximizing shareholder returns. Our management team, which has been attracted, rewarded and retained through our compensation program, has been a key driver in YUM's strong performance over both the short and long term. For example, as shown in the table below, YUM's investor total return compares favorably against the S&P 500 Index, a group of nondurable consumer products companies that are used in setting benchmarks for our CEO's compensation (as further described on page 50), as well as a select group of global growth companies including The Coca-Cola Company, Kellogg Company, The Procter & Gamble Company, PepsiCo, Inc., McDonald's Corporation, Colgate-Palmolive Company and Starbucks Corporation over one, five and ten years.

Investor Total Return(1) Comparison (as of 12/31/07)

	1 Year	5 Year	10 Year
YUM! Brands, Inc.	32.2%	26.9%	18.6%

S&P 500 Index	5.5%	12.8%	5.9%

Nondurable Consumer Products Group(2)	-9.5%	9.1%	6.9%

Global Consumer Group(3)	13.3%	15.2%	8.2%

(1)
Compound annual growth rate of stock price adjusted for stock splits and dividends. For the "Nondurable Consumer Products Group" and "Global Consumer Group," the total investor return was calculated by taking the mean of the total investor returns for each of the individual companies included in the respective group.

(2)
Includes only the publicly-traded companies included in the nondurable consumer products group discussed on page 50. The group includes Anheuser-Busch Companies, Inc., AutoNation, Inc., AutoZone, Inc., Avon Products, Inc., Blockbuster Inc., The Coca-Cola Company, Colgate-Palmolive Company, CVS Corporation, Darden Restaurants, Inc., Macy's, Inc., The Gap, Inc., General Mills, Inc., J.C. Penney Company, Inc., Kellogg Company, Kimberly-Clark Corporation, Kohl's Corporation, Limited Brands, Lowe's Companies, Inc., Marriott International, Inc., McDonald's Corporation, Office Depot, OfficeMax Incorporated, Papa John's International, PepsiCo, Inc., Staples, Inc. and Walgreen Co.

(3)
Includes The Coca-Cola Company, Kellogg Company, The Procter & Gamble Company, PepsiCo, Inc., McDonald's Corporation, Colgate-Palmolive Company and Starbucks Corporation.

        In other words, we believe our compensation program has played an important role in driving strong shareholder returns. We do not believe it would benefit YUM or our shareholders to alter this successful program at this time.

        Above all the Board, as fiduciaries for the shareholders, believes that an advisory vote on executive compensation is simply not in the best interests of YUM's shareholders. The Board is not aware of any competitor who has adopted the advisory vote, and we understand that similar proposals were defeated at the vast majority of companies where they were proposed last year. Implementing an advisory vote at YUM—but not at our competitors—could create the impression among our executives that their compensation opportunities could be limited or negatively affected, while those opportunities would not be so limited at our competitors. Thus, the advisory vote could put us at a competitive disadvantage in attracting and retaining executive talent, and that would ultimately harm our business and negatively affect our shareholders. Until a consensus has been formed on the advisory vote, implementation of this proposal is premature and potentially harmful as the advisory vote on executive compensation would not be applied uniformly.

        We also note that a similar proposal was submitted at our last Annual Meeting. We opposed the proposal last year, and a significant majority of shareholders voted against the proposal.

        After careful consideration of the proposal, studying the pros and cons of the advisory vote and discussions with shareholders, the Board of Directors does not believe the proposal would be in the best interest of YUM or our shareholders.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

What vote is required to approve this proposal?

        Approval of this requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

ITEM 7: SHAREHOLDER PROPOSAL
Relating to Food Supply Chain Security and Sustainability
(Item 7 on the Proxy Card)

What am I voting on?

        The Sisters of Charity of the Blessed Virgin Mary, the General Board of Pension and Health Benefits of the United Methodist Church, the Sisters of St. Francis of Philadelphia and the School Sisters of Notre Dame Cooperative Investment Fund have advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the addresses and the share ownership of the proponents upon request.

WHEREAS:

        Nearly two-thirds of corporate executives worldwide surveyed by McKinsey & Company said "their companies face a rising level of risk to their ability to supply customers with goods and services cost effectively." Yet, the survey found

    [f]ew executives are confident that their companies can manage these risks successfully and businesses are making surprisingly little use of some well-known analytical tools and simple best practices that could help.

The McKinsey Quarterly 2007 Number 1, pages 10-11.

        The global food production system faces numerous challenges:

  •
  Severe droughts and increasing water scarcity in key agricultural regions linked to global warming;

  •
  Rising prices for oil and petroleum-based agricultural inputs; and

  •
  Competing use of food crops for bio-fuels.

        Several dramatic events have undermined consumer confidence by highlighting weaknesses in the food safety system:

  •
  Closure of Topps Meat Co., the largest U.S. manufacturer of frozen hamburger, following recall of 21.7 million pounds of hamburger contaminated with e-coli.

  •
  Nationwide recall of spinach from California, which produces 74% of the U.S. spinach crop, due to e-coli contamination.

  •
  Contamination of the long-grain rice supply in the southern United States with genetically engineered rice not approved for human consumption, leading Japan to ban imports of U.S. long-grain rice and the EU to require testing of all U.S. rice shipments.

  •
  Sale of poisoned pet food, tainted seafood and other products from China containing toxic ingredients.

        According to a Consumer Reports survey, 92% of Americans want to know the country of origin for their food. http://greenerchoices.org/products.cfm?product=crfood&pcat=food

        Pesticide residues on imported fruits and vegetables, which account for about one-third of U.S. consumption of these products, are "major and growing" contributors to dietary risk. While U.S. farmers have adopted lower-risk use patterns, growers outside the U.S. continue using older, higher-risk pesticides. Impacts of the Food Quality Protection Act on Children's Exposures to Pesticides, pages 10-11 (2006). http://www.organiccenter.org/reportfiles/7452_Landrigan_AAAS%20Paper.pdf

        The UN Food and Agriculture Organization (FAO) warned that increasing industrialization of pig and poultry production "could lead to a higher risk of disease transmission from animals to humans." The large quantities of animal waste contain many pathogens and the movement of the animals in international trade increases the likelihood pathogen transfers. The FAO cited the "recent emergence of contagious human diseases from animals" such as Nipah in 1999, SARS in 2002 and the current epidemic of Highly Pathogenic Avian Influenza (HPAI). Industrial Livestock Production and Global Health Risks (June 2007). http://www.fao.org/ag/againfo/projects/en/pplpi/docarc/rep-hpai_ industrialisationrisks.pdf

        RESOLVED:    Shareholders request that the Board of Directors report to shareholders by December, 2008 on measures taken to ensure the long-term sustainability and security of our company's product supply chain including:

  •
  Strategies to significantly reduce waste, energy and water use throughout the supply chain;

  •
  Resource conservation programs and pollution prevention measures for the full product life-cycle;

  •
  Labeling products for country of origin and presence of genetically modified ingredients; and

  •
  Safety testing and systems to ensure identity preservation and traceability "from farm to fork."

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

What is the Company's position regarding the sustainability proposal?

        YUM is fully committed to ensuring that all of our facilities and supply chains, whether in the U.S. or any other country, are operated legally, ethically and responsibly and in a manner that benefits the communities in which they are located. Our Worldwide Code of Conduct, summarized on our Web site, under the "Safety and Environmental Protection" section, guides our activities around the world. It commits us to act as an environmentally responsible corporate citizen, to provide a safe and healthy work environment, and to seek methods that are both socially responsible and economically sound.

        We are proud of our recent accomplishments in this area. For example, in 2006 we established a dedicated Corporate Social Responsibility role with the goal of reviewing and assessing our global impacts in social, environmental and economic areas and developing strategies and initiatives in response. We will also be issuing our first global Corporate Social Responsibility report later this year to address areas of achievement and opportunity relating to social, environmental and economic impact. In 2006, YUM also formed an Environmental Leadership Council whose goal is to identify, design, test and deploy programs that drive measurable sustainability advances. Some of the aspects of our business that this committee is addressing include: building material and design, energy conservation, energy procurement, waste, packaging and education. In addition, our U.S. restaurants have reduced energy use since 2005 by 20%. Our entire system of restaurants is also in the process of implementing equipment and behavior changes and retrofits that address environmental impact, including energy and water use, recycling of cardboard and paper products, recycling of spent grease from fryers, use of energy efficient equipment and better energy management systems.

        With respect to our suppliers, they are required to comply with the laws and regulations of the countries and localities in which they operate. To encourage compliance with all legal requirements and ethical business practices, YUM has established a supplier code of conduct summarized on our web site at www.yum.com/responsibility/suppliercode.asp. Suppliers are expected to conduct audits and inspections to ensure compliance with YUM's Supplier Code of Conduct and applicable laws and regulations. Failure to observe the Code of Conduct may subject the supplier to disciplinary action, which could include termination of the supplier relationship.

        We also recently enhanced our produce safety practices by requiring produce suppliers to implement additional field inspections, pathogen testing and pathogen elimination. We are becoming a leader in produce safety and have sponsored summits with key growers, suppliers and users of produce as well as multiple joint produce safety meetings with industry leaders on testing and best practices. We are also sharing information with the Center for Disease Control and the Food and Drug Administration and are constantly working with our suppliers to ensure that we are using the best practices in the industry.

        With respect to labeling for the presence of genetically modified organisms, we track and trace the products used in our supply chain regardless of country of origin, and we follow all laws regulations in the U.S. and throughout the world with respect to the use of genetically modified organisms. We do not believe that labeling the country of origin of our products is a necessary method of reducing risk. With respect to safety testing, we require our suppliers to be able to trace products and ingredients within their supply chain. We currently conduct testing and evaluation of suppliers and their products and pride ourselves on our stringent qualification system.

Why does the Company oppose this proposal?

        We work hard to be a good corporate citizen and promote social, environmental and economic issues. We have been, and will continue to be, committed to upholding and abiding by all laws and regulations that govern our operations, wherever we operate. We are equally committed to ensuring that our suppliers abide by all laws and regulations and established industry practice that govern their business, wherever they operate, and we have developed the resources, through the purchasing cooperative of which we are a member in the U.S., to independently evaluate supplier conduct. If it is brought to our attention that any supplier of YUM is in repeated violation of any employment law or regulation governing their business, and corrective action is not taken, we would terminate our approval of this supplier. Moreover, we will continue our commitment to protecting the environment and enhancing the quality of life in the communities in which we operate.

        We believe that creating the report required by the proposal would not be productive because our own business interests require that our food chain be both safe and sustainable, and we have available the expertise to make those determinations internally. We are working to leverage these resources and improve in the areas discussed above. In sum, the proposed sustainability report and review is unnecessary and would not result in any additional benefit to our shareholders or employees. The proposed report would be costly and time-intensive, and is duplicative of many of our existing initiatives, policies and efforts.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

 ITEM 8: SHAREHOLDER PROPOSAL
Relating to Animal Welfare
(Item 8 on the Proxy Card)

What am I voting on?

        People for the Ethical Treatment of Animals has advised us that they intend to present the following shareholder proposal at the Annual Meeting. We will furnish the address and share ownership of the proponent upon request.

        RESOLVED that shareholders encourage the Board to implement the March 2005 recommendations made by former members of KFC's animal welfare council.

Supporting Statement

        As the following examples illustrate, there is a clear gap between KFC's animal welfare claims and the way that birds killed for its restaurants are abused:

  •
  Years after KFC made assurances that its suppliers treat animals humanely, it was documented that workers at a KFC "Supplier of the Year" slaughterhouse were tearing live birds' heads off, spitting tobacco in their eyes, slamming them against walls, and spray-painting their faces. In 2007, birds at another "Supplier of the Year" slaughterhouse were found being impaled by broken equipment and scalded and crushed to death.

  •
  Every KFC supplier in the U.S. kills birds by dumping and shackling them while they are still alive, paralyzing them with an electrically charged water bath, slitting their throats while they're still conscious, and removing their feathers in tanks of scalding-hot water.

  •
  Birds suffer throughout this process; their wings and legs are broken, workers regularly abuse them, and many are scalded to death (in 2002 alone, the U.S. Department of Agriculture reported that 3.7 million birds were scalded to death).

  •
  Five members of KFC's touted animal welfare council have resigned in frustration. One former member, Adele Douglass, told the Chicago Tribune that KFC "never had any meetings" and that she felt that she "was being used." Another, Dr. Ian Duncan, told the Guelph Mercury that he suspected that "upper management didn't really think that animal welfare was important."

        PETA would end its campaign, which shareholders can learn more about at www.KentuckyFriedCruelty.com, if KFC adopted the March 11, 2005 recommendations made by its own former animal welfare advisors regarding the breeding, gathering, and slaughtering of birds:

  •
  Adopting these recommendations would harmonize KFC's claims with its actions and result in numerous economic benefits, including improved product quality and shelf life and reduced carcass contamination.

  •
  The longer that KFC refuses to eliminate the very worst abuses that its birds suffer, the more that its brand image will become associated with cruelty to animals. More than 12,000 protests have occurred at KFC restaurants worldwide since January 2003, and notable figures like Sir Paul McCartney, The Rev. Al Sharpton, Pamela Anderson, and His Holiness the Dalai Lama have publicly encouraged people to boycott KFC.

        Yum! has not shown its shareholders or the public any evidence that it has conducted a meaningful analysis aimed at adopting any or all of recommendations made by former members of KFC's Animal Welfare Advisory Council. Accordingly, we urge shareholders to support this proposal.

MANAGEMENT STATEMENT IN OPPOSITION
TO SHAREHOLDER PROPOSAL

What is the recommendation of the Board of Directors?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

What is the Company's position regarding this proposal?

        YUM, as a major purchaser of food products, has the opportunity and responsibility to influence the way animals supplied to us are treated. We take that responsibility very seriously, and we are monitoring our suppliers on an ongoing basis to determine whether our suppliers are using humane procedures for caring for and handling animals they supply to us. As a consequence, it is our goal to only deal with suppliers who promise to maintain our standards and share our commitment to animal welfare.

        We have a track record of leadership in animal welfare. For example, we have developed the YUM! Brands Animal Welfare Guiding Principles and have expanded the KFC Animal Welfare Advisory Council to provide leadership in the animal welfare area and in our commitment to animal welfare.

        To help ensure that our suppliers meet our animal welfare objectives, we adopted the YUM! Brands Animal Welfare Guiding Principles and the KFC Poultry Welfare Guidelines (collectively the "Guiding Principles"). The Guiding Principles express our goal to deal with suppliers that are committed to the raising, transportation and slaughter of poultry in a manner that is free of cruelty, abuse and neglect.

        The Guiding Principles are applicable to all YUM poultry suppliers across the United States (these are the same suppliers that supply poultry to our competitors). We are also looking into how these principles can be applied internationally.

        As stated in the Guiding Principles, the Company, together with the KFC Animal Welfare Advisory Council, works with its suppliers to develop systems to monitor and assess the effectiveness of suppliers' poultry handling practices. The KFC Animal Welfare Advisory Council consists of experts in poultry physiology, poultry genetics, animal behavior and veterinarians. In 2007, the KFC Animal Welfare Advisory Council conducted a review and update of the audit instruments used to assess the welfare of broiler chickens, and completed a survey of primary breeder chickens to review the genetic selection process. The KFC Animal Welfare Advisory Committee also requested a series of nine scientific reviews of broiler welfare audit points and policy by the experts of the American Association of Avian Pathologists to provide additional guidance. Their reviews are expected to be completed in 2008. The Company is working with the Professional Animal Auditor Certification Organization, Inc. ("PAACO") to further enhance the audit process and includes a PAACO certified auditor on staff. We operate in over 100 countries and territories, and we comply with all national, state and local laws and regulations regarding the handling of poultry in those countries.

Why does the Company oppose the proposal?

        Our commitment, leadership and results are well established and recognized within the industry. We work hard to be a good corporate citizen and are strong advocates of good animal handling practices. Our policies are designed to help to achieve humane treatment of animals. We have been, and will continue to be, committed to upholding and abiding by the principles we have set. We monitor our suppliers for compliance and have recently expanded our monitoring efforts through plant and farm level audits. More information regarding our animal welfare program can be found on our Web site at www.yum.com/responsibility/animalwelfare.asp or www.kfc.com/about/animalwelfare.asp. We believe that the proposed animal welfare report and review is unnecessary and would not result in any additional benefit to our shareholders or employees. In fact, much of what is alleged in the supporting statement to the shareholder proposal is either inaccurate or significantly outdated.

        A similar proposal was submitted at our last Annual Meeting. We opposed the proposal last year, and shareholders overwhelmingly rejected the proposal.

FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.

What vote is required to approve this proposal?

        Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

STOCK OWNERSHIP INFORMATION

Who are our largest shareholders?

        This table shows ownership information for each YUM shareholder known by our management to be the owner of 5% or more of YUM common stock. This information is presented as of December 31, 2007, and is based on stock ownership reports on Schedule 13G filed by each of these shareholders with the SEC and provided to us.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Capital Research Global Investors 333 South Hope Street Los Angeles, California 90071	35,262,000	(1)	6.9%
Southeastern Asset Management, Inc 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	34,119,308	(2)	6.7%
Marsico Capital Management, LLC 1200 17th Street, Suite 1600 Denver, Colorado 80202	29,570,059	(3)	5.8%

(1)
The filing indicates sole voting power for 18,456,000 shares, shared voting power for no shares, sole dispositive power for 35,262,000 shares, and shared dispositive power for no shares.

(2)
The filing indicates sole voting power for 14,101,732 shares, shared voting power for 17,894,252 shares, no voting power for 2,123,324 shares, sole dispositive power for 16,199,056 shares, shared dispositive power for 17,894,252 shares and no dispositive power for 26,000 shares.

(3)
The filing indicates sole voting power of 25,338,656 shares, shared voting power for no shares, sole dispositive power 29,570,059 shares, and shared dispositive power for no shares.

How much YUM common stock is owned by our directors, director nominees and executive officers?

        This table shows the beneficial ownership of YUM common stock as of December 31, 2007 by

  •
  each of our nominees for election as directors,

  •
  each of the executive officers named in the Summary Compensation Table on page 65, and

  •
  all directors, director nominees and executive officers as a group.

        Unless we note otherwise, each of the following persons and their family members has sole voting and investment power with respect to the shares of common stock beneficially owned by him or her. None of the persons in this table hold in excess of one percent of the outstanding YUM common stock, except for Mr. Novak who beneficially owns approximately 1.2%. Directors, director nominees and executive officers as a group beneficially own approximately 2.9%. Our internal stock ownership guidelines call for the

Chairman to own 336,000 shares of YUM common stock or stock equivalents. Guidelines for our other named executive officers (other than Mr. Hearl) call for them to own 50,000 shares of YUM common stock or stock equivalents within five years following their appointment to their current position. Other executive officers are required to own 24,000 shares or share equivalents.

        The number of shares beneficially owned by each director, director nominee and executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has either sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right.

Name	Number of Shares Beneficially Owned(1)		Deferral Plans(2)	Total
David C. Novak	5,580,805	(3)	1,171,302	6,752,107
David W. Dorman	30,997		0	30,997
Massimo Ferragamo	80,952		43,130	124,082
J. David Grissom	101,492	(4)	2,055	103,547
Bonnie G. Hill	23,216		11,961	35,177
Robert Holland, Jr.	87,323		12,168	99,491
Kenneth G. Langone	650,262	(5)	11,818	662,080
Jonathan Linen	22,954		0	22,954
Thomas C. Nelson	13,220		0	13,220
Thomas M. Ryan	47,209		1,712	48,921
Jackie Trujillo	58,449		0	58,449
Robert D. Walter	0		0	0
Richard T. Carucci	711,491	(6)	10,284	721,775
Jing-Shyh S. Su	1,382,643		0	1,382,643
Graham D. Allan	1,254,506	(7)	77,513	1,332,019
Peter R. Hearl	1,242,086		25,092	1,267,178
All Directors, Director Nominees and Executive Officers as a Group (24 persons)	14,735,351	(3)	1,495,131	16,230,482

(1)
The amounts shown for Messrs. Novak, Carucci, Su, Allan and Hearl, non-employee directors and the group of all directors and executive officers include beneficial ownership of the following shares that may be acquired within 60 days pursuant to stock options and stock appreciation rights awarded under our employee or director incentive compensation plans:

	Novak	Carucci	Su	Allan	Hearl	Non-Employee Directors	All Directors and Executive Officers as a Group
Shares which may be acquired within 60 days pursuant to stock options and stock appreciation rights	5,499,167	700,903	1,223,293	1,163,212	1,182,746	295,608	13,447,972

(2)
These amounts reflect units denominated as common stock equivalents held in deferred compensation accounts for each of the named persons under our Directors Deferred Compensation Plan or our Executive Income Deferral Program. Amounts payable under these plans to the named executive officers and other executive officers will be paid in shares of YUM common stock at termination of employment or within 60 days if the executive so elected or in the case of a non-employee director, when the non-employee director leaves the Board.

In addition to the amounts reflected in this column, listed below are units denominated as common stock equivalents held in deferred compensation accounts which become payable at a time (a) other than at termination of employment or (b) after February 29, 2008. Pursuant to the rules of the SEC, these amounts may not be included in the table.

Novak	Carucci	Su	Allan	Hearl	All Directors and Executive Officers as a Group
610,855	71,142	69,458	81,694	15,228	1,533,186
(3)
These amounts include the following shares held pursuant to YUM's 401(k) Plan which will be subject to the voting direction of each named person at the annual meeting:

•
Mr. Novak, 29,184 shares

•
all directors, director nominees and executive officers as a group, 30,701 shares.

(4)
This amount includes 26,000 shares held in IRA accounts and 54,035 shares held in a margin account.

(5)
This amount includes 600,004 shares held in a margin account.

(6)
This amount includes 6,000 shares held in a trust.

(7)
67,482 of Mr. Allan's shares are pledged.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of the outstanding shares of YUM common stock to file with the SEC reports of their ownership and changes in their ownership of YUM common stock. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish YUM with copies of all ownership reports they file with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to YUM and representations that no other reports were required, all of our directors and executive officers complied with all Section 16(a) filing requirements during fiscal 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        In this compensation discussion and analysis, we discuss our compensation objectives, our compensation decisions and the rationale behind those decisions in connection with 2007 compensation of the officers named in the Summary Compensation Table (the "named executive officers"), which begins at page 65. The named executive officers discussed in this section are: David C. Novak, Chief Executive Officer and Chairman, Richard T. Carucci, Chief Financial Officer, Jing-Shyh S. Su, President—China Division, Graham D. Allan, President—Yum Restaurants International and Peter Hearl, Chief Operating Officer and Chief Development Officer.

What is YUM's Compensation Philosophy?

        The philosophy underlying our compensation program, which the Compensation Committee reviews annually, is to:

  •
  reward performance and avoid entitlement,

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  pay our restaurant general managers and executives like owners,

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  design pay programs at all levels that align team and individual performance, customer satisfaction and shareholder return, and

  •
  emphasize long-term incentive compensation.

What are the Objectives of YUM's Compensation Program?

        The objectives of our executive compensation program are to:

  •
  attract and retain highly qualified employees through competitive compensation and benefit programs,

  •
  reward our employees for personal contributions that grow the business, and

  •
  maximize shareholder returns.

Who Designs and Administers YUM's Compensation Programs?

        The Compensation Committee of the Board is responsible for designing and administering our executive compensation programs. This Committee is composed entirely of independent directors. The Compensation Committee operates pursuant to its charter which can be found at www.yum.com/governance/committee.asp. The charter is reviewed annually by the Compensation Committee and was last revised in 2004. The Compensation Committee determines how many times it will meet, which must be at least three times per year. In 2007, the Compensation Committee met four times, including two executive sessions. In consultation with the Company's Chief People Officer, the Compensation Committee sets a calendar for each year and determines agenda items for each meeting.

        In addition to designing and administering our compensation programs and retirement plans and policies, our Compensation Committee reviews and approves all compensation decisions relating to the Company's Senior Leadership Team, including those for our CEO and the named executive officers. In addition, the Board of Directors reviews the annual compensation package of our CEO.

        Our Compensation Committee meets with our CEO at least annually to review the performance of the other Senior Leadership Team members, receive the recommendations of the CEO on Senior Leadership Team compensation and determine their annual compensation packages. This meeting includes an in-depth review by the CEO of the performance of each Senior Leadership Team member who reports directly to our CEO.

        The members of our Senior Leadership Team include our CEO, Brand and Division Presidents, Chief Operating Officers at each brand or operating division, and the senior staff employees who report to our CEO, including our President of U.S. Brand Building, Chief Financial Officer, Chief Operating and Development Officer, Chief People Officer, General Counsel and Public Affairs Officer.

What is the Role of the Compensation Committee's Independent Consultant?

        As stated in its charter, the Compensation Committee may retain outside compensation consultants, lawyers or other advisors. Since 2005, the Compensation Committee has retained an independent consultant, Hewitt Associates, Inc., to advise it on certain compensation matters. For 2007, the Compensation Committee told Hewitt that:

  •
  they were to act independently of management and at the direction of the Compensation Committee,

  •
  their ongoing engagement would be determined by the Compensation Committee,

  •
  they were to inform the Compensation Committee of relevant trends and regulatory developments, and

  •
  they were to provide compensation comparisons based on information that is derived from comparable businesses of a similar size to us with respect to compensation of the chief executive officer at other companies and assist the Committee in its determination of the annual compensation package for our CEO. Hewitt does not assist the Committee with respect to compensation decisions of the other members of our Senior Leadership Team.

        Hewitt does not provide any other services to us, although, we do purchase Hewitt survey data for benchmarking executive and manager compensation, as described below.

What is the Role of Comparative Compensation Data?

        Our Compensation Committee believes it is important to understand how our compensation levels compare to compensation levels for similarly situated executives at companies that we consider to be our peers. To do this, on-line compensation data is obtained from two consulting firms, Towers Perrin and Hewitt Associates. This data is used as a frame of reference for establishing compensation targets for base salary, annual incentives and long-term incentives for the Senior Leadership Team below our CEO. This method is often referred to as "benchmarking."

        The on-line benchmarking data from the consulting firms' surveys ("survey data") reflect compensation practices of general industry companies with annual revenues which are similar to ours for those of our executives with Company-wide responsibilities and with annual revenues similar in size to each brand or division, for those of our executives with single brand or division responsibilities. The Compensation Committee believes that targeting compensation in this manner appropriately reflects the labor market for our executives.

        The Committee uses a benchmark as a point of reference for measurement. Benchmarks, however, are not the determinative factor for our executives' compensation, and they do not supplant the analyses of the individual performance of the executive officers that are considered when making compensation decisions.

        Because the comparative compensation information is just one of several factors that are used in the setting of executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the Committee may elect not to use the comparative compensation information at all in the course of making specific compensation decisions.

        For our named executive officers other than our CEO, the Committee has set target percentiles for salary, bonus and long term incentives, and they are discussed on page 51. The Committee does not set target percentiles with respect to target total compensation for our named executive officers other than our CEO (see page 60 for a discussion of Mr. Novak's target compensation). With the exception of our CEO's compensation, we do not measure the percentile ranking of compensation actually earned since these amounts are designed to be a function of results and, therefore, consistent with our pay-for-performance approach to executive compensation.

        Our objective is to provide pay opportunities to our named executive officers that are consistent with our pay philosophy and correspondingly with the market compensation for comparable positions at the benchmark companies. This is an important distinction from actual pay. Accordingly, to the extent the amount of any actual or earned element of compensation, in the case of our named executive officers other than our CEO, and the amount of the actual or earned total compensation, in the case of our CEO, varies from its targeted compensation percentile, this will be a function of performance of the individual and/or the Company.

  Comparative Compensation Data—Messrs. Carucci, Su, Allan and Hearl

        While Company revenues before franchising and license fees were approximately $8.4 billion in 2006, the Compensation Committee determined that, similar to the rationale for Mr. Novak, which is discussed later in this compensation discussion and analysis, it was appropriate to use data for companies with larger revenues. For Mr. Carucci, our Chief Financial Officer (with responsibilities across all of YUM), the Towers Perrin survey data for the 59 companies in the survey data for the job surveyed reflects companies with annual revenues of $10 to $20 billion with median revenues of $13 billion. The Committee determined that this was appropriate because of the added complexity of managing a company with both company and franchise owned stores and, in particular, managing sales growth and overall operations improvements for the entire franchise system. In this regard, the Compensation Committee added 25% of our franchisee and licensee sales to Company revenues. This meant that the Company, when considering franchisee sales, would be viewed as having revenues of $14 billion. Specifically, this amount was determined by adding 2006 Company revenues before franchise and license royalties of $8.4 billion and 25% of franchisee and licensee sales (for which the Company derives revenues in the form of royalties) of approximately $22.7 billion.

        For Messrs. Su and Allan (with responsibilities in 2007 primarily for an individual division/brand), the Hewitt survey data for the 78 companies in the survey data for the job surveyed reflects companies with annual revenues of $2.5 to $5 billion with median revenues of $3.5 billion, and the Towers Perrin survey data for the 67 companies in the survey data for the job surveyed reflects companies with group annual revenues of more than $2 billion with median revenues of $4.1 billion.

        The Committee determined that the survey data should not be used for Mr. Hearl because his role as Chief Operating and Development Officer covered two separate areas: operations and development. As a result of this dual role, the Committee determined that the survey data would not provide an appropriate comparison.

  Companies included in the Survey Data for Messrs. Carucci, Su and Allan

        In accordance with SEC rules, a list of the companies included in the survey data is attached at Appendices 2 and 3. Consistent with prior years, the Compensation Committee did not consider compensation data from any specific company in the survey data.

        Appendix 2 sets forth the companies with annual revenues of $10 to $20 billion from the Towers Perrin survey used as a benchmark for Mr. Carucci's job. Appendix 3 sets forth the companies in the Hewitt survey with annual revenues of $2.5 to 5.0 billion used as benchmarks for Messrs. Su's and Allan's jobs. Towers Perrin did not make the list of companies with revenues greater than $2 billion available with respect to the survey data also used for Messrs. Su's and Allan's jobs.

        When providing survey data for the job surveyed, the consulting firms draw data from some but not all of the companies in the list. This is because some companies in the group may not have a matching or similar job to the job being surveyed. The consulting firm data does not disclose the name of the companies that comprise the smaller group of companies for purposes of each job surveyed. Therefore, we disclose in Appendices 2 and 3 the names of all of the companies in the survey group and have disclosed in the paragraphs above the number of companies used and median revenues of those companies in the survey data for the job surveyed for each executive.

  Comparative Compensation Data—Mr. Novak

        With respect to reviewing and setting 2007 compensation for Mr. Novak, the Compensation Committee used data from Hewitt Associates for a select group of nondurable consumer products companies. Before selecting this group, the Committee considered a general industry group of companies and a proxy-based group of quick service restaurants and other retailers. The Committee determined that the nondurable consumer products group represented the best market reference point, noting that the median annual revenues for the group was $14 billion compared to the Company revenues of $14 billion (as adjusted to consider franchisee sales as described on page 49). The Committee determined, based on input from Hewitt, that it was appropriate to use data for companies with larger revenues with respect to Mr. Novak because of the added complexity of managing a company with both company and franchise owned stores and, in particular, managing sales growth and overall operations improvements for the entire franchise system. In this regard, the Compensation Committee added 25% of franchisee and licensee sales to Company revenues in the same manner described above for Mr. Carucci. Hewitt Associates provided a comprehensive review for the Compensation Committee using data from this survey data base. The companies comprising this nondurable consumer products group are:

Albertsons Inc.	Dollar General Corporation	Marriott International, Inc.
Anheuser-Busch Companies, Inc.	Federated Department Stores, Inc.	Mars, Incorporated
AutoNation, Inc.	The Gap, Inc.	McDonald's Corporation
AutoZone, Inc.	General Mills, Inc.	Meijer, Inc.
Avon Products, Inc.	J.C. Penney Company, Inc.	Office Depot
CDW Corporation	Kellogg Company	OfficeMax Incorporated
The Coca-Cola Company	Kimberly-Clark Corporation	PepsiCo, Inc.
Colgate-Palmolive Company	Kohl's Corporation	Staples, Inc.
CVS Corporation	Limited Brands	Walgreen Co.
Darden Restaurants, Inc.	Lowe's Companies, Inc.

How do we Align Compensation and Company Performance?

        As noted above, a key objective of our Compensation Programs is to maximize shareholder returns. To do this, our programs reinforce pay-for-performance principles by aligning the payouts from executive compensation programs with the results of the Company's business and financial performance. More specifically, each executive officer's annual incentive compensation depends on the degree to which the company achieves its business and financial goals and the degree to which each executive officer meets his or her individual goals.

        Incentives constitute a significant portion of total compensation. In accordance with our compensation philosophy described above, our incentives consist of annual incentive compensation, which are short-term in nature, and stock appreciation rights, which have a longer-term focus. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee reviews information provided by management in the case of Senior Leadership Team members other than our CEO, and Hewitt Associates in the case of our CEO, to determine the appropriate level and mix of incentive compensation. Historically, and in fiscal 2007, the Compensation Committee granted a majority of total compensation to our executive officers in the form of short-term and long-term incentive compensation. For 2008, the Committee has adopted guidelines for our top executives' total compensation at 30% fixed compensation (representing base salary) and 70% variable compensation (representing annual incentive and long-term incentive compensation).

What are the Elements of Compensation at YUM?

        For 2007, the principal components of compensation for named executive officers were:

  •
  Base salary;

  •
  Performance-based annual incentive compensation;

  •
  Long-term incentive compensation;

  •
  Retirement benefits; and

  •
  Perquisites.

        These elements have been in place since the Company was spun off from PepsiCo in 1997. We determine all elements of compensation annually at the same time, currently in January, to allow us to take into consideration all of the elements at the time that determinations are made.

        For the named executive officers other than Mr. Novak, we target the elements of our compensation program as follows:

  •
  Base salary at the 50th percentile; however, beginning in 2007, in the case of employees expected to make significant contributions in current and future positions and who would be considered a critical loss if they left the Company, we target the 75th percentile for base salary.

  •
  Performance-based annual incentive compensation at the 75th percentile.

  •
  Long-term incentives at the 50th percentile to emphasize variable pay and sustained performance.

        The Committee does not utilize percentile rankings with respect to each element of Mr. Novak's compensation. Mr. Novak's total compensation target is discussed at page 60.

  Base Salary

        The principal purpose of base salary is to compensate our executive officers for their primary roles and responsibilities and to provide a stable level of annual compensation. With the exception of Mr. Hearl, market data from the survey group was considered in determining base salary targets for named executive officers based on each executive officer's position and responsibility. An executive officer's actual salary relative to this competitive salary range varies based on the level of his or her responsibility, experience, individual performance and future potential. Specific salary increases take into account these factors and the current market for management talent. Our Compensation Committee reviews each executive officer's salary and performance annually. As discussed at page 49, the Committee does not measure or review the percentile ranking of actual salary decisions.

        Messrs. Su's and Allan's 2007 salary increase placed their base salaries significantly above the 75th percentile. The Committee chose to pay these two executives at this level based on the Committee's subjective assessment of the results they produced for the Company and the importance of their leadership to their divisions. Mr. Carucci's salary was set at the 50th percentile for 2007.

        The Committee determined that Mr. Hearl's salary should be set based on the performance of Pizza Hut in 2006 when Mr. Hearl was Pizza Hut's president. As noted above, the Committee did not believe it was appropriate to use survey data for Mr. Hearl's compensation in light of his dual role as Chief Operating and Development Officer.

  Annual Incentive Compensation

        Our annual incentive compensation program is known as the YUM! Leaders' Bonus program. It is a cash based, pay-for-performance annual incentive plan that applies to over 1,200 above restaurant leaders in the Company. The principal purpose of annual incentive compensation is to encourage and reward strong individual and team performance that drives shareholder value.

        Annual incentive payments are based on the achievement of certain Company-wide or business unit financial objectives, other corporate objectives, as well as the achievement of individual performance objectives. The criteria for annual incentive compensation are established during the compensation planning period during which the criteria are reviewed with and approved by the Compensation Committee to ensure that the goals are in concert with the unique strategic issues facing the Company.

        In 2007, bonus opportunities were designed to reward superior performance by providing for payments above target for superior performance, with no payment unless a threshold percentage of the goal was achieved. We believe this aligns our executive officers' interests with the Company's interests, and motivates our executive officers to meet their goals and ensure that the Company meets its financial, operational and strategic objectives.

        The formula for our annual incentive compensation is as follows:

Base Salary	×	Annual Target Bonus Percentage	×	Team Performance Factor	×	Individual Performance Factor	=	Bonus Payout Award

        As shown above, each named executive officer's annual bonus is calculated by multiplying the named executive officer's base salary by his annual target bonus percentage and then by the team performance factor and individual performance factor. The minimum team performance factor is 0% and the maximum is 200%. The minimum individual performance factor is 0% and the maximum is 150%. The total annual bonus potential ranges from 0 - 300% of the target award. Applying these ranges under the YUM! Leader's Bonus Program to the named executive officer's 2007 salaries determined the threshold, target and maximum aggregate awards potential under the program for 2007, which are reported in dollars in the Grants of Plan-Based Awards table on page 70.

        Annual Target Bonus Percentage.    The philosophy for our annual incentive compensation is to target the Annual Target Bonus Percentage at the 75th percentile of the companies in the survey data. In addition to the survey data, these targets were derived by the Compensation Committee's consideration of an executive's performance, tenure in position and the compensation of the executive's peers within the Company and the executives' expected contribution to the Company. The "Annual Target Bonus Percentage" for each named executive officer for 2007 was:

David C. Novak	Richard T. Carucci	Jing-Shyh S. Su	Graham D. Allan	Peter Hearl
140%	85%	90%	90%	85%

        The Committee increased the target bonus percentage for Messrs' Carucci, Su and Allan by 5% for 2007 as compared to 2006. The Committee noted these target bonus percentages for 2007, when compared to the survey data, were above the 75th percentile for Messrs. Su and Allan and below the 75th percentile for Mr. Carucci. The Committee did not consider the actual percentile above or below the 75th percentile when making its final target bonus percentages decision. Rather, it considered Messrs. Su's, Allan's and Carucci's strong performance in continuing to lead their respective units of YUM and determined that an increase in each of their target bonus percentage was appropriate. Mr. Hearl's target bonus percentage for 2007 was not changed as compared to 2006. The Committee determined that this percentage was appropriate for Mr. Hearl's role.

        Performance Factors.    To determine the performance factors for each named executive officer, the Compensation Committee reviews actual performance against pre-established consolidated or relevant operating Company measures and targets ("Team Factor") and individual performance measures and targets ("Individual Factor").

        Team Factor.    For 2007, the Compensation Committee determined each executive's Team Factor, based on recommendations from management and consistent with prior years, by establishing the business team performance measures, targets and weights (these are the same measures, targets and weights set for all of our top 1,200 above restaurant leaders) and reviewing actual performance against these measures and targets as set forth in the chart below for the named executive officers. The targets were developed through the Company's annual financial planning process, in which we assessed the future operating environment and built projections of anticipated results. Brand and division targets may be adjusted during the year when doing so is consistent with the objectives and intent at the time the targets were originally set. In 2007, division and brand operating profit growth targets were adjusted to reflect certain YUM approved investments and restaurant divestitures. We believe these measures and targets are key factors to drive individual and team performance, which will result in increased shareholder value over the long term. In particular, we believe these measures align employee goals with the Company's and individual brand's and division's current year objectives to grow earnings and sales, develop new restaurants and increase customer satisfaction. The measures also serve as effective motivation because they are easy to track and clearly understood by employees. When setting targets for each specific Team Performance Measure, the Company takes into account overall business goals and structures the target to motivate achievement of desired performance consistent with broader shareholder commitments such as earnings per share growth, return on investment and cash flow. These Team Performance Targets use the same measures that we disclose from time to time to our investors and may be slightly above or below disclosed guidance when determined by our Compensation Committee to be appropriate.

Name	Team Performance Measures	Team Performance Targets	Weights	Actual Performance
David C. Novak, Richard T. Carucci and Peter Hearl (Consolidated Business Performance)	Earnings Per Share Growth System Sales Growth System Net New Restaurant Builds Customer Satisfaction	10% 4.5% 600 60%	50 20 20 10	15.2% 5.6% 717 59%
Jing-Shyh S. Su (China Division)	Division Operating Profit Growth System Sales Growth System Gross New Restaurant Builds Customer Satisfaction	19% 17% 400 62%	50 20 20 10	23% 24.1% 502 67.5%
Graham D. Allan (International Division)	Division Operating Profit Growth System Sales Growth Net System New Restaurant Builds Customer Satisfaction	10% 5% 385 62%	50 20 20 10	12.5% 10% 449 64%

        As indicated by the weights assigned to each performance measure, the most significant performance measures are diluted earnings per share ("EPS") growth and division operating profit growth. EPS growth is calculated consistent with our financial statements. Division operating profit growth, as well as system sales growth for the entire Company and each division or brand, is based on actual year over year growth and adjusted for the impact of foreign currency translation. In the case of system sales growth, we include the results of all restaurants, including Company-owned, franchised and licensed restaurants. In the case of customer satisfaction, the performance target represents the percentage of total system stores that must achieve a 100% customer satisfaction score. For Messrs. Novak, Carucci and Hearl, the customer satisfaction goal was calculated by averaging the weighted targets of our US Brands, the China Division and the International Division.

        To determine the Team Factor, the actual performance for each Team Performance Measure is compared to the "leverage formula" set for that measure to determine the percentage factor for that measure. For each Team Performance Measure, each percentage is applied to the weighting given to the corresponding performance measure. These weighted percentages are then added together to obtain the final actual Team Factor for the year. The leverage formula for each Team Performance Measure magnifies the potential impact that performance above or below the Target Performance Measure will have on the calculation of annual incentive compensation. This "leveraging" helps motivate the desired behaviors that the Company seeks to achieve.

        In the case of Messrs. Su and Allan, 75% of their Team Factor is determined based on the measures, targets and weights for the brand or division unit as shown above and 25% is determined based on the same measures, targets and weights described for Messrs. Novak, Carucci and Hearl, which represent the Company's consolidated performance. The Compensation Committee believes that, for brand and operating division executives, this allocation between brand or division results and consolidated results strikes an important balance.

        Individual Factor.    Each named executive officer's individual factor is determined by the Compensation Committee based upon the Compensation Committee's subjective determination of the named executive officer's individual performance for the year, including consideration of specific individual performance goals set at the beginning of the year. As described above, our Chairman, CEO and President, Mr. Novak, provides the Compensation Committee with his evaluation of each of the other named executive officers' performance and recommends an Individual Factor to the Committee.

        Application of Annual Incentive Program Formula to Named Executive Officers.    In Mr. Carucci's case, his Team Factor and Individual Factor were 177 and 140, respectively. The Team Factor was determined based upon the actual performance versus target performance as follows:

Team Performance Measures	Team Performance Targets	Actual Performance	Factor based on leverage formula	Weight	Factor after applying weights
Earnings Per Share Growth	10%	15.2%	187	50%	93.5
System Sales Growth	4.5%	5.6%	172	20%	34.4
Net System New Restaurant Builds	600	717	200	20%	40.0
Customer Satisfaction	60%	59%	95	10%	9.5

Consolidated Business Team Performance Factor (total weighted)					177

        The Compensation Committee determined that Mr. Carucci's overall individual performance for 2007 was above target based upon strong earnings per share growth, system sales growth and net new restaurants, as well as a 30% increase in YUM's stock price and an improvement in our price to earnings ratio. In addition, the Committee considered that, while the U.S. business missed its growth and profit targets, under Mr. Carucci's leadership the Company negotiated favorable debt terms, established ownership plans for the Company's U.S. restaurants and implemented a new information services structure to help drive effectiveness of the restaurant technology platform. In consideration of this overall strong performance, the Committee approved an Individual Factor of 140. The Committee based this determination on its subjective assessment of Mr. Carucci's performance and did not assign a weight to any particular item. Application of the formula based on the Team Factor and Individual Factor as determined above resulted in Mr. Carucci receiving an annual incentive for 2007 equal to $1,263,780.

        In Mr. Su's case, his Team Factor and Individual Factor were 182 and 150, respectively. The Team Factor was determined based upon the actual performance versus target performance as follows:

Team Performance Measures	Team Performance Targets	Actual Performance	Factor based on leverage formula	Weight	Factor after applying weights
Division Operating Profit	19.0%	23%	172	50	86
System Sales Growth	17.0%	24.1%	200	20	40
Gross New Restaurant Builds	400	502	200	20	40
Customer Satisfaction	62%	67.5%	179	10	17.9

China Division Team Performance Factor					184
Consolidated Business Team Factor					177
Mr. Su's Team Performance Factor (184 × 75%) + (177 × 25%)					182

        This resulted in a China Division Team Factor of 184, which, when combined with the Consolidated Team Factor of 177, produced an overall Team Factor for Mr. Su of 182 ((184 × 75%) + (177 × 25%)).

        For Mr. Su, the Compensation Committee determined that his overall individual performance for 2007 was significantly above target based upon the China Division exceeding its profit plan, and significantly surpassing its system sales growth and development plans, as well as Mr. Su's strong leadership in managing KFC through commodity shortages, improving the variety of KFC day-parts and protein types, expanding Pizza Hut's presence in new locations and continuing development of our casual dining business. In consideration of this strong performance, the Committee approved an Individual Performance Factor of 150. The Committee based this determination on its subjective assessment of Mr. Su's performance and did not assign a weight to any particular item. Application of the formula based on the Team Factor and Individual Factor resulted in Mr. Su receiving an annual incentive for 2007 equal to $1,719,900.

        In Mr. Allan's case, his Team Factor and Individual Factor were 171 and 150, respectively. The Team Factor was determined based upon the actual performance versus target performance as follows:

Team Performance Measures	Team Performance Targets	Actual Performance	Factor based on leverage formula	Weight	Factor after applying weights
Division Operating Profit Growth	10.0%	12.5%	152	50	76
System Sales Growth	5.0%	10%	200	20	40
Net System New Restaurant Builds	385	449	200	20	40
Customer Satisfaction	62%	64%	129	10	12.9

International Division Team Performance Factor					169
Consolidated Business Team Factor					177
Mr. Allan's Team Performance Factor (169 × 75%) + (177 × 25%)					171

        This resulted in an International Division Team Factor of 169, which, when combined with the Consolidated Team Factor of 177, produced an overall Team Factor for Mr. Allan of 171 ((169 × 75%) + (177 × 25%)).

        For Mr. Allan, the Compensation Committee determined that his overall individual performance for 2007 was significantly above target based upon the International Division exceeding profit plan, target system sales growth, development targets and customer service measures, as well as Mr. Allan's strong leadership in improving KFC and Pizza Hut delivery position, ensuring brand evolution and marketing execution, completing significant refranchising and gaining franchise commitments to worldwide asset base upgrades and operating simplicity. In consideration of this strong performance, the Committee approved an Individual Factor of 150. The Committee based this determination on its subjective assessment of Mr. Allan's performance and did not assign a weight to any particular item. Application of the formula based on the Team Factor and Individual Factor resulted in Mr. Allan receiving an annual incentive for 2007 equal to $1,615,950.

        In Mr. Hearl's case, his Team Factor and Individual Factor were 177 and 130, respectively. The Team Factor was determined based upon the actual performance versus target performance of YUM on a consolidated basis as shown above for Mr. Carucci.

        For Mr. Hearl, the Compensation Committee determined that his overall individual performance for 2007 was above target based upon the Company exceeding the U.S. development plan, adding many new franchisees, successfully executing the refranchising plan at Long John Silver's and Mr. Hearl's very strong leadership in implementing best in class food safety protocols. In consideration of this strong performance, the Committee approved an Individual Factor of 130. The Committee based this determination on its subjective assessment of Mr. Hearl's performance and did not assign a weight to any particular item. Application of the formula based on the Team Factor and Individual Factor resulted in Mr. Hearl receiving an annual incentive for 2007 equal to $1,271,303.

        The chart below provides the calculation of each named executive officer's 2007 annual incentive:

	2007 Base Salary	Annual Target Bonus Percentage	Team Factor	Individual Factor	2007 Annual Incentive Award
Novak	$1,320,000	140%	177%	145%	$4,742,892
Carucci	600,000	85%	177%	140%	1,263,780
Su	700,000	90%	182%	150%	1,719,910
Allan	700,000	90%	171%	150%	1,615,950
Hearl	650,000	85%	177%	130%	1,271,303

        Mr. Novak's annual incentive is discussed beginning on page 61.

  Long-term Incentive Compensation

        The principal purpose of our long-term incentive compensation program ("LTI Plan") is to motivate our executives to help us achieve our long-range performance goals that will enhance our value and, as a result, enhance the price of our stock and our shareholders' returns on their investments. The long-term incentive philosophy is to target the 50th percentile of the companies in the survey data for executives who are achieving their ownership guidelines.

        Under our LTI Plan, we award long-term incentives to our executive officers in the form of non-qualified stock options or stock settled stock appreciation rights ("SARs"). Each year the Committee reviews the mix of long-term incentives to determine if it is appropriate to continue using 100% stock options and SARs as the long-term incentive vehicle. The Committee has chosen to use options and SARs because they emphasize YUM's focus on long-term growth, they reward employees only if the stock price goes up and they align Restaurant General Managers and senior management on the same program. Long-term incentive award ranges are established based upon the survey data. In general, our stock options and SARs have ten-year terms and vest 25% per year over four years.

        For each named executive officer other than Mr. Novak, the 2007 SARs grant was awarded based on the individual's achievement of his stock ownership guidelines and the Compensation Committee's subjective assessment of each executive's performance and consideration of the survey data. The Committee based its subjective assessment on factors considered with respect to the evaluation of Messrs. Carucci's, Su's, Allan's and Hearl's individual performance in determining each executive's Individual Factor noted at pages 54-56 as well as their expected contributions in future years. The

Committee did not assign a weight to any particular item. Based on this assessment for 2007, Messrs. Su and Allan received regular stock appreciation right grants significantly above the 50th percentile of the survey data. Mr. Carucci received a stock appreciation right grant at the 50th percentile of the survey data. As market data was not available for Mr. Hearl's position, his LTI Plan grant was kept consistent with his target when he was President of Pizza Hut. Each SAR was granted at the average of the high and low sale price of the underlying YUM common stock on the date of grant. As mentioned above at page 49, the Committee does not measure or review the percentile ranking of actual long term incentive compensation.

        Mr. Novak's long-term incentive compensation is discussed on page 61.

        From time to time and in addition to the regular annual grant, Chairman's Award SAR or stock option grants are made to selected employees in recognition of superlative performance and extraordinary impact on business results. In the case of employees below the Senior Leadership Team Level, these awards are made at the discretion of the CEO. Awards to executives on the Senior Leadership Team must be approved by the Compensation Committee. These SARs or stock options may vest in their entirety after four or five years or 25% per year over four years. In 2007, in addition to his regular grant, Mr. Allan received a Chairman's Award grant of SARs with an economic value of $3.0 million based on the Committee's subjective assessment of the continued strong performance of the International Division in 2006 and his position as a senior leader in the Company.

        Deferral of Annual Incentive into LTI.    In keeping with the Company's emphasis on executive stock ownership, executives have the opportunity to defer all or a portion of their annual incentive compensation and acquire phantom shares (referred to as restricted stock units or "RSUs") of YUM common stock under the Company's Executive Income Deferral ("EID") Program at a 25% discount from the average market price on the date of deferral (the "Discount Stock Fund"). However, to avoid forfeiture of these RSUs, participating executives must not voluntarily leave the Company for two years following the deferral or meet certain retirement or disability criteria (this and other features of the EID Program are described in more detail beginning at page 78). The number of RSUs, if any, that each named executive officer received by deferring his 2007 annual incentive is set forth on page 70 under the Grants of Plan-Based Awards table. The value of these RSUs (including the discount portion) is also included in footnote 4 under the Summary Compensation Table on page 67. The value of 2007 annual incentive deferred into the Company's EID Program is not included in the Nonqualified Deferred Compensation Table on page 79. This is because that table reports deferred compensation as of December 31, 2007 and the 2007 annual incentive is not awarded (and therefore deferred) until January 2008.

        Under the EID Program, once an employee reaches age 55 with 10 years of service, the forfeiture provisions are less onerous: (1) the employee is not subject to a two year risk of forfeiture with respect to any annual incentive deferred and (2) the portion of the deferral attributable to the discount vests ratably over one year. In 2007, Messrs. Novak, Su and Hearl reached (or had previously reached) age 55 with 10 years of service and their deferrals, as well as all future deferrals, are subject to these forfeiture rules.

  Retirement Benefits

        We offer competitive retirement benefits through the YUM! Brands Retirement Plan and the YUM! Brands, Inc. Pension Equalization Plan for employees at all levels who meet the eligibility requirements. These are broad-based plans designed to provide a retirement benefit based on years of service with the Company and average annual earnings. The annual benefit payable under these plans to U.S.-based employees hired prior to October 1, 2001 is discussed following the Pension Benefits Table on page 74. This benefit is designed to provide income replacement of approximately 40% of salary and annual incentive compensation (less the company's contribution to social security on behalf of the employee) for employees with 20 years of service who retire after age 62.

        The annual accrual for each named executive officer is set forth on page 66, under the Summary Compensation Table, and the actual projected benefit at termination is set forth on page 76, under the Pension Benefits Table.

  Medical, Dental, Life Insurance and Disability Coverage

        We also provide other benefits such as medical, dental, life insurance and disability coverage to each named executive officer through benefits plans, which are also provided to all eligible U.S.-based salaried employees. Eligible employees, including the named executive officers, can purchase additional life, dependent life and accidental death and dismemberment coverage as part of their employee benefits package. Except for the imputed value of life insurance premiums, the value of these benefits is not included in the Summary Compensation Table since they are made available on a Company-wide basis to all U.S. based salaried employees.

  Perquisites

        For Senior Leadership Team members below the CEO, we pay for a country club membership and provide up to $7,500 perquisite allowance annually. If the executive does not elect a country club membership, the perquisite allowance is increased to $11,500 annually. We also provide an annual car allowance of $27,500 and an annual physical examination. The values of these perquisites are included in the Summary Compensation Table in the column headed "All Other Compensation."

        Our CEO does not receive these perquisites or allowances; however, Mr. Novak is required to use the Company aircraft for personal as well as business travel pursuant to the Company's executive security program established by the Board of Directors. The Board's security program also covers Mrs. Novak. Other executives may use corporate aircraft for personal use with the prior approval of Mr. Novak. In addition, depending on seat availability, family members of executive officers may travel on the Company aircraft to accompany executives who are traveling on business. There is no incremental cost to the Company for these trips. The incremental cost of the personal use by Mr. Novak and the other named executive officers is reported on page 69. We also pay for the cost of the transmission of home security information from Mr. Novak's home to our security department.

        In the case of Mr. Su, he receives several perquisites related to his overseas assignment. These perquisites were part of his original compensation package and the Compensation Committee has elected to continue to provide them. The amount of these perquisites is reported on page 69. Mr. Su's agreement provides that the following will be provided: annual foreign service premium; local social club dues; car allowance; housing, commodities, and utilities allowances; tax preparation services, tax equalization to the United States for salary and bonus; and tax reimbursement up to a maximum of $5 million in cases where China marginal income tax rate exceeds the Hong Kong marginal income tax rate with respect to income attributable to certain stock option and SAR exercises and to distributions of deferred income. When Mr. Su retires from the Company he will be required to reimburse the Company for the tax reimbursements for certain stock option and SARs exercises, if any, made within six months of his retirement.

  Payments upon Termination of Employment

        The Company does not have agreements concerning payments upon termination of employment except in the case of a change in control of the Company. The terms of these change of control agreements are described beginning on page 81. In 2006, the Compensation Committee had its independent consultant review the change in control agreements. The Committee reviewed the aggregate value of all compensation that would result in the event of each triggering event under the change-in-control arrangements. They reviewed the total amounts that could be paid in the case of a change-in-control and a termination. After considering this review, the Compensation Committee determined that the benefits provided are reasonable, including the tax gross-up provision. The Compensation Committee continues to believe these are appropriate agreements for retaining executives to preserve shareholder value in case of a threatened change in control. The Committee does not review these agreements or other aspects of the Company's change in control program every year.

        The Company's change in control agreements, in general, pay a benefit of two times salary and bonus and provide for a tax gross-up in case of any excise tax. In addition, unvested stock options and stock appreciation rights vest upon a change of control (as fully described under Change in Control beginning on page 81). Other benefits (i.e., bonus, severance payments and outplacement) generally require a change in control, followed by a termination of an executive's employment. In adopting the so-called "single" trigger treatment for equity vehicles, the Company is guided by:

  •
  Keeping employees relatively whole for a reasonable period but avoiding creating a "windfall."

  •
  Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

  •
  Single trigger vesting provides employees with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the deal.

  •
  The Company that made the original equity grant may no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company's future success.

  •
  Supporting the compelling business need to retain key employees during uncertain times.

  •
  A single trigger on equity vesting can be a powerful retention device during change in control discussions, especially for more senior executives whose equity awards represents a significant portion of their total pay package.

  •
  A double trigger on equity awards provides no certainty of what will happen when the transaction closes.

        As shown under Change in Control beginning on page 81, the Company will provide tax gross-ups for the named executive officers for any excise taxes due under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive's personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, the Company and Compensation Committee continue to believe that Section 4999 tax gross-up payments are appropriate for the Company's most senior executives.

        The Company does provide for pension and life insurance benefits in case of retirement as described at pages 57, 58 and beginning at page 74 and the continued ability to exercise options in case of retirement. Vesting of RSUs under the EID program accelerates once an employee reaches age 55 with 10 years of service. The Committee does not specifically consider the change in control benefits or any of these other benefits in determining each named executive officers other compensation elements, although the Committee is aware of these items of compensation when making annual compensation decisions. With respect to consideration of how these benefits fit into the overall compensation policy, the change of control benefits are reviewed from time to time by the Committee for competitiveness. When last reviewed by the Committee in 2006, its independent consultant indicated that these benefits generally fall below the average for companies of our size and, therefore, fall within (and arguably under) the competitive norm. As noted above, the Committee believes the benefits provided in case of a change in control are appropriate and are consistent with the policy of attracting and retaining highly qualified employees.

        In analyzing the reasonableness of these change in control benefits, the Committee chose not to consider wealth accumulation of the executives (although this information was provided to the Committee) in determining whether these benefits should be provided. This is because if properly designed, the

Committee believes a change in control program protects shareholder interests by enhancing employee focus during rumored or actual change in control activity through:

  •
  Incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending;

  •
  Assurance of severance and benefits for terminated employees; and

  •
  Access to equity components of total compensation after a change in control.

  Future Severance Agreement Policy

        As recommended by shareholders in 2007, the Committee approved a new policy to limit future severance agreements with our executives. The Committee adopted a policy under which the Company will seek shareholder approval for future severance payments to a named executive officer if such payments would exceed 2.99 times the sum of (a) the named executive officer's annual base salary as in effect immediately prior to termination of employment; and (b) the highest annual bonus awarded to the named executive officer by the Company in any of the Company's three full fiscal years immediately preceding the fiscal year in which termination of employment occurs or, if higher, the executive's target bonus. Certain types of payments are excluded from this policy, such as amounts payable under arrangements that apply to classes of employees other than the named executive officers or that predate the implementation of the policy, as well as any payment that the Committee determines is a reasonable settlement of a claim that could be made by the named executive officer.

Compensation of our Chief Executive Officer

        Each year, our Board, under the leadership of the Compensation Committee Chairperson, conducts an evaluation of the performance of our CEO, David Novak. This evaluation includes a review of his:

  •
  leadership in the development and implementation of Company strategies;

  •
  leadership pertaining to business execution and the achievement of results; and

  •
  development of diversity and management talent.

        In setting compensation for Mr. Novak for 2007, the Committee considered the historical performance of the Company since its inception, noting that Mr. Novak had been President for each of those years, CEO since 2000 and Chairman since 2001. The Committee noted that for the prior eight, five and one year periods, the Company had performed very strongly versus the nondurable consumer products group in terms of total shareholder return (top quartile), return on net assets (top quartile) and earnings per share growth (top 50%). Based on this sustained strong performance, the Committee determined that Mr. Novak's target total compensation for 2007 should be set near or at the 70th percentile as compared to the compensation of chief executives in the peer group.

        Based on this analysis, the Committee approved the following compensation for 2007:

Salary	$1,320,000
Target Bonus Percentage	140%
Long Term Incentive Award	$5,451,315

        After the adjustments described below, the Committee noted that the total target compensation for Mr. Novak was at the 68th percentile.

        The Compensation Committee approved a 2007 salary increase for Mr. Novak of 8.2% effective January 28, 2007, adjusting his base salary to $1,320,000. The Compensation Committee approved this salary based on their subjective assessment of Mr. Novak's demonstrated strong and effective performance in 2006.

        In January 2007, the Committee approved a long-term incentive award having a value of $5,451,315. This award was comprised of SARs with a value of $4,335,422 and restricted stock units under the deferral plan with a value of $1,115,893. This award reflected the Compensation Committee's subjective determination that, based on his strong performance in 2006 and the sustained performance of the Company since the spin-off from PepsiCo in 1997 (without assigning any weight to any particular item), he should receive a long-term incentive award above the 50th percentile. In making this determination, the Committee noted that Mr. Novak elected to defer 100% of his 2006 annual incentive payment, which was otherwise payable in the first quarter of 2007. As a result of this deferral, Mr. Novak acquired phantom shares (referred to as RSUs) at a 25% discount. The portion of the deferral attributable to the discount, $1,115,893, was considered by the Compensation Committee in the assessment of Mr. Novak's long-term incentive compensation versus the market and in the determination of his SARs award for 2007. Specifically (as noted above), the Committee determined that the value of Mr. Novak's total long-term incentive award should be $5,451,315. After taking into consideration the discount portion attributable to the deferral of his 2006 annual incentive payment, this resulted in awarding a SARs award with a value of $4,335,422 ($5,451,315—$1,115,893).

        Mr. Novak earned an annual incentive award payment for 2007 performance of $4,742,892. For 2007, the Compensation Committee established Mr. Novak's Team Factor performance measures and targets as set forth on page 53. The Compensation Committee determined that the Company's actual performance against these criteria and goals produced a Team Factor of 177. Refer to page 54 for information on how this Team Factor was determined.

        For purposes of determining Mr. Novak's Individual Factor, the Compensation Committee considered the following pre-established individual criteria:

  •
  Earnings Per Share Growth

  •
  Return on Invested Capital

  •
  International Restaurant Development

  •
  Restaurant Operations Improvement

  •
  Customer Satisfaction

  •
  Diversity and Talent Management

        The Compensation Committee determined that Mr. Novak attained or exceeded all goals within each of these criteria. In addition, the Compensation Committee noted the strong performance of the China and International Divisions, the introduction of global sales layers, continued development of strong talent throughout the organization and the launch of the Company's Corporate Social Responsibility initiative in conjunction with the World Food Programme. The Committee also noted attainment of several business priorities in 2007 including expanded testing of the Taco Bell breakfast menu, international investment in new sales layers for beverages, breakfast and seafood, continued successful expansion of the China casual dining concept, restructuring of KFC, and strong Pizza Hut profit results. In consideration of this strong performance, the Committee approved an Individual Factor of 145. The Committee based this determination on its subjective assessment of the performance described above without assigning a weight to any one factor. After determination of the Team Factor and Individual Factor, Mr. Novak's annual incentive was calculated as shown on page 56.

        The Compensation Committee noted that Mr. Novak elected to defer 100% of his 2007 annual incentive into phantom shares of YUM common stock under the EID Program. As discussed in more detail beginning on page 78, under the EID Program, an executive is permitted to acquire phantom shares at a 25% discount. (These RSUs are forfeited if the executive voluntarily leaves the Company within two years of the date the annual incentive is awarded; however, in Mr. Novak's case, under the terms of the EID Program, since he attained eligibility for early retirement, he became vested in 100% of his account attributable to actual deferred bonus and will become 100% vested in the portion of his account attributable to the discount upon the one year anniversary of the deferral). As noted above, the portion of the deferral attributable to the discount was considered by the Compensation Committee in the assessment of Mr. Novak's long-term incentive compensation versus the market and in the determination of SARs award for 2008 (similar to the 2007 SARs award as discussed above). This deferral resulted in Mr. Novak receiving 169,700 RSUs. The Committee noted that over the last nine years Mr. Novak has accumulated over 1.75 million RSUs solely through the deferral of his annual incentives and that these RSUs had an aggregate value in excess of $70 million as of the end of 2007. These RSUs are payable only in YUM common stock and are not payable until after Mr. Novak leaves the Company.

        During 2004, the Compensation Committee approved an employment agreement for Mr. Novak. The agreement provided that the Company agreed to employ Mr. Novak through October 31, 2007 and stated that if Mr. Novak was removed from the Chief Executive Officer position, the Company agreed to employ him on at least a part-time basis so that his current options may continue to vest and to pay him at no less than the rate of salary and target bonus he received in 2004. The Compensation Committee approved the agreement based on Mr. Novak's significant and long-term contribution to the Company and to ensure Mr. Novak's continued employment with the Company in the event of competitive offers from other employers. The agreement did not provide Mr. Novak with any severance payments if he left the Company. With the exception of a non-compete provision that remains in effect until October 31, 2009, the agreement expired on October 31, 2007.

        In January of 2008, the Committee approved a retention award based on Mr. Novak's strong leadership over the last ten years, the Company's performance during that time period, and to help ensure his continued leadership over at least the next four years. The retention award is a grant of 187,398 restricted stock units. The award vests after four years and has a date of grant value of $7 million. The award will be paid to Mr. Novak in shares of YUM common stock six months following his retirement provided that he does not leave the Company before the award vests.

        While the Compensation Committee did not specifically discuss why Mr. Novak's compensation exceeds that of other named executive officers, it does review every year, as part of its process for setting compensation described beginning on page 47, data from consultants which substantiates on a comparative basis this difference in target compensation. This comparative market data analyzed over several years supports the differences in salary, LTI and annual incentive payment.

What are YUM's Executive Stock Ownership Guidelines?

        The Compensation Committee has established stock ownership guidelines for our named executive officers. Our Chief Executive Officer is required to own 336,000 shares of YUM stock or stock equivalents (approximately nine times his base salary). At the end of 2007, Mr. Novak held over 1,750,000 shares of our stock or stock equivalents with a value equal to more than 45 times his annual base salary, thus, significantly exceeding his ownership guidelines.

        Senior Leadership Team members (other than Mr. Novak) are expected to attain their ownership targets, equivalent in value to two to three times their current annual base salary depending upon their positions, within five years from the time the established targets become applicable. Each named executive officer's ownership requirement was increased from 24,000 to 50,000 shares for 2008 (except for Mr. Hearl's which remains at 24,000 for 2008). If an executive does not meet his or her ownership guideline, he or she is not eligible for a grant under the LTI Plan. In 2007, all Senior Leadership Team members and all other employees subject to guidelines met or exceeded their ownership guidelines.

        Employees who fail to meet our ownership guidelines typically do not receive a stock option or SAR award for the year in which the failure occurred.

What are YUM's Stock Option and Stock Appreciation Rights Granting Practices?

        Historically, we have always awarded non-qualified stock option and stock appreciation rights grants annually at the Compensation Committee's January meeting. This meeting date is set by the Board of Directors more than 6 months prior to the actual meeting. We do not backdate options or grant options retroactively. In addition, we do not time such grants in coordination with our possession or release of material, non-public or other information.

        We make the grants at the same time other elements of annual compensation are determined so that we can consider all elements of compensation in making the grants. Pursuant to the terms of our LTI Plan, we set the exercise price as the average of the high and low sale prices of our common stock on the date of grant. (Beginning in 2008, we will use the closing price on the date of grant.) We make these grants to named executive officers at the same time they are granted to the other approximately 700 above restaurant leaders of our Company who are eligible for option and SAR grants.

        Management recommends the awards to be made pursuant to our LTI Plan to the Compensation Committee. While the Compensation Committee gives significant weight to management recommendations concerning grants to Senior Leadership Team members (other than the CEO), the Compensation Committee makes the determination whether and to whom to issue grants and determines the amount of the grant. The Board of Directors has delegated to Mr. Novak and Anne Byerlein, our Chief People Officer, the ability to make grants to employees who are not Senior Leadership Team members and whose grant is less than approximately 29,000 options or appreciation rights annually. In the case of these grants, the Committee sets all the terms of each award, except the actual number of stock appreciation rights or options, which are determined by Mr. Novak and Ms. Byerlein pursuant to guidelines approved by the Compensation Committee in January of each year.

        Grants may also be made on other dates that the Board of Directors meets. These grants generally are Chairman's Awards, which are made in recognition of superlative performance and extraordinary impact on business results. Over the last 4 years, we have averaged 12 Chairman's Award grants per year outside of the January time frame, and in most cases these grants have been awarded to employees below the Senior Leadership Team level.

What are YUM's Practices as to the Deductibility of Executive Compensation?

        Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation in excess of one million dollars paid to certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Compensation Committee believes that the annual incentive awards and stock option and stock appreciation rights grants satisfy the requirements for exemption under the Internal Revenue Code Section 162(m). Payments made under these plans qualify as performance-based compensation.

        For 2007, the annual salary paid to Mr. Novak exceeded one million dollars. The Compensation Committee sets Mr. Novak's salary as described above under the heading "Compensation of Our Chief Executive Officer." The other named executive officers were in each case paid salaries of less than one million dollars. The 2007 annual incentives were all paid pursuant to our annual incentive program and will, therefore, be deductible. In this regard, the Compensation Committee exercises "negative discretion" in setting payouts under the annual incentive plan. By setting a high amount which can then be reduced at the Committee's discretion, our annual incentive plan meets the requirements of Section 162(m) of the Internal Revenue Code. In 2007, the Compensation Committee, after certifying that EPS had exceeded the 10% growth target which would permit a maximum payout, exercised its negative discretion to reduce the payout to the CEO from $6.0 million to $4.7 million. As discussed at page 61, this reduction was not a negative reflection on the CEO's performance as he, in fact, performed significantly above expectations (for example, EPS growth was 15.2%). While the Compensation Committee does utilize "negative discretion" from a tax perspective, the Committee administers the plan, in particular with the setting of objective performance criteria as discussed beginning on page 53, as if the annual incentive plan was a non-discretionary plan. For example, if a performance measure is not attained at a certain level, no bonus will be paid.

        To the extent any of the named executive officers defer their annual incentives into phantom shares of YUM common stock at a discount, the annual incentives are no longer qualified under Section 162(m). However, we expect incentives will be deductible when paid because they will be paid only at a time when they will otherwise represent deductible compensation, such as payments made when the executive is no longer a named executive officer. Stock option and stock appreciation right grants made under the terms of the LTI Plan are exempt as performance-based compensation for purposes of calculating the one million dollar limit. Due to the Company's focus on performance-based compensation plans and the deferral of compensation by certain executive officers, we expect to continue to qualify most compensation paid to the named executive officers as tax deductible.

How does the Compensation Committee Review Total Compensation in Making Its Determinations?

        We intend to continue our strategy of compensating our executives through programs that emphasize performance-based compensation. To that end, executive compensation through annual incentives and stock appreciation rights grants is tied directly to our performance and is structured to ensure that there is an appropriate balance between our financial performance and shareholder return. The Compensation Committee reviewed each component of compensation and believes that the compensation was reasonable in its totality. Before finalizing compensation actions with regard to our CEO, the Compensation Committee took into consideration all elements of compensation accruing to Mr. Novak in 2007. These elements included salary, annual incentive award, long-term incentive awards, value of outstanding equity awards (vested and non-vested), value of deferred compensation, lump sum value of pension benefit at retirement, gains realized from exercising stock options and perquisites. Total compensation for each of the named executive officers was reviewed by the Compensation Committee for 2007. Before finalizing compensation for 2007, the Compensation Committee considered each named executive officer's salary, annual incentive award, stock appreciation rights awards, value of outstanding equity awards (vested and unvested), lump sum value of pension at retirement and gains realized from exercising stock options. The Compensation Committee will continue to review total compensation at least once a year.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors reports that it has reviewed and discussed with management the section of this proxy statement headed "Compensation Discussion and Analysis," and, on the basis of that review and discussion, recommended that section be included in our annual report on Form 10-K and in this proxy statement.

THE COMPENSATION COMMITTEE
Thomas Ryan, Chair
David Dorman
Bonnie Hill*
Massimo Ferragamo

*
Joined Committee on September 20, 2007

        The following tables provide information on compensation and stock-based awards paid, earned or awarded for 2007 and 2006 by YUM to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of the end of our 2007 fiscal year in accordance with the rules of the SEC.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option/SAR Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

David C. Novak Chairman of the Board, Chief Executive Officer and President	2007 2006	1,312,308 1,215,000	3,354,572 3,355,718	4,257,692 4,082,240	4,742,892 —	1,647,578 2,069,631	203,939 169,310	15,518,981 10,891,899

Richard T. Carucci Chief Financial Officer	2007 2006	590,385 471,154	561,093 194,141	835,113 649,520	379,134 359,100	251,902 342,312	71,580 43,102	2,689,207 2,059,329

Jing-Shyh S. Su President, China Division	2007 2006	686,539 523,077	708,292 1,163,137	1,154,856 1,044,288	1,719,900 —	1,486,408 493,258	1,408,513 378,475	7,164,508 3,602,235

Graham D. Allan President, Yum! Restaurants International	2007 2006	688,462 542,308	102,625 193,271	1,765,926 1,004,983	1,615,950 897,600	188,483 182,588	52,661 47,389	4,414,107 2,868,139

Peter R. Hearl Chief Operating & Multi-Branding Officer	2007 2006	648,077 627,885	— —	1,138,164 1,089,977	1,271,303 376,239	447,647 1,086,370	449,103 81,249	3,954,294 3,261,720

(1)
Amounts shown are not reduced to reflect named executive officers' elections, if any, to defer receipt of salary into the Executive Income Deferral ("EID") Program or into the Company's 401(k) Plan.

(2)
In accordance with SEC rules, amounts in this column represent the dollar amount recognized for the 2007 and 2006 fiscal years for financial statement reporting purposes for the fair value of restricted stock units ("RSUs") granted under the EID Program with respect to annual incentives deferred into the EID and subject to a risk of forfeiture at the time of deferral in 2007 and 2006 as well as prior fiscal years, in accordance with FAS 123R rather than amounts paid or realized by the named executive. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

Under the terms of the EID Program, an employee who is age 55 with 10 years of service is fully vested in the amount of the deferral attributable to the actual incentive award. Upon attainment of this threshold, the discount attributable to the deferral is subject to forfeiture on a pro rata basis for the year following the deferral. Messrs. Novak and Su had attained this threshold at the time of their 2007 annual incentive award and thus only the discount attributable to their 2007 annual incentive award that was recognized for financial statement reporting purposes in 2007 is included in this column. The remainder of their deferral attributable to the 2007 annual incentive award (that is the amount not subject to forfeiture) is reported in column (f).

RSUs are granted, as described in more detail beginning on page 78, when an executive elects to defer all or a portion of his/her annual incentive award under the EID Program and invests that deferral in RSUs. The actual 2007 annual incentive award amounts are described in footnotes to column (f).

The RSUs had a fair market value as shown below for 2003-2007, which represents the average of the highest and lowest per share price of Company stock on the NYSE on the grant date (except for 2007 where we used the closing price on the grant date). Units are settled by delivery of shares at the time the executive elects to receive payout. The fair market value on the date of grant attributable to the RSUs and FAS 123R expense recognized in the 2007 and 2006 fiscal years related to the discount for Messrs. Novak and Su and the entire deferral for Messrs. Carucci and Allan are as follows in 2007 and 2006:

		2003	2004	2005	2006		2007

Date of Grant		January 27, 2004	January 28, 2005	January 26, 2006	January 19/26, 2007	*	January 24, 2008 February 4, 2008 February 29, 2008	* * *

Fair Market Value per RSU		17.23	22.53	24.47	29.61/29.47		37.30/35.81/34.45

Novak	2007 2006	— 24,808	34,523 448,800	487,209 531,501	2,071,635 2,350,609		761,205 —

Carucci	2007 2006	— —	1,498 19,480	20,637 19,050	155,611 155,611		383,347 —

Su	2007 2006	— 8,645	11,034 143,438	39,844 119,531	381,381 891,523		276,033 —

Allan	2007 2006	— 5,510	7,703 100,141	94,922 87,620	— —		— —

Hearl	2007 2006	— —	— —	— —	— —		— —

  *
  See the Grants of Plan-Based Awards table on page 70 for discussion of multiple grant dates in 2007 and 2006.

(3)
Amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the applicable fiscal years for the fair value of stock appreciation rights ("SARs") granted to each of the named executives in 2005, 2006 and 2007 as well as stock option grants prior to 2005, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See the Grants of Plan-Based Awards Table for information on SARs granted in 2007. These amounts reflect the Company's accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. These grants were made under the 1999 Long-Term Incentive Plan.

Listed below for each executive is the amount of expense attributable to each of 2006 and 2007 for all SAR and stock option grants made for 2007 and prior years.

		Prior to 2003	2003	2004	2005	2006	2007	Total

Novak	2007 2006	— 34,184	62,829 956,186	1,089,207 1,089,207	978,562 978,562	1,102,587 1,024,101	1,024,507 —	4,257,692 4,082,240

Carucci	2007 2006	— —	5,341 81,277	154,700 154,700	167,756 167,756	264,624 245,787	242,692 —	835,113 649,520

Su	2007 2006	— 78,431	7,540 114,744	325,736 325,736	279,590 279,590	264,624 245,787	277,366 —	1,154,856 1,044,288

Allan	2007 2006	— 7,292	41,140 193,173	325,736 325,736	232,995 232,995	264,624 245,787	901,431 —	1,765,926 1,004,983

Hearl	2007 2006	— —	12,566 191,239	326,762 326,762	326,189 326,189	264,624 245,787	208,023 —	1,138,164 1,089,977

We estimated the grant date present values using the Black-Scholes option pricing model. We used the following assumptions in calculating the Black-Scholes present value for each stock option and SAR:

	2003	2004	2005	2006	2007
Expected term of options/SARs in years	6.0	6.0	6.0	6.0	6.0
Expected volatility percentage	33.7%	39.7%	36.8%	31.0%	29.0%
Risk-free rate of return (based on 5-year U.S. treasury yield average for January of relevant year)	3.0%	3.1%	3.7%	4.3%	4.7%
Dividend yield	0%	0%	0.9%	0.9%	2.0%
Black Scholes fair value per option/SAR	4.64	7.44	8.60	8.51	8.83

In 2003, Mr. Allan received two grants. The first grant had a Black-Scholes present value per option of $4.64 and the second grant had a Black-Scholes present value of $4.86.

We did not take any further discount to the resulting option or stock appreciation right value to give effect (1) to the fact that the options/SARs are not freely transferable, (2) to the potential forfeiture of the options or stock appreciation rights, or (3) to the fact that we have stock ownership guidelines.

(4)
Except as provided below and in footnote (2) above, amounts in column (f) reflect the annual incentive awards earned for the 2007 and 2006 fiscal year performance periods, which were awarded by our Compensation Committee in January 2008 and January 2007, respectively, under the YUM! Leaders Bonus Program, which is described further beginning on page 52 under the heading "Annual Incentive Compensation". Under the Company's EID Program (which is described in more detail beginning on page 78), executives are permitted to defer their annual incentive award and invest that deferral into stock units, RSUs or other investment alternatives offered under the program. Under the EID Program, an executive who elects to defer his/her annual incentive award into RSUs will acquire those RSUs at a 25% discount from the closing price of Company stock on the date the annual incentive award is granted. Pursuant to SEC rules, annual incentives deferred into RSUs under the EID and subject to a risk of forfeiture are reported in column (d). If the deferral or a portion of the deferral is not subject to a risk of forfeiture, it is reported in column (f).

For 2007 and 2006, Messrs. Allan and Hearl did not defer their annual incentives into RSUs; therefore, the entire amount of these annual incentives are reported in column (f).

For 2007, Messrs. Novak and Su deferred 100% of their annual incentives into RSUs, and each attained age 55 with 10 years of service, therefore, as explained in footnote (2), they were fully vested in the deferral of their 2007 annual incentive at the time of their deferral and their annual incentives are reported in column (f). For 2006, Messrs. Novak and Su each elected to defer 100% of their annual incentive into RSUs resulting in nothing to report in column (f).

For 2007, Mr. Carucci elected to defer 70% of his annual incentive into RSUs subject to a risk of forfeiture. For 2006, Mr. Carucci elected to defer 50% of his annual incentive into RSUs subject to a risk of forfeiture.

Below is the 2007 and 2006 annual incentive awards for each named executive officer as approved by our Compensation Committee (and reported in column (f) for Messrs. Novak, Su and Carucci). Also reported below is the amount of 2007 and 2006 annual incentive elected to be deferred by the executive and the amount of additional deferred income resulting from the application of the discount described above in the case of deferrals of the 2007 and 2006 annual incentive awards into RSUs.

Name	2007 Annual Incentive Award	Amount of 2007 Annual Incentive Elected to be Deferred*	Amount of Additional Deferral From Application of Discount*

Novak	4,742,892	4,742,892	1,580,964
Carucci	1,263,780	1,263,780	294,882
Su	1,719,900	1,719,900	573,300
Allan	1,615,950	—	—
Hearl	1,271,303	—	—

  *
  Amounts in these columns were deferred in January 2008 when the 2007 annual incentive was approved by the Compensation Committee. This means they will not be reported in the Nonqualified Deferred Compensation table at page 79 because the deferrals occurred after 2007. These amounts will be reported in the Nonqualified Deferred Compensation tables in next year's proxy.

Name	2006 Annual Incentive Award	Amount of 2006 Annual Incentive Elected to be Deferred	Amount of Additional Deferral From Application of Discount

Novak	3,347,680	3,347,680	1,115,893
Carucci	718,200	718,200	119,700
Su	963,900	963,900	321,300
Allan	897,600	—	—
Hearl	376,239	—	—

(5)
Amounts in column (g) reflect the aggregate increase in actuarial present value of age 62 accrued benefits under all actuarial pension plans during the 2007 fiscal year (using interest rate and mortality assumptions consistent with those used in the Company's financial statements). See the Pension Benefits Table at page 74 for a detailed discussion of the Company's pension benefits. The Company does not pay "above market" interest on non-qualified deferred compensation; therefore, this column reflects pension accruals only.

(6)
Amounts in this column are explained in the All Other Compensation Table and footnotes to that table, which follows.

ALL OTHER COMPENSATION TABLE

        The following table contains a breakdown of the compensation and benefits included under All Other Compensation in the Summary Compensation Table above for 2007.

Name	Perquisites(1)	Tax Reimbursements(2)	Insurance premiums(3)	Other(4)	Total
(a)	(b)	(c)	(d)	(e)	(f)

Novak	175,583	733	19,590	8,033	203,939
Carucci	27,500	2,304	4,415	37,361	71,580
Su	256,391	1,116,261	8,310	27,551	1,408,513
Allan	27,500	4,914	5,174	15,073	52,661
Hearl	377,500	12,498	7,701	51,404	449,103

(1)
Amounts in this column include for Mr. Novak: incremental cost for the personal use of Company aircraft ($175,583—we calculate the incremental cost to the Company of any personal use of Company aircraft based on the cost of fuel, trip-related maintenance, crew travel, on board catering, landing and license fees, "dead head" costs of flying planes to and from locations for personal use, and contract labor).

For Messrs. Carucci and Allan: Company car allowance ($27,500).

For Mr. Su: Expatriate spendables/housing allowance ($228,391); and Company provided automobile ($28,000).

For Mr. Hearl: relocation costs to Australia ($350,000) and Company car allowance ($27,500).

(2)
Amounts in this column reflect payments to the executive of tax reimbursements related to tax preparation assistance, reimbursement for relocation expenses and country club dues and to travel by the executive's spouse on Company aircraft that for IRS purposes is considered personal but the Company determined was necessary for the spouse to accompany the executive on a business related trip and for which the Company, therefore, reimbursed the executive for the tax related to the income attributable to the spouse's air travel. For Mr. Su, as explained at page 58, this amount represents the Company provided tax reimbursement for China income taxes incurred on deferred income distributions which exceed the marginal Hong Kong tax rate.

(3)
These amounts reflect the income each executive was deemed to receive from IRS tables related to Company provided life insurance in excess of $50,000. The Company provides every salaried employee with life insurance coverage up to one times the employee's salary plus target bonus.

(4)
This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits and the perquisites and other personal benefits shown in column (b) for the named executive. These other benefits include: home security expense, perquisite allowance, relocation expenses, annual payment for foreign service, club dues, tax preparation assistance, Company provided parking, annual physical and incremental cost for the personal use of Company aircraft.

GRANTS OF PLAN-BASED AWARDS

        The following table provides information on stock appreciation rights and restricted stock units granted for 2007 to each of the Company's named executive officers. The amount of these awards that were expensed is shown in the Summary Compensation Table at page 65.

						All Other Option/SAR Awards: Number of Securities Underlying Options (#) (3) (g)
					All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (f)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Exercise or Base Price of Option/SAR Awards ($/Sh) (4) (h)		Grant Date Fair Value of Stock and Options Awards (5) (j)
								Closing Price on Date of Grant (i)
	Grant Date (b)
Name (a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)

Novak	1/19/2007 1/19/2007 1/24/2008 2/4/2008	0	1,848,000	5,544,000	165,709 3,991	490,960	29.61	29.50 29.50 37.30 35.81	4,335,422 6,180,944 142,912

Carucci	1/19/2007 1/19/2007 1/24/2008 2/4/2008	0	510,000	1,530,000	30,786 872	116,302	29.61	29.50 29.50 37.30 35.81	1,027,005 1,148,313 31,215

Su	1/19/2007 1/19/2007 1/24/2008 2/4/2008 2/29/2008	0	630,000	1,890,000	60,129 1,056 366	132,918	29.61	29.50 29.50 37.30 35.81 34.45	1,173,732 2,242,800 37,800 12,600

Allan	1/19/2007 1/19/2007	0	630,000	1,890,000		431,980	29.61	29.50 29.50	3,814,599

Hearl	1/19/2007 1/19/2007	0	552,500	1,657,500		99,688	29.61	29.50 29.50	880,295

(1)
Amounts in columns (c), (d) and (e) provide the minimum amount, target amount and maximum amounts payable as annual incentive compensation under the YUM! Leaders' Bonus Program based on the Company's performance and on each executive's individual performance during 2007. The actual amount of annual incentive compensation awarded for 2007 is shown in the footnotes to column (f) of the Summary Compensation Table on page 67. The performance measurements, performance targets, and target bonus percentage are described in the Compensation Discussion and Analysis beginning on page 52 under the discussion of annual incentive compensation.

(2)
Amounts in this column reflect the number of RSUs each executive received with respect to the executive's deferral of his 2007 annual incentive under the Company's EID Program which is described in more detail beginning on page 78. The per-RSU FAS 123R value was $37.30, $35.81 and $34.45 on January 24, February 4 and February 29, respectively. There can be no assurance that the value of the common stock received upon settlement of the RSU will equal the FAS 123R values.

  The grant dates for RSUs in 2008 reflect the date of the annual incentive award determination on January 24, 2008 by the Compensation Committee and an update to reflect changes to the annual incentive awards on February 4, 2008 and February 29, 2008 as a result of updates to the Team Factor under the formula approved by the Compensation Committee. The update to the Team Factor for February 4, 2008 was attributable to a determination that the actual EPS growth was higher resulting in a higher 2007 annual incentive for each named executive officer. The higher annual incentive produced a slightly larger restricted stock unit grant related to the deferral of their 2007 bonus into RSUs under the EID Program. The updated Team Factor for February 29, 2008 was attributable to a determination that certain deductions were erroneously applied to the Team Factor for the China Division. This resulted in a higher China Division operating profit producing a higher annual incentive for Mr. Su and, therefore, a slightly larger restricted stock unit grant related to the deferral of his 2007 bonus.

(3)
Amounts in this column reflect the number of 2007 stock appreciation rights ("SARs") granted to executives during the Company's 2007 fiscal year. For each executive, the grants were made January 19, 2007. SARs become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date. (Except, however, 332,292 SARs granted to Mr. Allan become exercisable on the fifth anniversary of the grant date.) The terms of each SAR grant provides that, if specified corporate control changes occur, all outstanding stock appreciation rights become exercisable immediately. SARs allow the grantee to receive the number of shares of YUM common stock that is equal in value to the appreciation in YUM common stock with respect to the number of SARs granted from the date of grant to the date of exercise.

  Participants who have attained age 55 with 10 years of service who terminate employment may exercise SARs that were vested on their date of termination through the expiration date of the stock appreciation right (generally, the tenth anniversary following the SARs grant date). Vested SARs of grantees who die may also be exercised by the grantee's beneficiary through the expiration date of the vested SARs and the grantees unvested SARs expire on the grantees' death. If a grantee's employment is terminated due to gross misconduct, the entire award is forfeited. For other employment terminations, all SARs expire upon termination of employment.

  There can be no assurance that the SARs will ever be exercised (in which case no value will be realized by the executive) or that the value upon exercise will equal the FAS 123R value.

(4)
The exercise price of all SARs granted in 2007 equals the average of the high and low of YUM common stock on the grant date, January 19, 2007. The exercise price of the SARs as reported under column (h) was greater than the closing price of YUM common stock on the grant date as reported under column (i).

(5)
Amounts in this column reflect the full grant date fair value under FAS 123R of the RSUs shown in column (f) and the SARs shown in column (g). These amounts reflect the Company's accounting expense and do not correspond to the actual value that will be recognized by the named executives. The full grant date fair value is the amount that the Company is expensing in its financial statements over the award's vesting schedule. For RSUs, fair value is equal to the closing price of the Company's common stock on the date of grant. For SARs, fair value was calculated using the Black Scholes value on the grant date of $8.83. For additional information regarding valuation assumptions of SARs, see footnote 3 to the Summary Compensation Table on page 66.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table shows the number of shares covered by exercisable and unexercisable stock options, SARs and unvested RSUs held by the Company's named executive officers on December 31, 2007.

	Option Awards(1)						Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)		Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)

Novak	309,964 1,239,856 1,012,960 802,696 824,574 439,450 227,636 129,494 —	— — — — — 146,484 227,636 388,484 490,960	(i) (ii) (iii) (iv)	$ $ $ $ $ $ $ $ $	5.70 8.62 8.39 12.20 12.16 17.23 22.53 24.47 29.61	1/25/2011 1/25/2011 1/25/2011 12/31/2011 1/23/2013 1/27/2014 1/28/2015 1/26/2016 1/19/2017	3,084	118,022

Carucci	59,616 145,308 131,092 61,808 70,090 — 40,650 39,024 31,079 —	— — — — — 29,020 13,550 39,024 93,237 116,302	(i) (i) (ii) (iii) (iv)	$ $ $ $ $ $ $ $ $ $	11.74 7.57 8.39 12.20 12.16 17.23 17.23 22.53 24.47 29.61	1/21/2009 1/27/2010 1/25/2011 12/31/2011 1/23/2013 1/27/2014 1/27/2014 1/28/2015 1/26/2016 1/19/2017	23,013	880,709

Su	144,780 224,564 143,008 96,324 75,316 72,178 98,950 — 87,891 65,039 31,079 —	— — — — — — — 58,040 29,297 65,039 93,237 132,918	(i) (i) (ii) (iii) (iv)	$ $ $ $ $ $ $ $ $ $ $ $	11.74 7.57 8.39 12.20 13.28 13.86 12.16 17.23 17.23 22.53 24.47 29.61	1/21/2009 1/27/2010 1/25/2011 12/31/2011 1/24/2012 9/30/2012 1/23/2013 1/27/2014 1/27/2014 1/28/2015 1/26/2016 1/19/2017	904	34,606

	Option Awards(1)						Stock Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)		Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (g)

Allan	84,404 89,420 198,144 125,132 84,284 75,316 86,582 76,322 — 87,891 54,200 31,079 — —	— — — — — — — — 58,040 29,297 54,200 93,237 99,688 332,292	(i) (i) (ii) (iii) (iv) (v)	$ $ $ $ $ $ $ $ $ $ $ $ $ $	6.81 11.74 7.57 8.39 12.20 13.28 12.16 13.10 17.23 17.23 22.53 24.47 29.61 29.61	1/20/2008 1/21/2009 1/27/2010 1/25/2011 12/31/2011 1/24/2012 1/23/2013 5/15/2013 1/27/2014 1/27/2014 1/28/2015 1/26/2016 1/19/2017 1/19/2017	31,036	1,187,750

Hearl	264,192 178,760 160,540 37,660 164,916 131,835 75,879 31,079 —	— — — — — 43,945 75,879 93,237 99,688	(i) (ii) (iii) (iv)	$ $ $ $ $ $ $ $ $	7.57 8.39 12.20 13.28 12.16 17.23 22.53 24.47 29.61	1/27/2010 1/25/2011 12/31/2011 1/24/2012 1/23/2013 1/27/2014 1/28/2015 1/26/2016 1/19/2017	—	—

(1)
Except as provided below, all options and stock appreciation rights listed above vest at a rate of 25% per year over the first four years of the ten-year option term. In the case of Mr. Novak, options expiring in 2011 with option exercise prices of $5.70 and $8.62 were granted in 1997 with an approximately 14 year term and vested in 2006. They are now fully vested. With respect to other named executive officers, grants with expiration dates in 2008, 2009 and 2010 as well as grants expiring on September 30, 2012 for Mr. Su, May 15, 2013 for Mr. Allan and the first grant listed as expiring on January 27, 2014 for Messrs. Carucci, Su and Allan were granted with 100% vesting after four years.

  The actual vesting dates for unexercisable award grants are as follows:

  (i)
  All unexercisable shares vested on January 27, 2008.

  (ii)
  One-half of the unexercisable shares will vest on each of January 28, 2008 and 2009.

  (iii)
  One-third of the unexercisable shares will vest on each of January 26, 2008, 2009 and 2010.

  (iv)
  One-fourth of the unexercisable shares will vest on each of January 19, 2008, 2009, 2010 and 2011.

  (v)
  All unexercisable shares will vest on January 19, 2012.

(2)
Amounts in this column represent RSUs that have not vested. Beginning on page 78 is a discussion of how these restricted units are awarded and their terms.

OPTION EXERCISES AND STOCK VESTED

        The table below shows the number of shares of YUM common stock acquired during 2007 upon exercise of stock options and vesting of stock awards in the form of RSUs, each before payment of applicable withholding taxes and broker commissions.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)

Novak	1,193,172	36,746,463	304,753	11,900,437
Carucci	84,404	2,297,308	6,713	197,641
Su	220,184	6,838,089	68,554	2,188,844
Allan	—	—	34,931	1,028,355
Hearl	364,964	8,722,176	—	—

(1)
These amounts represent RSUs that became vested in 2007. These shares will be distributed in accordance with the deferral election made by the named executive officer under the EID Program. See page 78 for a discussion of the EID Program.

PENSION BENEFITS

        The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under the YUM! Brands Retirement Plan ("Retirement Plan") and the YUM! Brands, Inc. Pension Equalization Plan ("Pension Equalization Plan") or the YUM! Brands International Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements.

2007 Fiscal Year Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)		Present Value of Accumulated Benefit(4) ($)	Payments during Last Fiscal Year ($)
(a)	(b)	(c)		(d)	(e)

Novak	Retirement Plan(1) Pension Equalization Plan(2)	21 21		525,600 8,739,926	— —

Carucci	Retirement Plan Pension Equalization Plan	23 23		373,415 1,158,684	— —

Su	International Retirement Plan(3)	18		3,571,908	—

Allan	Retirement Plan Pension Equalization Plan	4 4	* *	112,846 474,713	— —

Hearl	Retirement Plan Pension Equalization Plan	9 9	* *	301,040 1,880,517	— —

*
Under these plans, Messrs. Allan and Hearl only receive credited service for their U.S. based service. Mr. Allan was based outside the U.S. for 11 years. Mr. Hearl was based outside the U.S. for eight years. During that time neither accrued a benefit under any retirement plan based upon final compensation or years of service like these plans.

(1)   YUM! Brands Retirement Plan

        The Retirement Plan and the YUM! Brands Inc. Pension Equalization Plan (discussed below) provide an integrated program of retirement benefits for salaried employees that were hired by the Company prior to October 1, 2001. Both plans apply the same formulas (except as noted below), and together they replace the same level of pre-retirement pensionable earnings for all similarly situated participants. The Retirement Plan is a tax qualified plan, and it is designed to provide the maximum possible portion of this integrated benefit on a tax qualified and funded basis.

Benefit Formula

        Benefits under the Retirement Plan are based on a participant's Final Average Earnings (subject to the limits under Internal Revenue Code Section 401(a)(17)) and service under the plan. Upon termination of employment, a participant's Normal Retirement Benefit from the plan is equal to

  A.
  3% of Final Average Earnings times Projected Service up to 10, plus

  B.
  1% of Final Average Earnings times Projected Service in excess of 10, minus

  C.
  .43% of Final Average Earnings up to Social Security covered compensation multiplied by Projected Service up to 35 the result of which is multiplied by a fraction the numerator of which is actual service as of date of termination and the denominator of which is the participant's Projected Service. Projected Service is the service that the participant would have earned if he had remained employed with the Company until his Normal Retirement Age (generally age 65).

        If a participant leaves employment after becoming eligible for Early or Normal Retirement, benefits are calculated using the formula above except that actual service attained at the participant's retirement date is used in place of Projected Service.

Final Average Earnings

        A participant's Final Average Earnings is determined based on his highest 5 consecutive years of pensionable earnings. Pensionable earnings is the sum of the participant's base pay and annual incentive compensation from the Company, including amounts under the YUM! Leaders' Bonus Program. In general base pay includes salary, vacation pay, sick pay, short term disability payments and commission payments. Extraordinary bonuses and lump sum payments made in connection with a participant's termination of employment are not included.

Vesting

        A participant receives a year of vesting service for each year of employment with the Company. A participant is 0% vested until he has been credited with at least 5 years of vesting service. Upon attaining 5 years of vesting service, a participant becomes 100% vested. All the named executive officers are vested.

Normal Retirement Eligibility

        A participant is eligible for Normal Retirement following the later of age 65 or 5 years of vesting service.

Early Retirement Eligibility and Reductions

        A participant is eligible for Early Retirement following the later of age 55 or 10 years of vesting service. A participant who has met the requirements for Early Retirement and who elects to begin receiving payments from the plan prior to age 62 will receive a reduction of 1/12 of 4% for each month benefits begin before age 62. Benefits are unreduced at age 62.

        The table below shows when each of the named executive officers will be eligible or became eligible for Early Retirement and the estimated lump sum value of the benefit each participant would receive from the YUM plans (both qualified and non-qualified) if he retired from the Company at that time and received a lump sum payment.

Name	Earliest Retirement Date		Estimated Lump Sum from the Qualified Plan(1)	Estimated Lump Sum from the Non-Qualified Plan(2)	Total Estimated Lump Sum

Novak	November 1, 2007	(3)	901,584	15,094,118	15,995,702
Carucci	July 1, 2012		843,766	2,903,775	3,747,541
Su	May 1, 2007		—	3,571,908	3,571,908
Allan	May 1, 2010		393,680	1,817,657	2,211,337
Hearl(4)	March 31, 2008		435,879	2,723,868	3,159,747

(1)
The YUM! Brands Retirement Plan

(2)
Mr. Su's benefit is paid solely from the YUM! Brands International Retirement Plan. All other non-qualified benefits are paid from the YUM! Brands Inc. Pension Equalization Plan.

(3)
Mr. Novak attained age 55 in October 2007 and became eligible for Early Retirement. The plan's valuation date for purposes of determining benefits is September 30, 2007. Under SEC rules, this means the benefit described in the Pension Benefits Table for Mr. Novak does not reflect his attaining Early Retirement but reports the accumulated benefit as of September 30, 2007.

(4)
Mr. Hearl retired from the Company on March 31, 2008. This represents the actual lump sum amount payable to him under the plans as of his retirement date. The portion payable from the Pension Equalization Plan reflects a reduction for the projected value (with interest at seven percent) of contributions made to the Australian social security program while Mr. Hearl was a participant in the Pension Equalization Plan.

        Estimated lump sum values in the table above assume that each participant continues in an eligible position until his earliest retirement date and receives a lump sum payment from all plans at that time. The calculations also assume no increase in the participant's Final Average Earnings. The lump sums are estimated using the mortality table and interest assumption as used for purposes of financial accounting. Actual lump sums may be higher or lower depending on the mortality table and interest rate in effect at the time of distribution and the participant's Final Average Earnings at his date of retirement.

Termination of Employment Prior to Retirement

        If a participant terminates employment, either voluntarily or involuntarily, prior to meeting eligibility for Early or Normal Retirement, benefits will be actuarially reduced from age 65 to his early commencement date using the mortality rates in the YUM! Brands Retirement Plan and an interest rate equal to 7% (e.g., this results in a 62.97% reduction at age 55). In addition, the participant may NOT elect to receive his benefit in the form of a lump sum.

Lump Sum Availability

        Lump sum payments are available to participants who meet the requirements for Early or Normal Retirement. Participants who leave the Company prior to meeting the requirements for Early or Normal Retirement must take their benefits in the form of a monthly annuity and no lump sum is available. When a lump sum is paid from the plan, it is calculated based on actuarial assumptions for lump sums required by Internal Revenue Code Section 417(e)(3) (currently this is the annual 30-year Treasury rate for the 2nd month preceding the date of distribution and the gender blended 1994 Group Annuity Reserving Table as set forth in Revenue Ruling 2001-62).

(2)   YUM! Brands Inc. Pension Equalization Plan

        The YUM! Brands Inc. Pension Equalization Plan is an unfunded, non-qualified plan that complements the YUM! Brands Retirement Plan by providing benefits that federal tax law bars providing under the Retirement Plan. Benefits are generally determined and payable under the same terms and conditions as the Retirement Plan (except as noted below) without regard to federal tax limitations on amounts of includible compensation and maximum benefits. Benefits paid are reduced by the value of benefits payable under the Retirement Plan.

        Participants who earned at least $75,000 during calendar year 1989 are eligible to receive benefits calculated under the Retirement Plan's pre-1989 formula, if this calculation results in a larger benefit from the YUM! Brands Inc. Pension Equalization Plan. Messrs. Novak, Carucci, Allan and Hearl qualify for benefits under this formula. This formula is similar to the formula described above under the Retirement Plan except that part C of the formula is calculated as follows:

  C.
  1 2/3% of an estimated primary Social Security amount multiplied by Projected Service up to 30

        Retirement distributions are always paid in the form of a lump sum. In the case of a participant whose benefits are payable based on the pre-1989 formula, the lump sum value is calculated as the actuarial equivalent to the participant's 50% Joint and Survivor Annuity with no reduction for survivor coverage. In all other cases, lump sums are calculated as the actuarial equivalent of the participant's life only annuity. Participants who terminate employment prior to meeting eligibility for Early or Normal Retirement must take their benefits from this plan in the form of a monthly annuity.

(3)   YUM! Brands International Retirement Plan

        The YUM! Brands International Retirement Plan (the "YIRP") is an unfunded, non-qualified defined benefit plan that covers certain international employees who are designated by the Company as third country nationals. Mr. Su is eligible for benefits under this Plan. The YIRP provides a retirement benefit similar to the Retirement Plan except that part C of the formula is calculated as the sum of:

  a)
  Company financed State benefits or Social Security benefits if paid periodically

  b)
  The actuarial equivalent of all State paid or mandated lump sum benefits financed by the Company

  c)
  Any other Company financed benefits that are attributable to periods of pensionable service and that are derived from a plan maintained or contributed to by the Company or one or more of the group of corporations that is controlled by the Company.

        Benefits are payable under the same terms and conditions as the Retirement Plan without regard to Internal Revenue Service limitations on amounts of includible compensation and maximum benefits.

(4)   Present Value of Accumulated Benefits

        For all plans, the Present Value of Accumulated Benefits (determined as of September 30, 2007) is calculated assuming that each participant is eligible to receive an unreduced benefit payable in the form of a single lump sum at age 62. Also, since none of the participants have actually attained eligibility for Early or Normal Retirement (except for Mr. Su), benefits are based on the formula applicable to non-retirement eligible participants as discussed above. This is consistent with the methodologies used in financial accounting calculations. In addition, the economic assumptions for the lump sum interest rate, post retirement mortality, and discount rate are also consistent with those used in financial accounting calculations.

NONQUALIFIED DEFERRED COMPENSATION

        Amounts reflected in the Nonqualified Deferred Compensation table below are provided for under the Company's Executive Income Deferral ("EID") Program, an unfunded, unsecured deferred compensation plan. For each calendar year, participants are permitted under this program to defer up to 85% of their base pay and/or 100% of their annual incentive award.

        Deferred Program Investments.    Amounts deferred under the EID Program may be invested in the following phantom investment alternatives, which are (12 month investment returns are shown in parenthesis):

  •
  YUM! Stock Fund (32.28%),

  •
  YUM! Discount Stock Fund (32.28%),

  •
  S&P 500 Index Fund (5.48%),

  •
  Bond Market Index Fund (6.81%) and

  •
  Stable Value Fund (4.2%).

        All of the phantom investment alternatives offered under the EID Program are designed to match the performance of actual investments, that is, they provide market rate returns and do not provide for preferential earnings. The S&P 500 index fund, bond market index fund and stable value fund are designed to track the investment return of like-named funds offered under the Company's 401(k) Plan. The YUM! Stock Fund and YUM! Discount Stock Fund track the investment return of the Company's common stock. Participants may transfer funds between the investment alternatives on a quarterly basis except (1) funds invested in the YUM! Stock Fund or YUM! Discount Stock Fund may not be transferred once invested in these funds and (2) a participant may only elect to invest into the Discount Stock Fund at the time the annual incentive deferral election is made. In the case of the Discount Stock Fund, participants who defer their annual incentive into this fund, acquire phantom shares (called restricted stock units ("RSUs")) at a 25% discount based on the fair market value of the Company stock on the date that the annual incentive is deferred, which is the same date we make our annual stock appreciation right grants. (Beginning in 2008, the 25% discount is calculated based on the closing price of the Company's stock on the date of deferral.) Amounts attributable to the 25% discount under the YUM! Discount Stock Fund are reflected in column (c) below as contributions by the Company (and represent amounts actually credited to the named executive's account during 2007).

        RSUs are phantom shares of YUM stock that vest on the second anniversary of the grant (or a change of control of the Company, if earlier) and are payable as shares of YUM common stock pursuant to the participant's deferral election. Unvested RSUs held in a participant's Discount Stock Fund account are forfeited if the participant voluntarily terminates employment with the Company within two years of the deferral date. If a participant terminates employment involuntarily, the portion of the account attributable to the discount is forfeited and the participant will receive an amount equal to the amount of the original amount deferred. If a participant dies or becomes disabled during the restricted period, the participant fully vests in the RSUs. Dividend equivalents are accrued during the restricted period but are only paid if the RSUs vest. RSUs held by a participant who has attained age 65 with five years of service vest immediately. In the case of a participant who has attained age 55 with 10 years of service, RSUs attributable to the bonus deferral vest immediately and RSUs attributable to the discount portion vest pro rata during the period beginning on the date of grant and ending on the first anniversary of the grant and are fully vested on the first anniversary. For each named executive, the number of RSUs awarded and their value attributable to deferred 2007 annual incentives are set forth at columns (f) and (j) of the Grants of Plan-Based Awards table on page 70 and are discussed in further detail at footnotes 2 and 4 of the Summary Compensation Table beginning on page 65.

        Distributions.    When participants elect to defer amounts into the EID Program, they also select when the amounts ultimately will be distributed to them. Distributions may either be made in a specific year—whether or not employment has then ended—or at a time that begins at or after the executive's retirement or separation or termination of employment.

        Distributions can be made in a lump sum or up to 20 annual installments. Initial deferrals are subject to a minimum two year deferral. In general, with respect to amounts deferred after 2005 or not fully vested as of January 1, 2005, participants may change their distribution schedule, provided the new elections satisfy the requirements of Section 409A of the Internal Revenue Code. In general, Section 409A requires that:

  •
  Distribution schedules cannot be accelerated (other than for a hardship)

  •
  To delay a previously scheduled distribution,

  •
  A participant must make an election at least one year before the distribution otherwise would be made, and

  •
  The new distribution cannot begin earlier than five years after it would have begun without the election to re-defer.

        With respect to amounts deferred prior to 2005, to delay a distribution the new distribution cannot begin until two years after it would have begun without the election to re-defer.

        Investments in the YUM! Stock Fund and YUM! Discount Stock Fund are only distributed in shares of Company stock.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
(a)	(b)	(c)	(d)	(e)	(f)

Novak	3,347,680	1,115,893	16,889,305	416,767	70,156,362
Carucci	718,200	119,700	878,437	6,658	5,486,499
Su	963,900	321,300	628,767	1,505,406	2,700,209
Allan	—	—	1,503,242	251,127	6,246,630
Hearl	—	—	805,452	2,214,729	1,591,840

(1)
Amounts in this column reflect amounts that were also reported as compensation in our Summary Compensation Table filed last year or would have been reported as compensation in our Summary Compensation Table last year if the executive were a named executive officer.

(2)
Amounts in this column reflect the Company's contribution to the EID Program which is discussed beginning on page 78. The amounts represent the value of the discount on RSUs awarded to executives and credited to their deferral account under the program in 2007 as a result of their election to defer their 2006 annual incentive award into RSUs.

(3)
Amounts in this column reflect earnings during the last fiscal year on deferred amounts. All earnings are based on the investment alternatives offered under the EID Program described in the narrative above this table. Since these earnings are market based returns, they are not reported in the Summary Compensation Table.

(4)
All amounts shown were distributed in accordance with the executive's deferral election, except in the case of the following amounts distributed to pay payroll taxes due upon vesting of RSUs under the EID Program during the year:

Novak	$335,376
Carucci	6,658
Allan	18,616
(5)
Amounts reflected in this column are the year-end balances for each executive under the EID Program. As required under SEC rules, below is the portion of the year-end balance for each executive which has previously been reported as compensation to the executive in the Company's Summary Compensation Table for 2007 and prior years or would have been reported as compensation if the executive had been a named executive officer in those previous years.

Novak	$24,795,223
Carucci	3,093,379
Su	1,922,700
Allan	2,749,837
Hearl	466,325

        The difference between these amounts and amount of the year-end balance for each executive represents the total aggregate earnings accumulated under the program with respect to that compensation.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 31, 2007, given the named executive's compensation and service levels as of such date and, if applicable, based on the Company's closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company's 401(k) Plan, retiree medical benefits, disability benefits and accrued vacation pay.

        Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company's stock price and the executive's age.

        Stock options and SAR awards.    If one or more named executive officers terminated employment for any reason other than retirement, death, disability or following a change in control as of December 31, 2007, they could exercise the stock options and SARs that were exercisable on that date as shown at the Outstanding Equity Awards at Fiscal Year-End table on page 72, otherwise all options and SARs, pursuant to their terms, would have been forfeited and cancelled after that date. If the named executive had retired, died or become disabled as of December 31, 2007, exercisable stock options and SARs would remain exercisable through the term of the award. Except in the case of a change in control, described below, no stock options or SARs become exercisable on an accelerated basis. Benefits a named executive officer may receive on a change of control are discussed below.

        Deferred compensation.    As described in more detail beginning at page 78, the named executives participate in the EID Program, which permits the deferral of salary and annual incentive compensation. The last column of the Nonqualified Deferred Compensation Table on page 79 reports each named executive's aggregate balance at December 31, 2007. The named executives are entitled to receive their vested amount under the EID Program in case of voluntary termination of employment. In the case of involuntary termination of employment, they are entitled to receive their vested benefit and the amount of the unvested benefit that corresponds to their deferral. In the case of death, disability or retirement after age 65, they or their beneficiaries are entitled to their entire account balance as shown in the last column of the Nonqualified Deferred Compensation table on page 79. The amounts they would have been entitled to in case of a voluntary or involuntary termination as of December 31, 2007 are as follows:

	Voluntary Termination ($)	Involuntary Termination ($)
Novak	70,032,338	70,032,338
Carucci	4,592,406	5,071,206
Su	2,663,772	2,663,772
Allan	5,034,405	5,603,936
Hearl	1,591,840	1,591,840

        Payouts to the executive under the EID Program would occur in accordance with the executive's elections. In the case of amounts deferred after 2002, such payments would not begin prior to six months following the executive's termination of employment. Executives may receive their benefit in a lump sum payment or in installment payments for up to 20 years. Each of the named executive officers has elected to receive payments in a lump sum.

        Pension benefits.    The Pension Benefits Table on page 74 describes the general terms of each pension plan in which the named executives participate, the years of credited service and the present value of the annuity payable to each named executive assuming termination of employment as of December 31, 2007. The table on page 76 provides the present value of the lump sum benefit payable to each named executive when they attain eligibility for Early Retirement (i.e., age 55 with 10 years of service) under the plans.

        Life insurance benefits.    For a description of the supplemental life insurance plans that provide coverage to the named executives, see the All Other Compensation Table on page 69. If the named executives had died on December 31, 2007, the survivors of Messrs. Novak, Carucci, Su, Allan and Hearl would have received Company paid life insurance of $3,000,000, $1,080,000, $1,295,000, $1,260,000 and $1,203,000, respectively, under this arrangement. Executives and all other salaried employees can purchase additional life insurance benefits up to a maximum combined company paid and additional life insurance of $3 million. This additional benefit is not paid or subsidized by the Company and, therefore, is not shown here.

        Change in control.    Change in control severance agreements are in effect between YUM and certain key executives (including Messrs. Novak, Carucci, Su, Allan and Hearl). These agreements are general obligations of YUM, and provide, generally, that if, within two years subsequent to a change in control of YUM, the employment of the executive is terminated (other than for cause, or for other limited reasons specified in the change in control severance agreements) or the executive terminates employment for Good Reason (defined in the change in control severance agreements to include a diminution of duties and responsibilities or benefits), the executive will be entitled to receive the following:

  •
  a proportionate annual incentive assuming achievement of target performance goals under the bonus plan or, if higher, assuming continued achievement of actual Company performance until date of termination,

  •
  a severance payment equal to two times the sum of the executive's base salary and the target bonus or, if higher, the actual bonus for the year preceding the change in control of the Company,

  •
  outplacement services for up to one year following termination, and

  •
  a "tax gross-up payment" which, in the event an executive becomes entitled to receive a severance payment and other severance benefits and such severance payment and benefits are subject to an excise tax, ensures the executive will be in the same after-tax position as if no excise tax had been imposed. (Except, however, where the severance payment to the executive will generate an excise tax but the total severance payment does not exceed by more than 10% the threshold for which the excise tax becomes payable, then no gross-up payment will be made and the executive's severance payment will be reduced to the threshold to ensure no excise tax is payable.)

        In addition, to the payments described above under the agreements, upon a change of control:

  •
  All stock options and SARs held by the executive will automatically vest and become exercisable.

  •
  All RSUs under the Company's EID Program will vest.

        The change in control severance agreements have a three-year term and are automatically renewable each January 1 for another three-year term. An executive whose employment is not terminated within two years of a change of control will not be entitled to receive any severance payments under the change in control severance agreements.

        Generally, pursuant to the agreements, a change of control is deemed to occur:

  (i)
  if any person acquires 20% or more of the Company's voting securities (other than securities acquired directly from the Company or its affiliates);

  (ii)
  if a majority of the Directors as of the date of the agreement are replaced other than in specific circumstances; or

  (iii)
  upon the consummation of a merger of the Company or any subsidiary of the Company other than (a) a merger where the Company's Directors immediately before the change in control constitute a majority of the directors of the resulting organization, or (b) a merger effected to implement a recapitalization of the Company in which no person is or becomes the beneficial owner of securities of the Company representing 20% or more of the combined voting power of the Company's then-outstanding securities.

        If a change of control had occurred as of December 31, 2007, the following payments, or other benefits would have been made.

	Novak $	Carucci $	Su $	Allan $	Hearl $
Annual Incentive	4,742,892	1,263,780	1,719,900	1,615,950	1,271,303
Severance Payment	9,335,360	2,636,400	3,327,800	2,846,466	2,405,000
Outplacement	25,000	25,000	25,000	25,000	25,000
Excise Tax and Gross-Up	0	1,381,566	0	1,786,016	0
Accelerated Vesting of Stock Options and SARs	16,277,804	3,803,757	5,299,025	7,718,298	4,268,909
Accelerated Vesting of RSU's	119,546	894,094	35,042	1,212,225	0
Total	30,500,602	10,004,597	10,406,767	15,203,955	7,970,212

DIRECTOR COMPENSATION

        As described more fully below, this table summarizes compensation paid to each non-employee director during 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option/SAR Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)
Dorman, David	—	135,000	39,903	1,000	175,903
Ferragamo, Massimo	—	135,000	39,903	5,000	179,903
Grissom, David	—	150,000	39,903	10,000	199,903
Hill, Bonnie	67,500	67,500	39,903	4,650	179,553
Holland, Robert	—	135,000	39,903	10,000	184,903
Langone, Kenneth	—	135,000	39,903	20,000	194,903
Linen, Jonathan	—	135,000	39,903	10,000	184,903
Nelson, Thomas	—	135,000	39,903	10,000	184,903
Ryan, Thomas	—	140,000	39,903	10,000	189,903
Trujillo, Jackie	67,500	67,500	39,903	5,000	179,903

(1)
Represents the compensation costs for financial accounting purposes for the year under FAS 123R. The per SAR FAS 123R grant date fair value was $11.37 for SARs granted in 2007 for all director grants.

We estimated the grant date fair value using the Black-Scholes option pricing model. We used the following assumptions in calculating the Black-Scholes fair value for each SAR:

Expected term of SARs in years:	6.0
Expected volatility percentage	29.0%
Risk free rate of return (based on five-year U.S. treasury yield average for November 2007	3.7%
Dividend yield	1.6%
Black-Scholes fair value per SAR	11.37
(2)
At December 31, 2007, the aggregate number of options and SARs awards outstanding for non-management directors was: Mr. Dorman 10,476 options, 8,040 SARs; Mr. Ferragamo 35,894 options, 8,040 SARs; Mr. Grissom 15,470 options, 8,040 SARs; Ms. Hill 15,176 options, 8,040 SARs; Mr. Holland 35,894 options, 8,040 SARs; Mr. Langone 35,894 options, 8,040 SARs; Mr. Linen 10,476 options, 8,040 SARs; Mr. Nelson 0 options, 13,220 SARs; Mr. Ryan 19,414 options, 8,040 SARs; Ms. Trujillo 31,334 options, 8,040 SARs. Mr. Novak's and Mr. Su's outstanding awards are set forth on page 72.

(3)
Represents amount of matching charitable contributions made on behalf of the director under the Company's matching gift program and/or the amount charitable contribution made in the director's name.

        The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board.

        Employee Directors.    Employee directors do not receive additional compensation for serving on the Board of Directors.

        Non-Employee Directors Annual Compensation.    Each director who is not an employee of YUM receives an annual stock grant retainer with a fair market value of $135,000 and an annual grant of vested SARs to buy $125,000 worth of YUM common stock at a price equal to its fair market value on the date of grant. Directors may elect to receive up to one-half of their stock retainer in cash. Directors may also defer payment of their retainers pursuant to the Directors Deferred Compensation Plan. Deferrals are invested in phantom Company stock and paid out in shares of Company stock. Deferrals may not be made for less than two years. In recognition of the added duties of these chairs, the Chairperson of the Audit Committee (Mr. Grissom in 2007) receives an additional $15,000 stock retainer annually and the Chairperson of the Compensation Committee (Mr. Ryan in 2007) receives an additional $5,000 stock retainer annually.

        In September 2006, the Compensation Committee of the Board of Directors completed a review of compensation for non-employee directors. The review included an analysis of the most recent proxy statements of several large retailers and consideration of Fortune 500, 200 and 100 survey data. Based on the analysis which showed director compensation below the median by 10% to 15% and the increased responsibility and time commitment associated with Board and Committee service (particularly for Audit Committee members), the Board approved the Compensation Committee's recommendation to revise the compensation of non-employee directors by increasing the stock grant retainer by $35,000 to $135,000. After the compensation increase the total director compensation package was 8% above the median. The Board of Directors also agreed that no changes will be made to the board pay package in 2007. Therefore, the adjustment was made to insure competitiveness for two years.

        Initial Stock Grant upon Joining Board.    Non-employee directors also receive a one-time stock grant with a fair market value of $25,000 on the date of grant upon joining the Board, distribution of which is deferred until termination from the Board.

        Stock Ownership Requirements.    Similar to executive officers, directors are subject to share ownership requirements. The directors' requirements provide that directors will not sell any of the Company's common stock received as compensation for service on the Board until the director has ceased being a member of the Board for one year.

        Matching Gifts.    To further YUM's support for charities, non-employee directors are able to participate in the YUM! Brands, Inc. Matching Gifts Program on the same terms as YUM's employees. Under this program, the YUM! Brands Foundation will match up to $10,000 a year in contributions by the director to a charitable institution approved by the YUM! Brands Foundation. At its discretion, the Foundation may match director contributions exceeding $10,000. In 2007, the Foundation matched $20,000 of Mr. Langone's contributions.

        Insurance.    We also pay the premiums on directors' and officers' liability and business travel accident insurance policies. The annual cost of this coverage is approximately $2.5 million. This is not included in the tables above as it is not considered compensation to the directors.

AUDIT COMMITTEE REPORT

Who serves on the Audit Committee of the Board of Directors?

        The members of the Audit Committee are J. David Grissom, Chair, Robert Holland, Jr., Kenneth G. Langone, Jonathan S. Linen and Thomas C. Nelson.

        The Board of Directors has determined that each member of the Committee is "independent" within the meaning of the applicable rules of both the NYSE and the SEC. The Board of Directors has also determined that each member of the Committee is financially literate and that J. David Grissom has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE. In addition, the Board determined that J. David Grissom is an "audit committee financial expert" within the meaning of the rules of the SEC.

What document governs the activities of the Audit Committee?

        The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee's responsibilities are set forth in this charter, which was amended and restated effective March 16, 2006. The charter is reviewed by management at least annually, and any recommended changes are presented to the Audit Committee for review and approval. The charter is available on our Web site at www.yum.com/governance.

What are the responsibilities of the Audit Committee?

        The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, the adequacy of the Company's system of internal controls and procedures and disclosure controls and procedures, the Company's risk management, the Company's compliance with legal and regulatory requirements, the independent auditors' qualifications and independence and the performance of the Company's internal audit function and independent auditors. The Committee has sole authority over the selection of the Company's independent auditors and manages the Company's relationship with its independent auditors (who report directly to the Committee). The Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Committee, from the Company for such advice and assistance.

        The Committee met nine times during 2007. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee's meetings include private sessions with the Company's independent auditors and with the Company's internal auditors, in each case without the presence of the Company's management, as well as executive sessions consisting of only Committee members. The Committee also meets with senior management from time to time. In addition to the scheduled meetings, senior management confers with the Committee or its Chair from time to time, as senior management deems advisable or appropriate, in connection with issues or concerns that arise throughout the year.

        Management is responsible for the Company's financial reporting process, including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements in accordance with professional standards and expressing an opinion as to their material conformity with U.S. generally accepted accounting principles and for auditing the effectiveness of the Company's internal control over financial reporting. The Committee's responsibility is to monitor and review the Company's financial reporting process and discuss management's report on the Company's internal control over financial reporting. It is not the Committee's duty or responsibility to conduct audits or accounting reviews or procedures. The Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the opinion of the independent auditors included in their report on the Company's financial statements. The Committee has also relied, without independent verification, on management's representation that the Company's internal control over financial reporting is effective and on the opinion of the independent auditors included in their report on the Company's internal control over financial reporting.

What matters have members of the Audit Committee discussed with management and the independent auditors?

        As part of its oversight of the Company's financial statements, the Committee reviews and discusses with both management and the Company's independent auditors all annual and quarterly financial statements prior to their issuance. During 2007, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with accounting principles generally accepted in the United States of America, and reviewed significant accounting and disclosure issues with the Committee. These reviews include discussions with the independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees), including the quality (not merely the acceptability) of the Company's accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and disclosures related to critical accounting practices. The Committee has also discussed with KPMG LLP matters relating to its independence, including a review of audit and non-audit fees and written disclosures from KPMG LLP to the Committee pursuant to Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether non-audit services provided by the independent auditors are compatible with the independent auditors' independence. The Committee also received regular updates, and written summaries as required by the Public Company Accounting Oversight Board rules (for tax services), on the amount of fees and scope of audit, audit-related and tax services provided.

        In addition, the Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company's internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company's internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and controls. The Committee also reviews and discusses legal and compliance matters with management, and, as necessary or advisable, the Company's independent auditors.

Has the Audit Committee made a recommendation regarding the audited financial statements for fiscal 2007?

        Based on the Committee's discussions with management and the independent auditors and the Committee's review of the representations of management and the report of the independent auditors to the Board of Directors, and subject to the limitations on the Committee's role and responsibilities referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that it include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2007 for filing with the SEC.

Who prepared this report?

        This report has been furnished by the members of the Audit Committee:

J. David Grissom, Chairperson	Robert Holland, Jr.
Kenneth G. Langone	Jonathan S. Linen
Thomas C. Nelson

ADDITIONAL INFORMATION

Who pays the expenses incurred in connection with the solicitation of proxies?

        Expenses in connection with the solicitation of proxies will be paid by us. Proxies are being solicited principally by mail, by telephone and through the Internet. We have retained Georgeson Inc. to act as a proxy solicitor for a fee estimated to be $10,000, plus reimbursement of out-of-pocket expenses. In addition, our directors, officers and regular employees, without additional compensation, may solicit proxies personally, by e-mail, telephone, fax or special letter. We will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of our shares.

How may I elect to receive shareholder materials electronically and discontinue my receipt of paper copies?

        YUM shareholders with shares registered directly in their name may elect to receive future annual reports and proxy statements from us and to vote their shares through the Internet instead of receiving copies through the mail. We are offering this service to provide shareholders with added convenience and to reduce annual report printing and mailing costs.

        To take advantage of this option, shareholders must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the shareholder.

        To elect this option, go to www.amstock.com, click on Shareholder Account Access, log-in and locate the option to Receive Company Mailing via e-Mail. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

        If you consent to receive future proxy materials electronically, your consent will remain in effect unless it is withdrawn by writing our Transfer Agent, American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY 10038 or by logging onto our Transfer Agent's website at www.amstock.com and following the applicable instructions. Also, while this consent is in effect, if you decide you would like to receive a hard copy of the proxy materials, you may call, write or e-mail American Stock Transfer and Trust Company.

What is "Householding" of proxy materials?

        The Company has adopted a procedure called "householding" which has been approved by the SEC. The Company and some brokers household proxy materials, delivering a single annual report and proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders or they participate in electronic delivery of proxy materials. Shareholders who participate in householding will continue to receive separate proxy cards. This process will help reduce our printing and postage fees, as well as save natural resources. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to YUM! Brands, Inc., Investor Relations, 1441 Gardiner Lane, Louisville, KY 40213 or by calling Investor Relations at 1 (888) 439-4986 or by sending an e-mail to yum.investor@yum.com.

May I propose actions for consideration at next year's annual meeting of shareholders or nominate individuals to serve as directors?

        Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and proxy card for presentation at our 2009 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at YUM! Brands, Inc., 1441 Gardiner Lane, Louisville, Kentucky 40213 by December 5, 2008. The proposal should be sent to the attention of Corporate Secretary.

        Under our By-laws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to our Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2009 Annual Meeting no later than 90 days in advance of the 2009 Annual Meeting if it is being held within 30 days before or after the anniversary of the date (May 15, 2008) of this year's Meeting. For any other meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

        Our Annual Meeting of Shareholders is generally held on the third Thursday of May. Assuming that our 2009 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by February 14, 2009.

        The nomination must contain the following information about the nominee:

  •
  name;

  •
  age;

  •
  business and residence addresses;

  •
  principal occupation or employment;

  •
  the number of shares of common stock beneficially owned by the nominee;

  •
  a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder;

  •
  a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice;

  •
  the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director; and

  •
  a signed consent of the nominee to serve as a director of the Company, if elected.

        Notice of a proposed item of business must include:

  •
  a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;

  •
  the shareholder's name and address as they appear on our records;

  •
  the number of shares of common stock beneficially owned by the shareholder (with supporting documentation where appropriate);

  •
  any material interest of the shareholder in such business;

  •
  a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business; and

  •
  a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

        The Board is not aware of any matters that are expected to come before the 2008 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the individuals named on the form of proxy intend to vote the proxies in accordance with their best judgment.

        The chairman of the Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

        Bylaw Provisions.    You may contact YUM's Corporate Secretary at the address mentioned above for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

Appendix 1

YUM! BRANDS, INC.
LONG TERM INCENTIVE PLAN
(As Amended Through the Third Amendment)

SECTION 1
GENERAL

        1.1.    PURPOSE.    YUM! Brands, Inc. Long Term Incentive Plan (the "Plan") has been established by YUM! Brands, Inc. (the "Company" or "YUM!") to (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) align the interests of Participants with those of the Company's shareholders.

        1.2.    PARTICIPATION.    Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become "Participants" in the Plan.

        1.3.    OPERATION, ADMINISTRATION, AND DEFINITIONS.    The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 4 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Section 8 of the Plan).

SECTION 2
OPTIONS AND SARS

        2.1.    DEFINITIONS.

        (a)   The grant of an "Option" entitles the Participant to purchase shares of Stock at an Exercise Price and during a specified time established by the Committee. Any Option granted under this Section 2 may be either a non-qualified option (an "NQO") or an incentive stock option (an "ISO"), as determined in the discretion of the Committee. An "NQO" is an Option that is not intended to be an "incentive stock option" as that term is described in section 422(b) of the Code. An "ISO" is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" described in section 422(b) of the Code.

        (b)   A stock appreciation right (an "SAR") entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 2.5), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

        2.2.    EXERCISE PRICE.    The "Exercise Price" of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than the closing price of a share of Stock on the date of grant as reported on the composite tape for securities listed on the New York Stock Exchange (or if no sales of stock were made on said exchange on such date, on the next preceding day on which sales were made on such exchange).

        2.3.    EXERCISE.    An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.

        2.4.    PAYMENT OF OPTION EXERCISE PRICE.    The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

          (a)   Subject to the following provisions of this subsection 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in paragraph 2.4(c), payment may be made as soon as practicable after the exercise).

          (b)   The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

          (c)   The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

        2.5.    SETTLEMENT OF AWARD.    Settlement of Options and SARs is subject to subsection 4.7.

        2.6.    GRANTS OF OPTIONS AND SARS.    An Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Stock shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but the exercise price for the later granted Award may be less than the Fair Market Value of the Stock at the time of such grant.

        2.7.    NO REPRICING, CANCELLATION, OR RE-GRANT OF OPTIONS.    Except for adjustments pursuant to subsection 4.2(f) (relating to adjustment of shares), the Exercise Price for any outstanding Option granted under the Plan may not be decreased after the date of grant nor may an outstanding Option granted under the Plan be surrendered to the Company as consideration in exchange for the grant of a new Option with a lower exercise price.

SECTION 3
OTHER STOCK AWARDS

        3.1.    DEFINITIONS.

        (a)   A "Stock Unit" Award is the grant of a right to receive shares of Stock in the future.

        (b)   A "Performance Share" Award is a grant of a right to receive shares of Stock or Stock Units which is contingent on the achievement of performance or other objectives during a specified period.

        (c)   A "Performance Unit" Award is a grant of a right to receive a designated dollar value amount of Stock which is contingent on the achievement of performance or other objectives during a specified period.

        (d)   A "Restricted Stock" Award is a grant of shares of Stock, and a "Restricted Stock Unit" Award is the grant of a right to receive shares of Stock in the future, with such shares of Stock or right to future delivery of such shares of Stock subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.

        3.2.    RESTRICTIONS ON AWARDS.    Each Stock Unit Award, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, and Performance Unit Award shall be subject to the following:

          (a)   Any such Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

          (b)   If the right to become vested in a Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award or Performance Unit Award is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting of the Award shall be not less than three years (provided that the required period for full vesting shall, instead, not be less than two years in the case of annual incentive deferrals payable in restricted shares) (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant's death, disability, retirement, change in control or involuntary termination). Awards to Directors may vest immediately.

          (c)   The Committee may designate whether any such Award being granted to any Participant is intended to be "performance-based compensation" as that term is used in section 162(m) of the Code. Any such Awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code section 162(m). The Performance Measures that may be used by the Committee for such Awards shall be based on any one or more of the following Company, Subsidiary, operating unit or division performance measures, as selected by the Committee: cash flow; earnings; earnings per share; market value added or economic value added; profits; return on assets; return on equity; return on investment; revenues; stock price; total shareholder return; customer satisfaction metrics; or restaurant unit development. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders' equity and/or shares outstanding, investments or to assets or net assets. For Awards under this Section 3 intended to be "performance-based compensation," the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

SECTION 4
OPERATION AND ADMINISTRATION

        4.1.    EFFECTIVE DATE.    The Plan shall be effective as of May 20, 1999 (the "Effective Date"). The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan on or after the ten-year anniversary of May 15, 2008, the date on which the Plan was amended by the Third Amendment.

        4.2   The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

          (a)   The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or subsequently acquired by the Company as treasury shares (to the extent permitted by law), including shares purchased in the open market or in private transactions.

          (b)   Subject to the following provisions of this subsection 4.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 70,600,000

  (which number includes all shares delivered under the Plan since its establishment in 1999, determined in accordance with the terms of the Plan); and for purposes of applying the limitations of this paragraph (b), each share of Stock delivered pursuant to Section 3 (relating to Other Stock Awards) shall be counted as covering two shares of Stock, and shall reduce the number of shares of Stock available for delivery under this paragraph (b) by two shares except, however, in the case of restricted shares or restricted units delivered pursuant to the settlement of earned annual incentives, each share of Stock shall be counted as covering one share of Stock and shall reduce the number of shares of Stock available for delivery by one share.

          (c)   To the extent provided by the Committee, any Award may be settled in cash rather than Stock. To the extent any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

          (d)   If the exercise price of any stock option granted under the Plan is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

          (e)   Subject to paragraph 4.2(f), the following additional maximums are imposed under the Plan.

              (i)  The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options and SARs) shall be 9,000,000 shares during any five calendar-year period. If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering one share of Stock for purposes of applying the limitations of this paragraph (i).

             (ii)  For Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards and Performance Share Awards that are intended to be "performance-based compensation" (as that term is used for purposes of Code section 162(m)), no more than 3,000,000 shares of Stock may be subject to such Awards granted to any one individual during any five-calendar-year period (regardless of when such shares are deliverable). If, after shares have been earned, the delivery is deferred, any additional shares attributable to dividends during the deferred period shall be disregarded.

            (iii)  The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 3 (relating to Other Stock Awards) shall be 12,000,000 shares except that Stock Units or Restricted Shares granted with respect to the deferral of annual cash incentive awards under the Company's deferral plan will not count towards this maximum.

            (iv)  For Performance Unit Awards that are intended to be "performance-based compensation" (as that term is used for purposes of Code section 162(m)), no more than $4,000,000 may be subject to such Awards granted to any one individual during any one-calendar-year period (regardless of when such amounts are deliverable). If, after amounts have been earned with respect to Performance Unit Awards, the delivery of such amounts is deferred, any additional amounts attributable to earnings during the deferral period shall be disregarded.

          (f)    If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the

  Company of all or a portion of its assets, any other change in the Company's corporate structure, or any distribution to shareholders (other than a cash dividend that is not an extraordinary cash dividend) results in the outstanding shares of Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation (or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding shares of Stock), or a material change in the market value of the outstanding shares of Stock as a result of the change, transaction or distribution, then equitable adjustments shall be made by the Committee, as it determines are necessary and appropriate, in:

              (i)  the number and type of Shares (or other property) with respect to which Awards may be granted;

             (ii)  the number and type of Shares (or other property) subject to outstanding Awards;

            (iii)  the grant or Exercise Price with respect to outstanding Awards; and

            (iv)  the terms, conditions or restrictions of outstanding Awards and/or Award agreements;

  provided, however, that all such adjustments made in respect of each ISO shall be accomplished so that such Option shall continue to be an incentive stock option within the meaning of Section 422 of the Code. However, in no event shall this paragraph (f) be construed to permit a modification (including a replacement) of an Option or SAR if such modification either: (i) would result in accelerated recognition of income or imposition of additional tax under Code section 409A; or (ii) would cause the Option or SAR subject to the modification (or cause a replacement Option or SAR) to be subject to Code section 409A, provided that the restriction of this clause (ii) shall not apply to any Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

        4.3.    GENERAL RESTRICTIONS.    Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

        (a)   Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

        (b)   To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

        4.4.    TAX RESTRICTIONS.

        (a)   All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.

        (b)   Subsections 4.5, 4.6 and 4.7 shall be subject to the following:

            (i)  Subsection 4.5 shall not be construed to permit the grant of a replacement Option or SAR if such action would cause the Option or SAR being granted or the option or stock appreciation right being replaced to be subject to Code section 409A, provided that this paragraph (i) shall not apply to any Option or SAR (or option or stock appreciation right granted under another plan) being replaced that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

           (ii)  Except with respect to an Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A, no Option or SAR shall condition the receipt of dividends with respect to an Option or SAR on the exercise of such Award, or otherwise provide for payment of such dividends in a manner that would cause the payment to be treated as an offset to or reduction of the exercise price of the Option or SAR pursuant Treas. Reg. §1.409A-1(b)(5)(i)(E).

          (iii)  Neither subsection 4.5, 4.6 nor 4.7 shall be construed to permit a modification of an Award, or to permit the payment of a dividend or dividend equivalent, if such actions would result in accelerated recognition of taxable income or imposition of additional tax under Code section 409A.

          (iv)  Except for Options and SARs designated at the time of grant or otherwise as intended to be subject to Code section 409A, subsections 4.5, 4.6, and 4.7 shall not be construed to permit the deferred settlement of Options or SARs, if such settlement would result in deferral of compensation under Treas. Reg. §1.409A-1(b)(5)(i)(A)(3) (except as permitted in paragraphs (i) and (ii) of that section).

        4.5.    GRANT AND USE OF AWARDS.    Subject to subsection 4.4: In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. Notwithstanding the provisions of subsection 2.2, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of the Company, Subsidiaries, or other companies that are assumed in business combinations may provide for exercise prices that are less than the Fair Market Value of the Stock at the time of the replacement grants, if the Committee determines that such exercise price is appropriate to preserve the economic benefit of the award.

        4.6.    DIVIDENDS AND DIVIDEND EQUIVALENTS.    Subject to subsection 4.4: An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

        4.7.    SETTLEMENT AND PAYMENTS.    Subject to subsection 4.4: Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

        4.8.    TRANSFERABILITY.    Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

        4.9.    FORM AND TIME OF ELECTIONS.    Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

        4.10.    AGREEMENT WITH COMPANY.    An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an "Award Agreement" regardless of whether any Participant signature is required.

        4.11.    ACTION BY COMPANY OR SUBSIDIARY.    Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more non-employee members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company, or by any employee of the Company or any Subsidiary who is delegated by the board of directors authority to take such action.

        4.12.    GENDER AND NUMBER.    Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

        4.13.    LIMITATION OF IMPLIED RIGHTS.

        (a)   Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

        (b)   The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

        4.14.    EVIDENCE.    Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

SECTION 5
CHANGE IN CONTROL

        Subject to the provisions of paragraph 4.2(f) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, the Committee may provide under the terms of any Award that upon the occurrence of a Change in Control:

        (a)   All outstanding Options (regardless of whether in tandem with SARs) shall become fully exercisable.

        (b)   All outstanding SARs (regardless of whether in tandem with Options) shall become fully exercisable.

        (c)   All Stock Units, Restricted Stock, Restricted Stock Units, and Performance Shares (including any Award payable in Stock which is granted in conjunction with a Company deferral program) shall become fully vested.

SECTION 6
COMMITTEE

        6.1.    ADMINISTRATION.    The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the "Committee") in accordance with this Section 6. The Committee shall be selected by the Board, and shall consist solely of two or more non-employee members of the Board. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. As of the date this Plan is adopted, the Committee shall mean the Compensation Committee of the Board of Directors.

        6.2.    POWERS OF COMMITTEE.    The Committee's administration of the Plan shall be subject to the following:

        (a)   Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 7) to cancel or suspend Awards.

        (b)   To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

        (c)   The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

        (d)   Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

        (e)   In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

        6.3.    DELEGATION BY COMMITTEE.    Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Until action to the contrary is taken by the Board or the Committee, the Committee's authority with respect to Awards and other matters concerning Participants below the Partners Council or Executive Officer level is delegated to the Chief Executive Officer or the Chief People Officer of the Company.

        6.4.    INFORMATION TO BE FURNISHED TO COMMITTEE.    The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee's or Participant's employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

        6.5    MISCONDUCT.    If the Committee determines that a present or former employee has (i) used for profit or disclosed to unauthorized persons, confidential or trade secrets of YUM!; (ii) breached any contract with or violated any fiduciary obligation to YUM!; or (iii) engaged in any conduct which the Committee determines is injurious to the Company, the Committee may cause that employee to forfeit his or her outstanding awards under the Plan, provided, however, that during the pendency of a Potential Change in Control and as of and following the occurrence a Change in Control, no outstanding awards under the Plan shall be subject to forfeiture pursuant to this Section 6.5.

        A "Potential Change in Control" shall exist during any period in which the circumstances described in items (i), (ii), (iii) or (iv), below, exist (provided, however, that a Potential Change in Control shall cease to exist not later than the occurrence of a Change in Control):

            (i)  The Company or any successor or assign thereof enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; provided that a Potential Change in Control described in this item (i) shall cease to exist upon the expiration or other termination of all such agreements.

           (ii)  Any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; provided that a Potential Change in Control described in this item (ii) shall cease to exist upon the withdrawal of such intention, or upon a reasonable determination by the Board that there is no reasonable chance that such actions would be consummated.

          (iii)  Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15% or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its affiliates). However, a Potential Change in Control shall not be deemed to exist by reason of ownership of securities of the Company by any person, to the extent that such securities of the Company are acquired pursuant to a reorganization, recapitalization, spin-off or other similar transactions (including a series of prearranged related transactions) to the extent that immediately after such transaction or transactions, such securities are directly or indirectly owned in substantially the same proportions as the proportions of ownership of the Company's securities immediately prior to the transaction or transactions.

          (iv)  The Board adopts a resolution to the effect that, for purposes of this Plan, a potential change in control exists; provided that a Potential Change in Control described in this item (iv) shall cease to exist upon a reasonable determination by the Board that the reasons that give rise to the resolution providing for the existence of a Potential Change in Control have expired or no longer exist.

SECTION 7
AMENDMENT AND TERMINATION

        The Board may, at any time, amend or terminate the Plan, provided that (i) no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; (ii) no amendments may increase the limitations on the number of shares set forth in subsections 4.2(b) and 4.2(e) or decrease the minimum Option or SAR Exercise Price set forth in subsection 2.2 unless any such amendment is approved by the Company's shareholders; (iii) the provisions of subsection 2.6 (relating to Option repricing) may not be amended, unless any such amendment is approved by the Company's shareholders; (iv) no amendment may expand the definition of Eligible Individual in subsection 8(e), unless any such amendment is approved by the Company's shareholders; (v) no amendment may decrease the minimum restriction or performance period set forth in subsection 3.2(b), unless any such amendment is approved by the Company's shareholders; (vi) adjustments pursuant to subsection 4.2(f) shall not be subject to the foregoing limitations of this Section 7; and (vii) no amendment or termination shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code section 409A to become subject to section 409A.

SECTION 8
DEFINED TERMS

        In addition to the other definitions contained herein, the following definitions shall apply:

        (a)    AWARD.    The term "Award" shall mean any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Stock Unit Awards, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Unit Awards, and Performance Share Awards.

        (b)    BOARD.    The term "Board" shall mean the Board of Directors of the Company.

        (c)    CHANGE IN CONTROL.    Except as otherwise provided by the Committee, a "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

            (i)  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (I) of paragraph (iii) below; or

           (ii)  the following individuals cease for any reason to constitute a majority of the number of directors then serving; individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company), whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

          (iii)  there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary with any other corporation, other than (I) a merger or consolidation immediately following which those individuals who immediately prior to the consummation of such merger or consolidation, constituted the Board, constitute a majority of the board of directors of the Company or the surviving or resulting entity or any parent thereof, or (II) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities.

        Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

        "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

        "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13-G.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) YUM! or any of its Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of YUM! or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of YUM! in substantially the same proportions as their ownership of stock of YUM!.

        (d)    CODE.    The term "Code" means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

        (e)    ELIGIBLE INDIVIDUAL.    For purposes of the Plan, the term "Eligible Individual" shall mean any employee of the Company or a Subsidiary, and any director of the Company. An Award may be granted to an employee, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services.

        (f)    FAIR MARKET VALUE.    For purposes of determining the "Fair Market Value" of a share of Stock as of any date, Fair Market Value shall mean the average between the lowest and highest reported sale prices of the Stock on that date on the principal exchange on which the Stock is then listed or admitted to trading. If the day is not a business day, the Fair Market Value of the Stock shall be determined as of the last preceding business day.

        (g)    SUBSIDIARIES.    The term "Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee; provided, however, that except for options and SARs designated as intended to be subject to section 409A, options and SARs shall not be granted to employees or directors of Subsidiaries unless the ownership of the Subsidiary satisfies Treas. Reg. §1.409A-1(b)(5)(iii).

        (h)    STOCK.    The term "Stock" shall mean shares of common stock of the Company.

Appendix 2

Towers Perrin Data—Companies with Revenues Of $10 to $20 Billion	Abbott Laboratories
Accenture
ACH Food
Alcatel USA
Alstom Power
American Airlines
American Standard
Amgen
Apple Computer
ARAMARK
ArvinMeritor
Ashland
Baxter International
BellSouth
Boehringer Ingelheim
Bristol-Myers Squibb
Burlington Northern Santa Fe
Cadbury-Schweppes North America
Cendant
CHS
Colgate-Palmolive	ConAgra Foods
CSX
Diageo North America
Dial
Eaton
EDS
Eli Lilly
EMC
Emerson
EnCana Oil & Gas USA
Fluor
Gap
General Dynamics
General Mills
Goodyear Tire & Rubber
H.J. Heinz
Hess
ICI Paints North America
Ingersoll-Rand
International Truck & Engine
J.C. Penney Company	JM Family
KB Home
Kellogg
Kimberly-Clark
Lear
Lorillard
Lucent Technologies
Marriott International
Masco
McDonald's
Medtronic
Merck
National Starch & Chemical
NIKE
Norfolk Southern
Nortel Networks
Occidental Petroleum
Organon
PPG Industries
Qwest Communications
Raytheon	Rio Tinto
Schering-Plough
Schneider Electric
Sodexho
Solvay America
Solvay Pharmaceuticals
St. Lawrence Cement
Staples
Sun Microsystems
Texas Instruments
Textron
Thomson
3M
Union Pacific
Viacom
Visteon
Waste Management
Weyerhaeuser
Wyeth
Xerox
Yum! Brands

Appendix 3

Hewitt Associates Data—Companies	A.G. Edwards & Sons, Inc.	Fiserv, Inc.	Rockwell Collins
with Revenues of $2.5 to $5.0 Billion	Abercrombie & Fitch	Flowserve Corporation	Ross Stores, Inc.
	Advance Auto Parts	FMC Technologies	SCANA Corporation
	AGL Resources Inc.	H&R Block	Solutia Inc.
	Alaska Airlines	Hasbro Inc.	Sonoco Products Company
	Alberto-Culver Company	Hewitt Associates LLC	Sovereign Bancorp, Inc.
	Allegheny Energy, Inc.	Hilton Hotels Corporation	Steelcase Inc.
	Alliant Techsystems Inc.	Hospira, Inc.	Synovus Financial Corp.
	AmSouth Bancorporation	IKON Office Solutions, Inc.	Temple-Inland Inc.
	Armstrong World Industries, Inc.	Jarden Corporation	The Clorox Company
	Avaya Inc.	Lafarge North America	The Hershey Company
	BJ Services Company	Lennox International Inc.	The New York Times Company
	BorgWarner Inc.	Longs Drug Stores, Inc.	The Northern Trust Company
	Cameron International Corporation	M & T Bank Corporation	The Pantry, Inc.
	Chesapeake Energy Corporation	Marshall & Ilsley Corporation	The Phoenix Companies, Inc.
	Comerica Incorporated	McCormick & Company, Inc.	The ServiceMaster Company
	Conseco, Inc.	Mercury Insurance	The Stanley Works
	Cooper Industries, Inc.	Mirant Corporation	The Valspar Corporation
	Del Monte Foods Company	Nalco Company	Tower Automotive
	Diebold, Incorporated	NRG Energy, Inc.	UnionBanCal Corporation
	DST Systems, Inc.	Pactiv Corporation	United Stationers Inc.
	Ecolab Inc.	Payless ShoeSource Inc.	Vulcan Materials Company
	El Paso Corporation	Pinnacle West Capital Corporation	W. R. Grace & Co.
	Energizer Holdings, Inc.	Potash Corporation of Saskatchewan Inc.	Washington Group International, Inc.
	Engelhard Corporation	Questar Corporation	Williams-Sonoma, Inc.
	Equity Office Properties Trust	Retail Ventures	Wm. Wrigley Jr. Company

YUM! BRANDS, INC.

C/O PROXY SERVICES

P.O. BOX 9112

FARMINGDALE, NY 11735

ADMISSION TICKET

Your vote is important. Please vote immediately.

VOTE BY INTERNET -  www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Yum! Brands, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Yum! Brands, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are voting by Internet or telephone,

please DO NOT mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

YUMBR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YUM! BRANDS, INC.

The Board of Directors recommends a vote FOR

items 1, 2, 3 and 4 and AGAINST items 5, 6, 7, and 8

1. Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
(01) David W. Dorman	(07) Jonathan S. Linen
(02) Massimo Ferragamo	(08) Thomas C. Nelson
(03) J. David Grissom	(09) David C. Novak	☐	☐	☐
(04) Bonnie G. Hill	(10) Thomas M. Ryan
(05) Robert Holland, Jr.	(11) Jing-Shyh S. Su
(06) Kenneth G. Langone	(12) Jackie Trujillo
(Page 13 of Proxy)	(13) Robert D. Walter

Vote On Proposals	For	Against	Abstain		For	Against	Abstain

2. Ratification of Independent Auditors (Page 17 of Proxy)	☐	☐	☐	6. Shareholder proposal relating to an Advisory Shareholder Vote to Ratify Executive Compensation (Page 35 of Proxy)	☐	☐	☐

3. Proposal to approve an Amendment to the Company’s Articles of Incorporation requiring a Majority Vote for Election of Directors in Uncontested Elections (Page 19 of Proxy)	☐	☐	☐	7. Shareholder proposal relating to Food Supply Chain Security and Sustainability (page 39 of Proxy)	☐	☐	☐
8. Shareholder proposal relating to
4. Proposal to approve the Company’s Long Term Incentive Plan as amended (Page 21 of Proxy)	☐	☐	☐	Animal Welfare (page 42 of Proxy)	☐	☐	☐

5. Shareholder proposal relating to the MacBride Principles (Page 32 of Proxy)	☐	☐	☐

NOTE: Please sign exactly as the name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check the box and write them on the back where indicated.			☐
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

YUM! BRANDS, INC.

ANNUAL MEETING

May 15, 2008

9:00 AM

YUM! Brands, Inc.

Yum! Conference Center

1900 Colonel Sanders Lane

Louisville, Kentucky 40213

ADMISSION TICKET

YUM! BRANDS’ 2008 ANNUAL SHAREHOLDERS’ MEETING WILL BE HELD AT 9:00 A.M. (EASTERN DAYLIGHT SAVING TIME) ON THURSDAY, MAY 15, 2008, AT THE YUM! CONFERENCE CENTER AT 1900 COLONEL SANDERS LANE IN LOUISVILLE, KENTUCKY. If you plan to attend the Annual Shareholders’ Meeting, please tear off and keep the upper portion of this form as your ticket for admission to the meeting. YOUR VOTE IS IMPORTANT. The proxy voting instruction card below covers the voting of all shares of Common Stock of YUM! Brands, Inc., which you are entitled to vote or to direct the voting of, including those shares in the YUM! Brands 401(k) Plan.

Please date and sign the proxy card and return it promptly in the enclosed business reply envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be voted.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Proxy and Annual Report are available at www.proxyvote.com.

(PLEASE DETACH PROXY CARD AT PERFORATION)

YUM! BRANDS, INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Christian L. Campbell, John P. Daly and R. Scott Toop, and each of them, as Proxies with full power of substitution, to vote, as designated on the reverse side, for director substitutes if any nominee becomes unavailable, and in their discretion, on matters properly brought before the Meeting and on matters incident to the conduct of the Meeting, all of the shares of common stock of YUM! Brands, Inc. which the undersigned has power to vote at the Annual Meeting of Shareholders to be held on May 15, 2008 or any adjournment thereof.

NOMINEES FOR DIRECTOR:

David W. Dorman, Massimo Ferragamo, J. David Grissom, Bonnie G. Hill, Robert Holland, Jr., Kenneth G. Langone, Jonathan S. Linen, Thomas C. Nelson, David C. Novak, Thomas M. Ryan, Jing-Shyh S. Su, Jackie Trujillo and Robert D. Walter

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 and 4.

This Proxy, when properly executed, will be voted as directed; if no direction is indicated, it will be voted as follows:

FOR the election of all nominees for director;

FOR the ratification of independent auditors;

FOR an amendment to the Company’s Article of Incorporation;

FOR approval of the Company’s Long Term Incentive Plan as amended;

AGAINST Items  5, 6, 7, and 8 (Shareholders’ Proposals).

This card also provides voting instructions to the Administrator or Trustee for shares beneficially owned under the YUM! Brands 401(k) Plan.

(CONTINUED, and To Be Signed and Dated, on the REVERSE SIDE)

SEE
REVERSE
SIDE

QuickLinks

YUM! Brands, Inc. 1441 Gardiner Lane Louisville, Kentucky 40213
YUM! Brands, Inc. 1441 Gardiner Lane Louisville, Kentucky 40213
YOUR VOTE IS IMPORTANT
TABLE OF CONTENTS
GENERAL INFORMATION ABOUT THE MEETING
GOVERNANCE OF THE COMPANY
MATTERS REQUIRING SHAREHOLDER ACTION
ITEM 1: ELECTION OF DIRECTORS (Item 1 on the Proxy Card)
ITEM 2: RATIFICATION OF INDEPENDENT AUDITORS (Item 2 on the Proxy Card)
ITEM 3: A PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION REQUIRING A MAJORITY VOTE FOR ELECTION OF DIRECTORS IN UNCONTESTED ELECTIONS (Item 3 on the Proxy Card)
ITEM 4: A PROPOSAL RELATING TO THE APPROVAL OF THE COMPANY'S LONG TERM INCENTIVE PLAN AS AMENDED THROUGH THE THIRD AMENDMENT (Item 4 on the Proxy Card)
ITEM 5: SHAREHOLDER PROPOSAL Relating to the MacBride Principles (Item 5 on the Proxy Card)
SUPPORTING STATEMENT
MANAGEMENT STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.
FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.
ITEM 6: SHAREHOLDER PROPOSAL Relating to an Advisory Shareholder Vote to Ratify Executive Compensation (Item 6 on the Proxy Card)
ADVISORY VOTE ON EXECUTIVE COMPENSATION
SUPPORTING STATEMENT
MANAGEMENT STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.
Investor Total Return(1) Comparison (as of 12/31/07)
FOR THESE REASONS, WE RECOMMEND THAT YOU VOTE AGAINST THIS PROPOSAL.
ITEM 7: SHAREHOLDER PROPOSAL Relating to Food Supply Chain Security and Sustainability (Item 7 on the Proxy Card)
MANAGEMENT STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.
ITEM 8: SHAREHOLDER PROPOSAL Relating to Animal Welfare (Item 8 on the Proxy Card)
MANAGEMENT STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL
STOCK OWNERSHIP INFORMATION
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
ALL OTHER COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION
AUDIT COMMITTEE REPORT
ADDITIONAL INFORMATION
  Appendix 1
  Appendix 2
  Appendix 3